     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 9, 2000

                                                      REGISTRATION NO. 333-34730
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------


                                AMENDMENT NO. 3
                                       TO
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                       ----------------------------------

                                LIQUOR.COM, INC.
          (Name of small business issuer as specified in its charter)

           DELAWARE                        5921                    36-3903894
  (State or jurisdiction of          (Primary Standard          (I.R.S Employer
incorporation or organization)          Industrial           Identification Number)
                                Classification Code Number)

                  4205 W. IRVING PARK ROAD                                      4205 W. IRVING PARK ROAD
                     CHICAGO, IL 60641                                             CHICAGO, IL 60641
                       (773) 427-8620                                                (773) 427-8620
  (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL         (ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED
                      EXECUTIVE OFFICES)                                       PRINCIPAL PLACE OF BUSINESS)

                                 SCOTT B. CLARK
                           4205 WEST IRVING PARK ROAD
                               CHICAGO, IL, 60641
                                 (773) 427-8620
           (Name, address and telephone number of agent for service)

                       ----------------------------------

                                   COPIES TO:

                 MICHAEL J. CHOATE, ESQ.                                         LAWRENCE B. FISHER, ESQ.
                Shefsky & Froelich, Ltd.                                    Orrick, Herrington & Sutcliffe LLP
          444 North Michigan Avenue, Ste. 2500                                       666 Fifth Avenue
                 Chicago, Illinois 60611                                         New York, New York 10103
                     (312) 836-4066                                                   (212) 506-5055
               (312) 527-5921 (Facsimile)                                       (212) 506-5151 (Facsimile)

                       ----------------------------------

   APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS POSSIBLE AFTER
                                 EFFECTIVENESS.

                       ----------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE


                                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                       NUMBER OF UNITS/      OFFERING PRICE PER   AGGREGATE OFFERING
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED  SHARES TO BE REGISTERED        UNIT(1)               PRICE
Units, consisting of one share of common stock,
  par value $.00001 per share, and one redeemable
  common stock purchase warrant to purchase one
  share of common stock(2)...                             2,300,000                 $8.10             $18,630,000
Common stock included in the units(2)...                  2,300,000
Redeemable warrants included in the units(2)...           2,300,000
Common stock underlying redeemable warrants
  included in the units(3)...                             2,300,000                 $9.60             $22,080,000
Representative's Warrants(4)(5)...                         200,000                 $.0001               $20.00
Common stock issuable upon exercise of the
  representative's warrants(3)...                          200,000                  $9.60             $1,920,000
Redeemable warrants issuable upon exercise of the
  representative's warrants(3)...                          200,000                  $.12                $24,000
Common stock issuable upon exercise of redeemable
  warrants included in the representative's
  warrants(3).......                                       200,000                  $9.60             $1,920,000
Common stock issuable upon conversion preferred
  stock held by selling shareholders...                    422,222                  $8.00             $3,377,776
Total...............


                                                         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED   REGISTRATION FEE
Units, consisting of one share of common stock,
  par value $.00001 per share, and one redeemable
  common stock purchase warrant to purchase one
  share of common stock(2)...                            $4,918.32
Common stock included in the units(2)...
Redeemable warrants included in the units(2)...
Common stock underlying redeemable warrants
  included in the units(3)...                            $5,829.12
Representative's Warrants(4)(5)...                          $0
Common stock issuable upon exercise of the
  representative's warrants(3)...                         $506.88
Redeemable warrants issuable upon exercise of the
  representative's warrants(3)...                          $6.34
Common stock issuable upon exercise of redeemable
  warrants included in the representative's
  warrants(3).......                                      $506.88
Common stock issuable upon conversion preferred
  stock held by selling shareholders...                   $891.73
Total...............                                   $12,659.27(6)



(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).



(2) Includes 300,000 units that the Underwriters have the option to purchase from Liquor.com to cover over-allotments, if any.



(3) Pursuant to Rule 416 under the Securities Act, we are registering additional securities as may become issuable pursuant to the anti-dilution provisions of the redeemable warrants, the representative's warrants and the redeemable warrants underlying the representative's warrants.



(4) No registration fee is required pursuant to Rule 457 under the Securities
    Act.



(5) Consists of warrants issuable to the Representatives to purchase 200,000 shares of common stock and 200,000 redeemable common stock purchase warrants.



(6) $20,585.97 and $2,567.68 previously paid on April 13, 2000 and June 26,
    2000, respectively.


                       ----------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED AUGUST 9, 2000

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                     [LOGO]


                      2,000,000 UNITS, EACH CONSISTING OF
                           ONE SHARE OF COMMON STOCK
                                      AND
            ONE REDEEMABLE COMMON STOCK PURCHASE WARRANT EXERCISABLE
                     TO PURCHASE ONE SHARE OF COMMON STOCK


                            ------------------------


    This is an initial public offering of 2,000,000 units of Liquor.com, Inc. Each unit consists of one share of common stock and one redeemable common stock purchase warrant. We anticipate that the initial public offering price will be between $7.10 and $8.10 per unit, consisting of $7.00 to $8.00 per share of common stock and $0.10 per warrant.



    There is no public market for our common stock and warrants at the present time. We have applied to quote the common stock under the symbol "LIQR" and the warrants under the symbol "LIQRW" on the Nasdaq SmallCap Market.


    INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                 PER UNIT               TOTAL
                                                            -------------------  -------------------
Initial public offering price.............................
Underwriting discounts....................................
Proceeds, before expenses, to Liquor.com..................

    Concurrently with this offering, we have registered for resale 422,222 shares of common stock held by selling shareholders.


    We have granted the underwriters an option for forty-five days to purchase an additional 300,000 units from us at the initial public offering price less the underwriting discount to cover any over-allotments.


    Delivery of the securities offered hereby will be made on or about
            , 2000, in New York, New York. The underwriters are offering the units on a firm commitment basis.
                            ------------------------

DIRKS & COMPANY, INC.
        HORNBLOWER & WEEKS, INC.
               KASHNER DAVIDSON SECURITIES
                  CORPORATION

                      NOLAN SECURITIES CORPORATION

               The date of this prospectus is             , 2000

Inside Front Cover Page of Prospectus

    Top of Page--The top of the page contains the Logo of Liquor.com--"LIQUOR.COM--for the spirited life"--followed by the statement "Liquor.com--Integrating eCRM and Business-to-Business Solutions for the Alcohol Beverage Industry."

    Body of Page--The body of the page contains a chart with the Logo of Liquor.com--"LIQUOR.COM-- for the spirited life" in the center of the chart. The four corners of the chart contain four series of photographs depicting the various parties of the liquor distribution chain: (1) producers,
(2) wholesalers, (3) retailers and (4) consumers.

TO CALIFORNIA RESIDENTS ONLY:



    The Units of the Company may only be offered and sold to (i) persons with a net worth, individually or jointly with his or her spouse, of at least $250,000 (exclusive of home, home furnishings and automobiles) and an annual income of at least $65,000 or (ii) persons with a net worth, individually or jointly with his or her spouse, of at least $500,000 (exclusive of home, home furnishings and automobiles).



    The Units offered hereby have been registered by a limited qualification. The exemption afforded by Section 25104(h) of the California Securities Law shall be withheld by the Commissioner of Corporations.



TO NEW JERSEY RESIDENTS:



    The Units of Liquor.com, Inc., may only be offered and sold to persons who come within any of the following categories, or who the Company reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:



(1) Any bank as defined in section 3(a)(2) of the Securities Act of 1933 (the "Act"), or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;



(2) Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;



(3) Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;



(4) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;



(5) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;



(6) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;



(7) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in
    Section 230.506(b)(2)(ii); and



(8) Any entity in which all of the equity owners are accredited investors.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1

Risk Factors................................................      4

Cautionary Note Regarding Forward-Looking Statements........      9

Use of Proceeds.............................................     10

Dividend Policy.............................................     10

Capitalization..............................................     11

Dilution....................................................     13

Selected Financial Data.....................................     14

Management's Discussion And Analysis of Financial Condition
  And Results of Operations.................................     15

Business....................................................     22

Management..................................................     35

Certain Transactions........................................     45

Principal Stockholders......................................     47

Description of Securities...................................     49

Shares Available For Future Sale............................     56

Underwriting................................................     58

Legal Matters...............................................     61

Experts.....................................................     61

Where You Can Find Additional Information About Us..........     61

Index to Consolidated Financial Statements..................    F-1

                               PROSPECTUS SUMMARY

OUR BUSINESS

    Liquor.com is an eCommerce company serving the alcohol and entertainment beverage industry. We build and maintain relations with consumers by collecting online and offline data which we use to tailor information and product offerings to consumers' preferences, thereby creating what we believe to be a high-quality customer experience. We offer consumers a wide selection of wines, champagnes, spirits and related products on our website and in our catalogs, with a focus on high-end, or "prestige" products. We also offer consumers access to a secure eCommerce and custom content environment. We transmit our consumers' orders to our global network of over 130 retailers and process all payments. The retailers deliver the products directly to the consumer in our packaging.

    We believe our services benefit both consumers and our affiliates by:

    - increasing our participating retailers' sales by generating product orders they typically would not otherwise have received;

    - offering additional exposure of products featured on our website and in our catalogs;

    - providing consumers a convenient buying experience;

    - providing consumers with a broad range of gift accessories such as flowers, artwork, bottle stoppers, bar sets, cigars, chocolates, cocktail mixes, glasses and gift baskets; and

    - providing consumers access to a broad range of related services such as personal assistance in party planning, bartending and access to our drink recipe library and chat room.

    We intend to provide marketing and eBusiness solutions for all three tiers of the alcohol distribution system -- producers, wholesalers and retailers. We intend to implement these solutions by offering these businesses direct access to consumers through our website and offline promotions and by offering valuable demographic and product preference information on consumers' purchases and interests. We are developing an online business-to-business exchange that will allow businesses to exchange information and process transactions more quickly. This exchange will be a hosted, proprietary network designed to aggregate and streamline product purchasing, reduce costs, increase revenue and effectively disseminate product information and industry news for all three tiers.

CORPORATE BACKGROUND

    Our executive offices are located at 4205 West Irving Park Road, Chicago, Illinois 60641. Our phone number is (773) 427-8620. Our website is located at www.liquor.com. We are not incorporating the information on our website into this prospectus, and we do not intend to make our website a part of this prospectus. This prospectus includes trademarks, trade names and service marks of other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its owner.

THE OFFERING


Units, each consisting of one share of our common
stock and one redeemable common stock purchase
warrant..............................................  2,000,000 units, consisting of 2,000,000 shares of common stock and 2,000,000
                                                       redeemable warrants. The common stock and
                                                       warrants will trade as separate securities
                                                       immediately upon issuance.

Terms of redeemable common stock purchase warrants...  Each warrant entitles the holder to acquire one share of our common stock, at an exercise
                                                       price of $9.00 per share, for a four-year
                                                       period beginning twelve months from the date
                                                       of issuance. Beginning eighteen months from
                                                       the completion of this offering, we will be
                                                       able to redeem these warrants at a price equal
                                                       to $.10 per warrant if the average closing
                                                       price of our common stock on the Nasdaq
                                                       SmallCap Market is equal to or greater than
                                                       $18.75 per share for any 20 trading days
                                                       within a 30-day period.

Common stock to be outstanding upon completion of
this offering........................................  6,053,558 shares

Redeemable warrants to be outstanding upon completion
of this offering.....................................  2,000,000

Use of proceeds......................................  We intend to use the proceeds of this offering for:
                                                       - repaying indebtedness;
                                                       - marketing and other promotions;
                                                       - technological investments; and
                                                       - working capital and general corporate
                                                       purposes.

Proposed Nasdaq SmallCap Market Symbol for common
stock................................................  LIQR

Proposed Nasdaq SmallCap Market Symbol for redeemable
warrants.............................................  LIQRW


    Concurrently with this offering, we have registered for resale 422,222 shares of common stock by selling shareholders. These selling shareholders have agreed not to sell or dispose of their shares without the underwriters' consent for a period of six months after the date of this prospectus.


    Unless stated otherwise, all information in this prospectus assumes that neither the warrants that we will issue to Dirks & Company, Inc., Hornblower & Weeks, Inc., Kashner Davidson Securities Corporation and Nolan Securities Corporation, the representatives of the underwriters, nor the underwriters' over-allotment option are exercised, and does not reflect the issuance of stock in connection with the exercise of currently outstanding options and warrants to purchase a total of 1,604,919 shares of common stock.

                             SUMMARY FINANCIAL DATA

    The following table summarizes the financial data of our business. This information is derived from, and should be read together with, the historical financial data for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and March 31, 2000. The data presented below should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes appearing elswhere in this prospectus.


                                                                                                 THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,          -----------------------
                                                        ------------------------------------   MARCH 31,    MARCH 31,
                                                           1997         1998         1999         1999         2000
                                                        ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS:
Revenues..............................................  $1,281,453   $1,818,960   $2,788,187   $  247,985   $  612,619
Cost of revenues......................................     704,486    1,076,197    1,946,758      167,068      553,118
                                                        ----------   ----------   ----------   ----------   ----------
Gross profit..........................................     576,967      742,763      841,429       80,917       59,501
                                                        ----------   ----------   ----------   ----------   ----------
Marketing expenses....................................     312,814      339,973      425,236       19,336       49,084
General and administrative expenses...................     310,804      360,174      592,613      123,456    1,805,777
                                                        ----------   ----------   ----------   ----------   ----------
(Loss) income from operations.........................     (46,651)      42,616     (176,420)     (61,875)  (1,795,360)
Net (loss) income.....................................     (54,121)      35,563     (195,200)     (62,684)  (2,003,245)
Preferred stock deemed dividend.......................          --           --           --           --     (289,054)
                                                        ----------   ----------   ----------   ----------   ----------
Net loss attributable to Common.......................     (54,121)      35,563     (195,200)     (62,684)  (2,292,299)
                                                        ==========   ==========   ==========   ==========   ==========

SHARE DATA:
Net (loss) income per share: basic and diluted........  $     (.02)  $      .01   $     (.06)  $     (.02)  $     (.75)
                                                        ==========   ==========   ==========   ==========   ==========
Shares used in computing basic and diluted net (loss)
  income per share....................................   3,026,956    3,026,956    3,033,216    3,026,956    3,052,758
                                                        ==========   ==========   ==========   ==========   ==========



                                                                   MARCH 31, 2000
                                                              -------------------------
                                                                ACTUAL     AS ADJUSTED*
                                                              ----------   ------------
BALANCE SHEET DATA:
Cash........................................................  $1,192,355   $15,118,678
Working capital.............................................     979,452    14,905,775
Total assets................................................   2,006,117    15,932,440
                                                              ==========   ===========
Total noncurrent liabilities................................   1,001,699       217,324
                                                              ----------   -----------
Total stockholders' equity..................................     340,506    15,051,204
                                                              ----------   -----------


------------------------------

* Adjusted to give effect to the sale of the units and the application of the estimated net proceeds from the offering.

                                  RISK FACTORS

    AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER INFORMATION ABOUT THE RISKS WE FACE DESCRIBED IN THIS SECTION AND ELSEWHERE IN THIS PROSPECTUS BEFORE INVESTING IN OUR SECURITIES.

WE HAVE A LIMITED OPERATING HISTORY AS A CUSTOMER RELATIONSHIP MANAGEMENT COMPANY AND HAVE NOT YET IMPLEMENTED OUR BUSINESS-TO-BUSINESS EXCHANGE, WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS.

    We were incorporated in 1993, but we have recently dramatically changed the focus of our business. Accordingly, we have only a limited operating history in our current line of business as an eCommerce company. We have not yet begun to implement our business-to-business solutions. Prospective investors may therefore find it difficult to judge our performance and prospects. We are subject to all of the risks associated with a new enterprise, including lack of financial and human resources.


SINCE WE HAVE LIMITED WORKING CAPITAL, OUR FINANCIAL CONDITION WILL QUICKLY DETERIORATE AND OUR STOCK PRICE COULD DECLINE IF WE CANNOT GENERATE REVENUES.



    As of March 31, 2000 we had working capital of $979,452. We had a working capital deficit of $218,565 as of December 31, 1999. We may not be able to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. We also may not have enough working capital to pay for the advertising or other marketing support needed to generate revenues that we project.


WE HAVE NOT CONSISTENTLY EARNED PROFITS AND ANTICIPATE FUTURE LOSSES.

    We have not consistently made profits, either on a quarterly or annual basis. We have experienced losses in two of the last three years, and the magnitude of the losses has varied from $54,121 in 1997 to $195,200 in 1999. From August 1993 through December 31, 1999, we lost a total of approximately $306,000. We plan to make significant expenditures on marketing and other items during the twelve months following completion of this offering. We plan to aggressively spend money to upgrade our technology and to advertise our website to increase the awareness of our brand and to ensure that we can accommodate increased website traffic and customer orders as we grow. These expenditures may not increase revenues, and may therefore prevent us from achieving profitability.

WE HAVE NOT PREVIOUSLY OPERATED A BUSINESS-TO-BUSINESS ONLINE EXCHANGE, AND IF WE CANNOT SUCCESSFULLY DEVELOP THIS EXCHANGE WE MAY NOT BE ABLE TO EXPAND OUR RELATIONSHIPS WITH PRODUCERS, WHOLESALERS AND RETAILERS AND OUR REVENUES MAY NOT GROW.

    A significant portion of our business plan involves generating revenue by providing business-to-business services and developing an online exchange which links producers, wholesalers and retailers in the alcohol beverage industry. Our revenues depend significantly on our ability to successfully implement this network and to expand our services. We do not have experience operating an online exchange, and have not previously provided marketing and promotional services on a broad scale. If we cannot develop this exchange or successfully provide these additional services, or if a significant number of producers, wholesalers and retailers do not use our exchange or promotional services, our revenues may not increase.

IF ORDERS PLACED ON OUR WEBSITE LEAD TO SALES TO MINORS, WE MAY BE HELD LIABLE FOR SUBSTANTIAL DAMAGES OR FINES OR BE PREVENTED FROM DOING BUSINESS.


    The laws of each state in the United States require individuals to be at least twenty-one years of age to purchase, possess or consume alcohol beverages. We may inadvertently facilitate the sale of alcohol beverages to a minor, and thus become subject to actions by governmental bodies seeking fines or orders preventing us from doing business in a particular state, or lawsuits by private parties seeking compensatory and punitive damages.


STATES MAY REQUIRE US TO OBTAIN A LIQUOR LICENSE, WHICH WOULD INCREASE OUR EXPENSES AND LIMIT OUR PRODUCT OFFERINGS AND OUR REVENUE GROWTH.


    Based on an opinion from our regulatory counsel, we believe that we can lawfully receive orders for alcohol beverages listed in our catalogs and website in thirty states and the District of Columbia, because sales are made by licensed retailers with whom we have arrangements, and not by us. However, these states have not issued rulings on the legality of our method of doing business. Any or all of these states could change their laws to prohibit us from providing our services without a liquor license, or change the interpretation of their existing laws in a way which would require us to obtain a license to provide our services to residents of these states. If these changes occurred, it could greatly increase our costs of doing business, or prevent us from accepting orders for delivery to residents in the affected states.



WE COULD BE SUBJECT TO FINES OR PREVENTED FROM ACCEPTING ORDERS FOR DELIVERY IN SOME AREAS, WHICH WOULD REDUCE OUR REVENUES, IF THE RETAILERS WHO FULFILL ORDERS PLACED WITH US VIOLATE STATE LAWS GOVERNING THE SHIPMENT OF ALCOHOL BEVERAGES.



    We do not currently have arrangements with retailers in three of the thirty states in which we believe we can lawfully receive orders for alcohol beverages. Orders received for delivery into these states are fulfilled by retailers in neighboring states who ship into these states, but these shipments must be limited to wine and champagne. If any of these retailers shipped alcohol beverages other than wine or champagne into these states, we could be subject to liability for violating these states' laws. In addition, some of the thirty states for which we accept orders have "dry" areas in which delivery of alcohol beverages is not allowed. We rely on the retailers who make the sales to customers to know which areas are dry and to avoid making deliveries to these areas. If these retailers make deliveries in prohibited areas, states could impose fines on us or limit our ability to accept orders for delivery which would cause our results of operations to significantly suffer.



IF OUR ACTIVITIES WERE FOUND TO VIOLATE LAWS RESTRICTING THE SOLICITATION OF ORDERS FOR, OR DELIVERY OF, ALCOHOL BEVERAGES, REGULATORS MIGHT PREVENT US FROM DOING BUSINESS IN SEVERAL STATES, WHICH WOULD REDUCE OUR REVENUES, OR SUBJECT US TO FINES.



    Some of the states in which products ordered through us are delivered have laws which restrict the solicitation of orders for alcohol beverages. Based on an opinion from our regulatory counsel, we do not believe that our activities constitute the "solicitation" of orders under the meanings of these statutes, because we do not sell products to consumers. We also believe that these laws may be considered impermissible restraints on interstate commerce or commercial speech and, therefore, may not be enforceable against us. However, these states have not issued rulings on the applicability of these statutes to businesses which receive online or catalog orders for alcohol beverages. Accordingly, there is a risk that states may bring actions against us for violating these laws. If any or all of these states successfully pursued actions against us, we could be liable for fines or prevented from doing business in these states, which would impair our ability to achieve profitability. In addition, the City of Chicago's ordinance governing licensed retailers has a provision which prohibits retail deliveries of alcohol beverages. Based on an opinion from our regulatory counsel, we do not believe that this ordinance, which was passed in 1992, has been enforced, and, because retail deliveries are common in Chicago, we do not expect the City to enforce the ordinance in the future. However, if the City of Chicago does enforce the ordinance, it could limit our ability to transmit orders to retailers in Chicago, which would reduce our revenues.

OUR RETAIL AFFILIATES AND THIRD-PARTY CARRIERS COULD TERMINATE THEIR RELATIONSHIPS WITH US AT ANY TIME OR EXPERIENCE DIFFICULTIES DELIVERING THEIR PRODUCTS, WHICH WOULD DISRUPT CUSTOMER DELIVERIES AND DAMAGE OUR BRAND, RESULTING IN A REDUCTION OF OUR REVENUES.


    We depend on third parties to sell and deliver the products ordered through our website. These persons or entities may not accurately fill, or promptly deliver these orders. While we have agreements with many of our affiliated retailers, these agreements can be terminated at any time, which may disrupt our business and cause us to incur significant costs.

    We are also subject to the risk that labor shortages, strikes, inclement weather or other factors may limit the ability of these parties to meet our delivery needs. The failure to deliver products to our customers in a timely manner would damage our brand and adversely affect the demand for our products and services. If the couriers who currently deliver orders to our customers are unable or unwilling to make these deliveries, we might have to pay an alternative carrier more for delivery, or we might not be able to locate an alternative carrier at all.


IF ALCOHOL BEVERAGE PRODUCERS, WHOLESALERS, RETAILERS AND CONSUMERS DO NOT ADOPT OUR BUSINESS SOLUTIONS, OUR REVENUES MAY NOT GROW.



    Our success requires, among other things, that producers, wholesalers, retailers and consumers widely accept our eCommerce solutions. For example, consumers may continue purchasing products through existing channels and may not adopt a web-based solution because of their comfort with existing purchasing habits, security or privacy concerns, or unfamiliarity with technology or the Internet. Similarly, our potential business partners may not adopt our eCommerce solutions based on related concerns or the costs involved with changing their marketing methods.



THE MARKET FOR THE ONLINE SALE OF ALCOHOL BEVERAGES IS HIGHLY COMPETITIVE, AND IF WE CANNOT COMPETE WITH THE OTHER BUSINESSES IN THIS MARKET WITH GREATER RESOURCES THAN US, THIS COULD REDUCE OUR MARKET SHARE AND REVENUES.


    The market for the online sale of alcohol beverages is intensely competitive. Our business is characterized by minimal barriers to entry, and new competitors can launch similar services at relatively low cost. We compete with many companies that maintain websites. Online competition is likely to intensify as this market matures. We compete with other entities which maintain similar commercial websites, including 800-Spirits, Inc., Drinks.com, Wine.com, Inc., Internet Wines & Spirits, Geerlings & Wade, Inc. and Ambrosia. Several of these companies have substantially greater resources than us. These competitors may be able to spend more money on advertising, which would make their brands more recognizable than ours.

    Since we do not have exclusive agreements with our retail affiliates, we cannot prevent them from establishing similar affiliations with our competitors or from selling alcohol beverages through their own websites. We also run the risk that other competitors may establish their own licensed entities instead of using existing retailers, which would likely allow them to sell products at lower prices than ours. New technologies and the expansion of existing technologies also may increase competitive pressures. As a result of increased competition, we may experience reduced operating margins, as well as loss of market share and brand recognition and reduced revenue and earnings growth.

WE HAVE NOT HISTORICALLY EARNED A LARGE PERCENTAGE OF OUR REVENUES FROM THE SALE OF ADVERTISING ON OUR WEBSITE, AND IF WE CANNOT INCREASE THESE ADVERTISING SALES, OUR REVENUES MAY NOT GROW.

    In the past, we have not derived a large percentage of our revenues from Internet advertising, but we project that a significant portion of our future revenue will come from the sale of advertising on our website. The market for Internet advertising has only recently begun to develop, is rapidly evolving and is characterized by intense competition. Only a small portion of our historical revenues have come from advertising sales. Our ability to generate substantial advertising revenue depends on the amount of traffic on our website and the visitors to our website having demographic characteristics which are attractive to advertisers.

OUR REVENUES MAY NOT GROW IF WE ARE UNABLE TO ACHIEVE AND MAINTAIN A SIGNIFICANT ADVERTISING PRESENCE ON HIGH-TRAFFIC WEBSITES.

    To increase our revenues in general, and our advertising revenues in particular, we must increase the number of visits to our website, which will require us to establish and maintain an advertising presence on high-traffic websites, including third party portals and content sites. We have limited relationships with other websites and do not know if we will be able to develop favorable relationships, if at all. We may have to pay significant fees to establish or maintain a presence on other websites, which may also provide advertising services to our competitors. As a result, these sites may be reluctant to enter into or maintain relationships with us. The demand for our services and products could be harmed if we do not develop and secure sufficient online advertising or secure a sufficient presence on commercially reasonable terms or if these activities do not effectively attract users to our website and lead to a substantial number of orders.


OUR OPERATIONS COULD BE DISRUPTED AND CAUSE A DECREASE IN DEMAND FOR OUR SERVICES IF THE SINGLE THIRD PARTY UPON WHICH WE DEPEND TERMINATE THEIR SERVICES OR EXPERIENCE A SYSTEM FAILURE.



    We rely on outside parties to provide many services, including just a single company, Wink Communications, Inc., for all of the services relating to the technology used to operate our website. We do not have a contract with Wink Communications. If Wink Communications were unable or unwilling to provide these services, we do not know if other companies would provide these services on the same or similar terms. In addition, if Wink Communications terminated its services, or experienced a system failure, this could cause a significant disruption in service on our website, which could cause damage to our reputation, and decrease the demand for our products and services.


SYSTEM FAILURES COULD CAUSE US TO LOSE CUSTOMERS AND REVENUE.

    Sudden and significant increases in traffic to our website could strain the capacity of our software, hardware and telecommunications systems, leading to slower response times or system failures. Similarly, an increase in the volume of calls to our call center could lead to long wait times for callers. Any system error or failure that interrupts the operation of our website or increases response time could cause us to lose customers or advertisers and negatively affect our revenues. In addition, if these failures or errors were sustained or repeated, it could reduce the attractiveness of our website, reduce our revenue and damage our brand.

WE MAY HAVE TO PAY DAMAGES AND OUR REPUTATION MAY BE HARMED IF WE FAIL TO PROTECT CONFIDENTIAL CONSUMER INFORMATION, SUCH AS DRIVERS' LICENSE AND CREDIT CARD NUMBERS.

    We may be liable to our customers if a third party is able to penetrate our network security and misappropriate our customers' personal information, such as product preferences, drivers' license numbers or credit card numbers. We may be held liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. These claims could result in litigation and financial liability. Security breaches would likely damage our reputation and decrease the demand for our products and services.

SINCE WE INTEND TO GENERATE REVENUES BY ALLOWING PRODUCERS TO TARGET OUR CUSTOMER BASE IN MARKETING THEIR PRODUCTS, WE MAY NOT BE ABLE TO INCREASE OUR REVENUES IF GOVERNMENTAL AUTHORITIES ISSUE REGULATIONS LIMITING THE ABILITY OF INTERNET COMPANIES TO GATHER CUSTOMER INFORMATION.

    We intend to generate revenues by allowing producers of alcohol beverages to use our database of customer information to target our customers in marketing their products. Governmental authorities have proposed regulations that if adopted may require us to notify users of our privacy policies, obtain their consent to collect and use information and allow them to access and correct the information. These regulations may also require us to pay damages to users of websites if we improperly collect information.

THE PUBLIC MARKET FOR OUR SECURITIES MAY BE VOLATILE, AND IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP OR IS NOT SUSTAINED, YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

    Prior to this offering, you could not buy or sell our common stock or warrants publicly. An active public market may not develop or be sustained after this offering, and the market price of the common stock or the warrants might fall below the initial public offering price, which may bear no relationship to the price at which our common stock or warrants will trade upon completion of this offering. The initial public offering price may not be indicative of future market performance. The market price of our common stock or warrants may fluctuate significantly, which could expose us to litigation.


CHANGES IN THE INTERPRETATION OF ACCOUNTING RULES COULD FORCE US TO CHANGE OUR REVENUE RECOGNITION POLICY, WHICH COULD CAUSE OUR PAST AND FUTURE REPORTED REVENUES TO BE SUBSTANTIALLY REDUCED.


    We recognize the gross revenue from the sales of products resulting from orders placed on our website, even though the actual sales are made by our affiliated retailers. We believe our accounting treatment is correct, but the principles governing revenue recognition, particularly for companies which maintain eCommerce sites, is being reviewed by the entities which set the standards for the accounting profession. If new accounting principles are issued, or if the interpretation of existing principles is changed, we might be required to recognize as revenue only the difference between the gross sales price and the price we pay to our affiliated retailers on each transaction. This type of change in accounting principles could cause us to restate our historical financial statements, and reduce the revenues we report on our financial statements, although it would not affect our reported net income.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "expects," "anticipates," "estimates," "intends" and similar expressions are intended to identify forward looking statements. These statements include, but are not limited to, statements under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus concerning, among other things:

    - our ability to maintain and expand current distribution, fulfillment and other partnering relationships and to enter into new relationships;

    - our ability to attract advertisers and increase advertising revenue; and

    - our ability to broaden our existing product lines or expand into new product categories.

    You should not rely too extensively on the forward-looking statements contained in this prospectus, because these statements reflect only our management's view as of the date of this prospectus. In addition, these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ from those anticipated in these forward-looking statements, even if new information becomes available in the future.

                                USE OF PROCEEDS


    We estimate that the net proceeds from the sale of the 2,000,000 units offered by this prospectus will be approximately $13,119,000 based on an assumed initial public offering price of $7.60 per unit. If the representatives of the underwriters exercise their over-allotment option in full, we estimate that the net proceeds will be approximately $15,159,600. Both of these figures are net of the underwriting discounts and commissions and estimated offering expenses of $485,000 payable by us. We expect to use the net proceeds of this offering as follows:



                                                                                         PERCENTAGE
USE                                                                  AMOUNT               OF TOTAL
---                                                           ---------------------   ----------------
Repayment of indebtedness...................................  $             500,000                3.8%
Marketing and public relations..............................  $           4,600,000               35.1%
Technology..................................................  $           4,200,000               32.0%
Working capital and general corporate purposes..............  $           3,819,000               29.1%
                                                              ---------------------   ----------------
  Total.....................................................  $          13,119,000              100.0%
                                                              =====================   ================


    - We intend to use approximately $500,000 of the net proceeds of this offering to repay a note in the principal amount of $500,000 which was issued in a private placement in January, 2000 and which is due and payable upon the closing of this offering. This note does not bear interest.


    - We intend to use approximately $4,600,000 of the proceeds of this offering for marketing. Of this $4,600,000, we anticipate that approximately $500,000 will be used on creative and production fees for advertising of the Liquor.com brand name. We expect to spend approximately $500,000 on website design services, and $1,000,000 on advertising the launch of our services in Europe. The remaining funds allocated to marketing, approximately $2,600,000, will be spent on purchasing advertising space on websites and in traditional media such as print publications, radio and television, and to engage in other promotional activities, including events at nightclubs and other venues. The purpose of our marketing expenditures will be to increase brand recognition, revenue and website traffic.



    - We intend to use approximately $4,200,000 of the proceeds of this offering for technology expenditures. Approximately $2,000,000 of these planned expenditures relate to additional servers, and the lease of locations of the United States in Europe to house the servers and provide faster Internet connections. We anticipate using approximately $500,000 for upgrades to our current accounting and order entry systems, and additional personal computers and other equipment for additional employees. We expect $450,000 of the funds allocated to technology to be used to further develop the business-to-business and consumer areas of our website. We intend to use an additional $300,000 to purchase personal computers and printers to be used by our affiliates. The remaining funds allocated to technology are to be used for office space to be used for the development of software and for other miscellaneous uses relating to the development of technology allowing us to communicate more effectively with our retailers and the establishment of an online network linking producers, wholesalers and retailers.



    The remaining proceeds will be used for working capital and general corporate purposes, including approximately $2,300,000 for salaries. Funds not spent on salaries will be used for general administrative and similar expenses. Our management will have broad discretion concerning the allocation and use of a significant portion of the net proceeds of this offering, and we may need to reallocate the net proceeds among the categories stated above. The amount or timing of our actual expenditures will depend on numerous factors, including our profitability, the availability of alternative financing, our business development activities and competition. Pending the use of the net proceeds of this offering, we intend to invest these proceeds in short-term, investment grade, interest bearing securities. In the event Dirks & Company, Inc. exercises the over-allotment option we intend to use these additional proceeds for working capital and general corporate purposes.


                                DIVIDEND POLICY

    We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to operate and expand our business and do not expect to pay cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table reflects our capitalization at March 31, 2000:

    - on an actual basis;

    - on a pro forma basis to give effect to the issuance of: (a) convertible promissory notes having a total principal amount of $715,625, (b) 27,582 shares of common stock to private investors, and (c) 21,428 shares of common stock to Corporate Capital Strategies, Inc. under a termination agreement.


    - on a pro forma as adjusted basis to reflect, upon completion of the offering: (a) the repayment of a promissory note with a total principal value of $500,000, (b) the conversion of all 422,222 shares of our Series A preferred stock into a total of 422,222 shares of our common stock, (c) the conversion of eleven convertible notes issued by us into a total of 284,090 shares of common stock, (d) the automatic vesting of stock options granted to two of our executive officers, and (e) the receipt of $13,119,000 in net proceeds from the sale by us of the 2,000,000 units at an assumed initial public offering price of $7.60 per unit, representing the mid point of the filing range, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.


    This table should be read together with our consolidated financial statements and the related notes included elsewhere in this prospectus.


                                                                    MARCH 31, 2000
                                                        ---------------------------------------
                                                                                     PRO FORMA
                                                          ACTUAL       PRO FORMA    AS ADJUSTED
                                                        -----------   -----------   -----------
SHORT TERM DEBT:
  Short-term liabilities..............................  $   663,912   $   663,912   $   663,912
LONG-TERM DEBT:(1)....................................  $ 1,001,699   $ 1,717,324   $   217,324
STOCKHOLDERS EQUITY (DEFICIT):
  Preferred stock, $0.00001 par value per share,
    10,000,000 shares authorized, 422,222 shares
    issued and outstanding actual, 422,222 shares
    outstanding pro forma, 0 shares outstanding pro
    forma, as adjusted................................  $         4   $         4   $        --
  Common Stock, $0.00001 par value, 50,000,000 shares
    authorized, 3,298,236 shares issued and
    outstanding actual, 3,347,246 shares issued and
    outstanding pro forma, 6,053,558 shares issued and
    outstanding pro forma, as adjusted................           33            33            61
  Preferred stock discount(2).........................     (106,217)     (106,217)           --
  Convertible debt with detachable
    warrant discount(3)...............................     (106,203)     (373,460)           --
  Additional paid-in capital(4).......................    3,151,304     4,166,584    19,039,452
  Accumulated deficit(5)..............................   (2,598,415)   (3,254,740)   (3,988,309)
                                                        -----------   -----------   -----------
    Total stockholders' equity........................  $   340,506   $   432,204   $15,051,204
                                                        -----------   -----------   -----------
    Total capitalization..............................  $ 2,006,117   $ 2,813,440   $15,932,440
                                                        ===========   ===========   ===========


------------------------

(1) Pro forma long-term debt of $1,717,324 includes the actual long-term debt of $1,001,699 and convertible promissory notes having a total principal value of $715,625 which were issued in April and June 2000. Pro forma as adjusted long-term debt is pro forma long-term debt of $1,717,324 reduced by $500,000 for the repayment of a promissory note and $1,000,000 for repayment of convertible promissory notes.

(2) The actual preferred stock discount of ($106,217) is a discount on a non-interest bearing promissory note with a principal value of $500,000, which we issued in January 2000 which reduced the value of the note when originally issued. This discount will be eliminated when we recognize interest expense upon completion of this offering.



(3) The actual convertible debt with detachable warrant discount of ($106,203) is a discount on convertible promissory notes we issued in March 2000 with a total principal value of $284,375. The pro forma as adjusted convertible note with detachable warrant discount of ($373,460) includes the pro forma discount on the March notes and an additional discount of ($267,257) on the $715,625 in convertible promissory notes which were issued in April and June 2000.


(4) Actual, pro forma and pro forma as adjusted additional paid-in capital are calculated as follows:


Actual......................................................  $ 3,151,304
Interest expense on convertible notes issued in
  March, April and June 2000................................  $   482,758
Discount on convertible notes with detachable warrants......  $   267,257
Issuance of 27,582 shares valued for cash consideration.....  $    91,698
Issuance of 21,428 shares valued at $8.10 per share.........  $   173,567
                                                              -----------
Pro forma...................................................  $ 4,166,584
                                                              -----------
Conversion of preferred stock, less par value...............  $   500,000
Conversion of convertible notes, less par value.............  $   999,996
Automatic vesting of stock options..........................      253,892
Receipt of gross proceeds from public offering, less par
  value.....................................................  $13,118,980
                                                              -----------
Pro forma as adjusted.......................................  $19,039,452
                                                              ===========



(5) The pro forma accumulated deficit of ($3,254,740) is the actual accumulated deficit of ($2,598,415) increased for interest expense on the convertible promissory notes of $482,758 and compensation expense for the issuance of stock valued at $173,567 to consultants. The pro forma as adjusted accumulated deficit of ($3,988,309) is the pro forma accumulated deficit of ($3,254,740) increased for interest expense of $106,217 recognized upon conversion of the 422,222 shares of preferred stock, interest expense of 373,460 recognized upon conversion of the convertible promissory notes and compensation expense of $253,892 recognized for the automatic vesting of stock options.


    The preceding table excludes:


    - 300,000 shares of common stock and 300,000 redeemable common stock purchase warrants issuable upon exercise of the underwriter's over-allotment option;



    - A total of 2,400,000 shares of common stock issuable upon exercise of the redeemable common stock warrants, warrants issued to the representatives of the underwriters, and the common stock purchase warrants issuable upon exercise of the representatives' warrants.



    - 1,604,919 shares of common stock issuable upon the exercise of currently outstanding options and warrants; and



    - 363,879 shares available for issuance upon the exercise of options which may be granted under our stock plan.

                                    DILUTION

    Our pro forma net tangible book value at March 31, 2000, after giving effect to: the issuance of (a) convertible promissory notes having a total principal amount of $715,625, (b) the issuance of 27,582 shares of common stock in a private offering, and (c) the issuance of 21,428 shares of common stock in connection with the termination of a consulting agreement, was approximately $432,204, or $.13 per share of common stock. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the conversion of all outstanding convertible preferred stock.


    After giving effect to the sale of 2,000,000 units offered hereby at an assumed offering price of $7.60 per unit, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at March 31, 2000 would have been $15,051,204, or $2.49 per share. This represents an immediate increase in net tangible book value of $2.36 per share, or 1,815%, to existing stockholders and an immediate dilution of $5.01 per share, or 67%, to new investors. The following table illustrates this dilution:



Assumed initial public offering price per share.............  $7.50
Pro forma net tangible book value per share at March 31,
  2000......................................................  $0.13
Increase in net tangible book value per share attributable
  to new investors..........................................  $2.36
Pro forma net tangible book value per share as adjusted for
  the offering..............................................  $2.49
Dilution per share to new investors.........................  $5.01



    If the over-allotment option is exercised in full, the pro forma net tangible book value of common stock after the offering would have been $17,091,804, or $2.69 per share. This represents an immediate increase in net tangible book value per share to existing stockholders of $2.56, or 1,969% and an immediate dilution of $4.81 per share, or 64%, to new investors.



    The following table summarizes as of March 31, 2000, on a pro forma as adjusted basis, the total number of shares of common stock and consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing the 2,000,000 units offered by this prospectus at an assumed initial public offering price of $7.60 per unit and before deducting the estimated underwriting discounts and commissions and estimated offering expenses. The following table does not include the purchase of or any exercise of the redeemable warrants offered by this prospectus.



                                              SHARES PURCHASED      TOTAL CONSIDERATION
                                            --------------------   ----------------------   AVERAGE PRICE
                                             NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                            ---------   --------   -----------   --------   -------------
Existing stockholders.....................  4,053,558      67%     $ 3,560,183      19%         $0.88
New investors.............................  2,000,000      23%     $15,200,000      81%         $7.50
                                            =========     ---      -----------     ---
  Totals..................................  6,053,558      23%     $18,760,183     100%
                                            =========     ===      ===========     ===

                            SELECTED FINANCIAL DATA

    You should read the following selected financial data together with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from the audited financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 1997 is derived from our unaudited financial statements. The selected financial data at March 31, 2000 and for the three months ended March 31, 2000 is derived from unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments which we consider necessary for the fair presentation of our financial position and results of operations for these periods. Operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that we will experience for the entire year. The historical results are not necessarily indicative of results to be expected for future periods.


                                                                              THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31          ------------------------
                                    ------------------------------------   MARCH 31,     MARCH 31,
                                       1997         1998         1999         1999         2000
                                    ----------   ----------   ----------   ----------   -----------
STATEMENT OF OPERATIONS:
  Revenues........................  $1,281,453   $1,818,960   $2,788,187   $  247,985   $   612,619
  Cost of revenues................     704,486    1,076,197    1,946,758      167,068       553,118
                                    ----------   ----------   ----------   ----------   -----------
  Gross profit....................     576,967      742,763      841,429       80,917        59,501
                                    ----------   ----------   ----------   ----------   -----------
OPERATING EXPENSES:
  Marketing.......................     312,814      339,973      425,236       19,336        49,084
  General and administrative......     310,804      360,174      592,613      123,456     1,805,777
                                    ----------   ----------   ----------   ----------   -----------
    Total operating expenses......     623,618      700,147    1,017,849      142,792     1,854,861
                                    ----------   ----------   ----------   ----------   -----------
  (Loss) income from operations...     (46,651)      42,616     (176,420)     (61,875)   (1,795,360)
OTHER INCOME (EXPENSE)
  Interest expense................      (7,470)      (7,053)     (18,780)        (809)     (207,885)
                                    ----------   ----------   ----------   ----------   -----------
  Net (loss) income...............     (54,121)      35,563     (195,200)     (62,684)   (2,003,245)
  Preferred stock deemed
    dividend......................          --           --           --           --      (289,054)
                                    ----------   ----------   ----------   ----------   -----------
  Net loss attributable to common
    stockholders..................  $  (54,121)  $   35,563   $ (195,200)  $  (62,684)  $(2,292,299)
                                    ==========   ==========   ==========   ==========   ===========
  Net (loss) income per share:
    basic and diluted.............  $     (.02)  $      .01   $     (.06)  $     (.02)  $      (.75)
                                    ==========   ==========   ==========   ==========   ===========
  Shares used in computing basic
    and diluted net (loss) income
    per share.....................   3,026,956    3,026,956    3,033,216    3,026,956     3,052,758
                                    ==========   ==========   ==========   ==========   ===========

                                              AT DECEMBER 31,                    AT MARCH 31,
                                    ------------------------------------   ------------------------
                                       1997         1998         1999         1999         2000
                                    ----------   ----------   ----------   ----------   -----------
BALANCE SHEET DATA:
  Cash............................  $  129,324   $  461,924   $  340,786   $   62,676   $ 1,192,355
  Working capital (deficiency)....  $  (95,306)  $ (102,729)  $ (218,565)  $ (107,440)  $   979,452
    Total assets..................  $  231,117   $  603,377   $1,212,310   $  361,797   $ 2,006,117
                                    ==========   ==========   ==========   ==========   ===========
    Total liabilities.............  $  358,396   $  695,093   $1,349,226   $  516,197   $ 1,665,611
    Total stockholder's (deficit)
      equity......................  $ (127,279)  $  (91,716)  $ (136,916)  $ (154,400)  $   340,506
                                    ----------   ----------   ----------   ----------   -----------

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH OUR FINANCIAL STATEMENTS, AND THE NOTES WHICH ACCOMPANY THE FINANCIAL STATEMENTS, APPEARING BELOW.

    Currently, most of our revenues are generated through our receipt of online and catalog orders for alcohol beverages and related products, which are sold by our retail affiliates. As we seek to expand our business, we intend to generate additional revenue through marketing fees and advertising payments from producers, wholesalers and retailers. As a result of this planned expansion, we also believe that our operating expenses will significantly increase as a result of increased advertising, marketing and promotional activities and other expenditures designed to increase the value of our brand. We anticipate continuing to incur losses and generate negative cash flow from operations for the foreseeable future.

    In light of the rapidly changing nature of our business, our limited operating history in our current form and the seasonality of our business, we believe that comparisons of our operating results for any period with those of the preceding period are not particularly meaningful and should not be relied upon as an indication of future performance. Our revenues and operating results may vary from quarter to quarter due to a number of factors, some of which are beyond our control, as detailed below. This fluctuation is primarily due to increased revenues and advertising expenditures during holiday seasons, particularly the quarter ending December 31.

REVENUE

    Sales of alcohol beverages to customers who order through our website or our catalogs are made by local retailers with whom we have relationships, not directly by us. As a result, we do not incur the costs associated with a large distribution network or with maintaining inventory. The price of goods ordered through our website or catalogs will be established based on a national average of retail prices.

    We treat the entire purchase price of orders placed through us as revenue because we assume the following risks associated with orders generated by our website or our catalogs:

    - Credit risk for orders placed by customers for whom we do not require payment at the time of the order;

    - Credit risk for rejected credit cards and fraudulent orders;

    - Inventory risk for returned products that are not successfully returned to the suppliers for credit; and

    - Refunds granted for customer satisfaction for late shipments or complaints about quality.

    The orders for which we bill the customers, rather than insisting on payment at the time of the order, are typically placed by corporations, and we generally require payment on these orders in thirty days. We do not impose a finance charge on customers who do not pay in thirty days. We incur losses in connection with deliveries of products ordered through our website if the wrong product is delivered or a similar mistake is made. We sometimes incur losses because we grant a refund to the customer but do not require the customer to return the product to the retailer. For the years ended December 31, 1998 and 1999, total refunds as a percentage of our total revenues were .87% and 3.75%, respectively. Total refunds as a percentage of total revenues were approximately 2.9% for the quarter ended March 31, 2000.

    Our largest source of revenue comes from faciliting the sale of alcohol beverages and related products through our catalogs and website. Our revenues from these orders was $2,435,118 for the year ended December 31, 1999. For the quarter ended March 31, 2000, our revenues from these orders was $612,619. We expect our revenues from Internet orders, as a percentage of our total revenues from product orders, to increase if we successfully attract more visitors to our website. For the year ended December 31, 1999, however, our revenue from catalog orders still represented approximately 65% of our total revenues from product orders. For the quarter ended March 31, 2000, our revenue from catalog orders represented approximately 40% of our total revenues from product orders.

    Our revenues from the sale of advertising space currently represent a much smaller percentage of our total revenues than revenues from product orders. Our advertising revenues were $353,069 for the year ended December 31, 1999. We did not have any advertising revenues for the quarter ended March 31, 2000. We entered into several contracts between May 1999 and May 2000 under which producers agreed to pay us for advertising, but we did not receive any payments under these contracts in the quarter ended March 31, 2000. We have historically accounted for revenue under advertising when payments are received, because most of our revenue under advertising contracts related to advertisements which appear in a single publication of our catalog. In the future, because we expect an increasing percentage of our advertising revenue to be derived from advertisements on our website, which run continuously, we intend to recognize revenue from advertising contracts over the life of the contract.

EXPENSES

    Our expenses are divided into four general categories: cost of revenues, marketing, general and administrative, and interest expense.


    COST OF REVENUES. Our cost of revenues is the same for online and catalog orders. This cost consists of the portion of the purchase price of products ordered through us which we pay to our affiliated retailers, direct costs associated with advertising revenues and shipping and handling costs paid by us in connection with fulfilling customer orders. The price paid to our affiliated retailers is generally the price at which the retailers normally sell to customers, less a discount which is negotiated separately with each retailer. The average discount from the retailers' prices is approximately 10%. Retailers' typically have a margin of approximately 30% of the retail price. Our gross profit varies from transaction to transaction because the prices charged to consumers on our website remain relatively constant but the amount paid to our affiliated retailers depends on the retailer's standard price and the amount of the discount. We anticipate earning a gross profit of between 10% to 15% on sales made by our affiliated retailers.


    MARKETING EXPENSES. Marketing expenses consist primarily of advertising costs, commission payments to affiliated websites, purchases of customer lists, the costs of printing and mailing our catalogs and direct mailing expenses. We expect that these expenses will increase significantly in future periods. We anticipate that our marketing expenses will increase substantially as we increase our advertising and other promotional expenditures with a view to further developing our brand name.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of personnel costs, facilities expenses, professional fees and other general corporate expenses. We expect our general and administrative expenses to grow as we hire additional personnel and incur expenses related to the growth of our business and our operation as a public company.

    INTEREST EXPENSE. Interest expense consists of interest on our bank debt and other borrowings.

QUARTERLY OPERATING RESULTS

    Our quarterly operating results may fluctuate significantly as a result of a variety of factors, many of which are outside our control. These quarterly operating results may not be useful to you in evaluating our future performance. We believe the seasonal nature of gift giving will cause our revenues to fluctuate from quarter to quarter because that portion of our revenues which is derived from online orders depends to a significant extent on gift giving. Our revenues and operating results tend to be lower for the quarter that ends on September 30 because none of the holidays which produce a significant volume of our orders such as Valentine's Day, Mother's Day, Father's Day and Christmas fall within that quarter. Our quarterly results also fluctuate because of spending patterns of online shoppers and seasonal trends in Internet usage. In addition, in response to changes in the competitive environment, we may, from time to time, make pricing, service or marketing decisions that could cause significant declines in our quarterly or annual operating results.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, our selected statements of operations data.


                                                                              THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,          -----------------------
                                     ------------------------------------   MARCH 31,    MARCH 31,
                                        1997         1998         1999        1999         2000
                                     ----------   ----------   ----------   ---------   -----------
REVENUE AND COST OF REVENUES:
  Revenues.........................  $1,281,453   $1,818,960   $2,788,187   $247,985    $   612,619
  Cost of revenues.................     704,486    1,076,197    1,946,758    167,068        553,118
                                     ----------   ----------   ----------   --------    -----------
  Gross profit.....................     576,967      742,763      841,429     80,917         59,501
OPERATING EXPENSES:
  Marketing........................     312,814      339,973      425,236     19,336         49,084
  General and administrative.......     310,804      360,174      592,613    123,456      1,805,777
                                     ----------   ----------   ----------   --------    -----------
    Total operating expenses.......     623,618      700,147    1,017,849    142,792      1,854,861
                                     ----------   ----------   ----------   --------    -----------
  (Loss) income from operations....     (46,651)      42,616     (176,420)   (61,875)    (1,795,360)
OTHER EXPENSE:
  Interest expense.................      (7,470)      (7,053)     (18,780)      (809)      (214,227)
                                     ----------   ----------   ----------   --------    -----------
Net (loss) income..................     (54,121)      35,563     (195,200)   (62,684)    (2,003,245)
Preferred stock deemed dividend....          --           --           --         --       (289,054)
                                     ----------   ----------   ----------   --------    -----------
Net loss attributable to common
  stockholders.....................  $  (54,121)  $   35,563   $ (195,200)  $(62,684)   $(2,292,299)
                                     ==========   ==========   ==========   ========    ===========
Net (loss) income per share: basic
  and diluted......................  $     (.02)  $      .01   $     (.06)  $   (.02)   $      (.75)
                                     ==========   ==========   ==========   ========    ===========


QUARTER ENDED MARCH 31, 2000 COMPARED TO QUARTER ENDED MARCH 31, 1999

    REVENUES. Our revenues increased approximately $365,000, or 147.2%, to approximately $613,000 in the quarter ended March 31, 2000 from approximately $248,000 for the same period in 1999. This increase was primarily the result of increased Internet orders.


    COST OF REVENUES. Our cost of revenues increased approximately $386,000, or 231.1%, to approximately $553,000 in the quarter ended March 31, 2000 from approximately $167,000 for the same period in 1999. This increase was primarily the result of the increased order volume described above. As a percentage of revenues, cost of revenues increased from 67.4% for the quarter ended March 31, 1999 to 90.3% for the same period in 2000. This increase was due primarily to our lowering the prices of products which may be ordered through our website or catalogs to generate additional orders while the prices paid to retailers remained about the same. In the quarter ended March 31, 2000 we also granted approximately $40,000 worth of concessions to customers who were not satisfied with custom orders from the 1999-2000 holiday season. We do not generally intend to lower retail prices in the future to generate additional orders. Instead, we intend to generate additional orders through increased advertising and other promotional activities.

    MARKETING EXPENSES. Our marketing expenses increased approximately $27,000, or 157.9%, to approximately $49,000 for the quarter ended March 31, 2000 from approximately $19,000 for the same period in 1999. This increase was primarily due to increased travel costs for salespersons, increased expenses for credit card orders, and our making more payments to other websites which provide links to our website.



    GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses increased approximately $1,682,000, or 1367.5%, to approximately $1,806,000 for the quarter ended March 31, 2000 from approximately $123,000 for the same period in 1999. This change was primarily due to costs of recruiting executives, higher salary payments as a result of our hiring additional officers, compensation expense in connection with the issuance of options to employees, depreciation expenses on our building, and increased professional fees.



    INTEREST EXPENSE. Our interest expense increased about $213,200, or 26,650%, to approximately $214,000 for the quarter ended March 31, 2000 from approximately $800 for the same period in 1999. This increase is due to interest payments on the mortgage on our property, a $500,000 promissory note and convertible promissory notes which were not outstanding in the first quarter of 1999.


YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUES. Our revenues increased approximately $969,000, or 53.3%, to approximately $2,788,000 in 1999 from approximately $1,819,000 in 1998. This increase was primarily the result of increased order volume.

    COST OF REVENUES. Our cost of revenues increased approximately $871,000, or 80.9%, to approximately $1,947,000 in 1999 from approximately $1,076,000 in 1998. This increase was primarily the result of the increased order volume described above as well as increases in the costs of developing and maintaining our website. As a percentage of revenues, cost of revenues increased from 59.2% in 1998 to 69.8% in 1999. This increase was due primarily to our lowering of our retail prices to generate additional orders while the prices paid to our affiliated retailers remained relatively constant.

    MARKETING EXPENSES. Our marketing expenses increased approximately $85,000, or 25.0%, to approximately $425,000 in 1999 from approximately $340,000 in 1998. This increase was primarily due to increased advertising expenditures.

    GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses increased approximately $233,000, or 64.7%, to approximately $593,000 in 1999 from approximately $360,000 in 1998. This change was primarily due to increased personnel costs associated with our hiring additional employees.

    INTEREST EXPENSE. Our interest expense increased about $11,700, or 164.8%, to approximately $18,800 in 1999 from approximately $7,100 in 1998. This increase is due to the fact that we increased our debt by borrowing $192,000, which we used to purchase the building in which our offices are located and to make improvements on the property.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES. Our revenues increased approximately $538,000, or 41.9%, to approximately $1,819,000 in 1998 from approximately $1,281,000 in 1997. This increase was primarily the result of increased Internet and catalog order volume.

    COST OF REVENUES. Our cost of revenues increased approximately $372,000, or 52.8%, to approximately $1,076,000 in 1998 from approximately $704,000 in 1997. This increase was primarily the result of the increased Internet and catalog order volume described above. As a percentage of revenues, cost of revenues increased from 55.0% in 1997 to 59.2% in 1998. This increase was due primarily to our lowering of our retail prices to generate additional orders while the prices paid to our affiliated retailers remained relatively constant.


    MARKETING EXPENSES. Our marketing expenses increased approximately $27,000, or 8.6%, to approximately $340,000 in 1998 from approximately $313,000 in 1997. This change was primarily due to increased advertising and catalog expenses.


    GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses increased about $49,000, or 15.8%, to approximately $360,000 in 1998 from approximately $311,000 in 1997. This increase was primarily due to increased personnel costs.


    INTEREST EXPENSE. Our interest expense decreased approximately $400, or 5.3%, to approximately $7,100 in 1998 from approximately $7,500 in 1997. This decrease was primarily due to our cash flow improving, which allowed us to draw less on our bank line of credit, and declining interest rates, which provided a more favorable interest rate on the line of credit.


LIQUIDITY AND CAPITAL RESOURCES


    We have funded our requirements for working capital primarily through operating cash flows and more recently from the proceeds of the private placement of our securities as well as borrowings under our line of credit. As of March 31, 2000, we had working capital of $979,452 and stockholders' equity of $340,506. In contrast, as of December 31, 1999, we had a working capital deficit of $218,565 and a capital deficiency of $136,916. As of December 31, 1998, we had a working capital deficit of $102,729 and a capital deficiency of $91,716.


    In September 1999, we obtained a $120,000 line of credit from LaSalle Bank FSB. Draws on the line currently bear interest at the rate of 9.75% and are evidenced by a note that is payable on demand of the bank. In March 1999, we borrowed $192,000 from Bank One, Illinois, N.A. The loan must be repaid by September 19, 2004 and bears interest at a rate equal to 7.74% on a per annum basis. Our President, Steven Olsher and our Chairman and Chief Sales Officer, Gail Zelitzky, have each guaranteed our obligations under these two loans.

    Since December, 1999, we have raised a total of $2,466,974 in proceeds from the private placement of securities. On December 23, 1999, we sold a total of 50,000 shares of our common stock for $50,000. In January 2000 we issued a promissory note in the principal amount of $500,000 to the Gem Global Yield Fund Limited, and 422,222 shares of Series A Preferred Stock to the Gem Global Yield Fund and four other entities, for total consideration of $500,000.

    In March 2000 we issued ten units, each consisting of one convertible promissory note and one warrant to purchase shares of our common stock, for total consideration of $900,000. In addition, in April 2000, the holders of our Series A Preferred Stock committed to purchase one unit for total consideration of $100,000 by exercising their preemptive rights with regard to this offering. This unit was issued in June 2000. Each convertible note bears interest at the prime rate plus two percent. Each note automatically converts into shares of our common stock at a conversion price of $3.52 per share upon completion of this offering, but may be converted earlier, at the same conversion price, at the option of the holder. Each warrant allows the holder, for a period of five years from the date of issuance, to purchase a number of shares equal to 50% of the number issuable upon conversion of the convertible note, at a price of $2.64 per share.

    From January through March 2000, we sold a total of 248,236 shares of common stock for total consideration of $825,276. The first 42,194 shares sold in this offering were sold at a price of $2.37 per share, and the remainder were sold at a price of $3.52 per share. In addition, in March 2000 the holders of our Series A Preferred Stock, in exercise of their preemptive rights with regard to these sales, committed to purchase an additional 4,688 shares at a price of $2.37 per share for total consideration of $11,111, and an additional 22,894 shares at a price of $3.52 for total consideration of $80,857. These shares were issued in June 2000.

    Our principal uses of cash are to pay general and administrative expenses, including salaries, to fund expanded marketing and advertising expenses and to make improvements and enhancements to our technology. Our personnel costs have recently increased substantially, primarily as a result of our hiring additional executive officers and increasing the salaries of existing executive officers. We anticipate that these increased costs will reduce our liquidity in the next six to twelve months, and we intend to use the proceeds of this offering to offset this reduction.

    While there can be no assurance, we believe that the proceeds of this offering, funds currently on hand and funds to be provided by operations will be sufficient to meet our need for working capital for at least the next twelve months. Actual results and working capital needs could differ materially from those estimated due to a number of factors, such as increased costs due to changing technology, the costs of acquiring or leasing office space being greater than anticipated, or increased advertising costs driven by competition among eCommerce companies. We may require additional financing within this time frame. Additional funding may not be available on terms acceptable to us, or at all.


    Cash used in operating activities was approximately $134,000 in 1999, and cash generated by operating activities was approximately $401,000 in 1998. We used cash primarily to pay fees for strategic planning and website development and to fund the increase in accounts receivable. A substantial portion of the increase in receivables was due to processing delays associated with credit card orders placed in 1999, but for which we did not receive payment until 2000.


    Cash used in investing activities was approximately $56,000 for 1999. We used this cash to purchase our office facility and make related improvements.

    Financing activities provided approximately $69,000 in 1999, comprised of $20,000 in draws on our line of credit and $50,000 from the placement of securities discussed above, less a $1,000 reduction in our long-term debt.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In March, 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that all the costs related to the development of internal use software other than those incurred during the application development stage be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. We adopted SOP 98-1 on January 1, 1999. Our adoption of SOP 98-1 did not have a material effect on our financial position or results of operations.

    In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instrument and Hedging Activities." SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair market value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income (loss) depending on whether a derivative is designed as part of a hedge transaction and, if so, the type of hedge transaction involved. We do not expect adoption of SFAS No. 133 to have a material impact on our consolidated financial position or results of operation.

    In December 1998, we adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This standard requires that reportable segments be reported consistent with how management assesses segment performance. It also requires disclosure of information by reportable segment, geographic area and major customer. As a result, we will separately report information on the two operating segments: (1) catalog and website, and (2) advertising. We do not calculate operating income by segment. Instead, we present our gross profit. In addition, because we do not rely on segment asset allocation, information regarding segment assets is not meaningful and is not reported.

    We have elected to follow Accounting Principles Board Opinion ("APB")
No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for our employee stock options, rather than the alternative fair value accounting allowed by SFAS No. 123, "Accounting for Stock-Based Compensation." APB No. 25 provides that the compensation expense relative to our employee stock options is measured based on the intrinsic value of stock options granted. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123. This method recognizes the fair value of stock options granted at the date of grant in earnings over the vesting period of the options.

    On December 3, 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which contains the staff's interpretation of accounting principles governing the recognition of revenue. Among the issues on which the staff provided interpretations were whether companies which receive product orders which are fulfilled by third parties should recognize revenue on a gross or net basis. Our application of this bulletin did not result in a change to our revenue recognition policy or require a restatement to the financial statements for any past periods. If the interpretation of existing principles is changed, we might be required to recognize as revenue only the difference between the gross sales price and the price we pay to our affiliated retailers.

    We account for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

                                    BUSINESS

OVERVIEW

    Liquor.com intends to focus on integrating producers, wholesalers, retailers and consumers in the highly fragmented alcohol beverage industry. We target consumers interested in "prestige" products, which are high-quality beverages with well-known brand names which typically sell for higher prices than other beverages in the same category. We build and maintain relationships with these consumers by offering them custom content and a wide selection of products through our catalogs and on our website. We transmit consumers' orders to a global network of retail "affiliates," which are retail establishments with whom we have non-exclusive arrangements for the sale and delivery of products ordered through us. We offer these affiliates the opportunity to generate additional revenue, reduce costs and build loyal customer relationships. We intend to provide eBusiness solutions for all three tiers of the alcohol beverage distribution system -- producers, wholesalers and retailers. We are currently developing a hosted, proprietary network for the industry designed to aggregate and streamline product purchasing, reduce costs, build revenue and effectively disseminate product information and industry news for all three tiers.

    We do not sell directly to customers, but rather use our industry relationships, expertise and in-depth knowledge of our target markets to generate demand, facilitate sales and build loyalty. Currently, the affiliates participating in our network provide direct delivery to thirty states and more than forty countries. By expanding our existing infrastructure and capitalizing on relationships developed by our founders and their family over fifty years in the alcohol beverage industry, we are seeking to become a leading eCommerce and eCRM company serving the alcohol and entertainment beverage industry .

INDUSTRY BACKGROUND

    GROWTH OF ONLINE COMMERCE. The Internet is a global medium which enables millions of people to share information, conduct business and communicate electronically. In a September 1999 report Forrester Research estimated that 17 million U.S. households will have purchased items online in 1999, increasing to 49 million by 2004. In this report, Forrester Research also estimated that Internet purchases of goods and services by U.S. households would increase from $20.3 billion in 1998 to over $143 billion in 2003.

    ELECTRONIC CUSTOMER RELATIONSHIP MANAGEMENT. The Internet offers consumers unprecedented access to a large number of vendors, as well as the ability to easily compare information on products, prices and service. In addition, the Internet has fostered increased competition by weakening traditional barriers to entry. As a result, to succeed in eCommerce we believe that companies must gain a better understanding of their customers in order to respond to their individual needs. At the same time, companies have the opportunity to increase customer loyalty by employing targeted marketing campaigns and personalizing the customer experience. "eCRM," or "electronic customer relationship management," provides a means for Internet companies to increase customer satisfaction. eCRM is a technique through which businesses provide one-to-one customer service which adapts to each customer's needs while seeking to provide an exceptional customer experience. Successful eCRM solutions involve the collection of online and offline data which enable businesses to tailor information and product offerings to a consumer's preferences and behaviors.

    BUSINESS-TO-BUSINESS ONLINE EXCHANGE. We believe that the Internet offers increasing opportunities to provide business-to-business services which link participants at all levels of a product distribution system. A "business-to-business online exchange" is a network through which businesses can share information and process transactions more quickly and easily than is possible through traditional channels. Through the use of online exchanges, businesses can improve efficiency and lower costs.

    MARKET FOR ALCOHOL BEVERAGES. Beverage Dynamics, an industry publication, estimates that annual sales of alcohol beverages in the United States totaled approximately $113 billion in 1999.

CORPORATE HISTORY

    Liquor.com is the product of three generations of family service in the alcohol beverage industry. In 1949, Irving Robins, our Chairman's father and President's grandfather, founded Foremost Sales Promotions, Inc. which focused on providing services to the alcohol beverage industry as well as the franchising of Foremost Liquor Stores. Our predecessor, Liquor by Wire, was created as a division of Foremost Sales Promotions to facilitate the worldwide delivery of wine, champagne, spirits and gifts and as a means with which to help differentiate the Foremost franchisees from their competition. In 1991, after recognizing the significant opportunity for the further development of the Liquor by Wire division, our founders began to focus on expanding the revenues and reach of this division, which led to our Internet efforts.

    We were incorporated in Illinois with the name Liquor by Wire, Inc. in August 1993. In 1994, our founders discontinued their franchise operations to fully concentrate on the opportunity within the online and direct segment of the market. In 1995, we launched liquorbywire.com, beginning our transition into an eCRM, eCommerce and business-to-business exchange company. Since 1995, the majority of our revenue has been derived from facilitating the sale, online and through our catalogs, of alcohol beverages and related products. In
October 1998, we acquired the URL liquor.com and began to implement the next generation of our Internet strategy. In December 1999, we formed a subsidiary, Liquor.com, Inc., a Delaware corporation, and conducted a merger under which this subsidiary was the surviving corporation.

OUR STRATEGY

    By expanding our existing infrastructure and capitalizing on relationships developed by our founders and their family over fifty years in the alcohol beverage industry, we are seeking to become a leading provider of eCRM, eCommerce and business-to-business solutions for the industry. To achieve this goal we will continue to focus on:

    - Expanding our relationships with our retail affiliate network through cooperative marketing, custom product development and other programs.

    - Completing the development of our online exchange through which producers, wholesalers and retailers can share information.

    - Generating increased website traffic, orders and brand recognition through direct marketing and expanded content.

    - Increasing our database of Liquor.com consumers by offering a large selection of wine, champagne, spirits and complementary products and services.

    - Further developing our growing list of Liquor.com consumers into an extensive database of consumer demographic, product preference and other information that our partners may use to focus their marketing efforts and obtain valuable feedback.

CURRENT ECRM AND ECOMMERCE ACTIVITIES

    Our current eCRM and eCommerce activities relate to our facilitating product sales, providing customers with what we believe is a unique experience and gathering customer data through our website. We currently employ eCRM solutions by:

    - focusing on customer service;

    - emphasizing customer interaction and dialogue;

    - providing an easy-to-use format with which customers can order products and view content; and

    - analyzing customer data and preferences and using this data to focus our marketing efforts.

THE LIQUOR.COM NETWORK

    Currently, most of our revenue is generated from facilitating the sale of alcohol beverages through our catalogs or website. Through these channels we offer a large selection of wines, champagnes, spirits and alcohol beverage related products. We receive the sales proceeds for each product offered through our website and pay retailers a portion of the proceeds for actually selling and delivering the product to our customers.

    The product offerings on our website and in our catalogs provide one means for our establishing and managing customer relationships and providing eCRM services to other entities. When consumers order products through us, we transmit these orders to our network of over 130 retail "affiliates." These affiliates are retail establishments which enter into non-exclusive agreements with us in which they agree to sell and deliver alcoholic beverages and related products to our consumers. While we intend to expand our business by offering increasing levels of eCommerce and business-to-business services to producers, wholesalers and retailers, we believe that our role in generating product orders, which are executed and delivered by a network of participating alcohol beverage retailers, will remain an important part of our business.

    Alcohol beverages are typically sold through a three-tier system, from the producer to the wholesaler and then to the retailer. Each order received by our retailers typically represents additional business they would not otherwise have received. For example, orders processed through our website and catalogs as business-to-business gifts typically generate orders for delivery which originate outside of the selling retailer's immediate vicinity. We believe that producers and wholesalers benefit from the additional exposure of having their products featured on our website and in our catalogs.

    Over the past several years, revenues from online orders, as compared to catalog orders, have constituted an increasing percentage of our total revenues from facilitating product sales. We expect this trend to continue, as we increase the advertising of the Liquor.com name. However, we expect our catalogs to remain an important part of our business.

TARGETED ADVERTISING

    We believe our ability to provide direct access to consumers specifically interested in the purchase of alcohol beverages at the point of sale can significantly enhance a producer's marketing efforts. We generate revenues by offering producers the opportunity to advertise their products on our website and in our catalogs. The advertising rates for our website vary depending on the specific placement of the advertisement within the site. Our advertising contracts typically have a term of one year. From May 1999 to May 2000, we signed agreements with nineteen producers of alcohol beverages who agreed to pay us a total of over $600,000 over the period of May 1999 through May 2001 for advertising on our website and in our catalogs. As the number of consumers visiting our website and placing orders with us increases, we expect to generate additional revenues from advertising on our website.

OUR CATALOG

    We currently mail our catalog annually. The catalog features pictures of wines, champagnes and spirits which customers can order by phone, along with background information on these products. Our catalog also features samples of custom products such as hand-etched glasses and bottles which can be personalized for special occasions. In the fourth quarter of 2000 we plan to launch a Liquor.com "Magalog," an expanded version of our catalog which will feature articles on entertaining and other issues of interest to consumers of alcohol beverages, in addition to product listings. We believe this

Magalog will increase our catalog sales and our brand recognition. We intend to mail the Magalog two to three times per year, and increase the size of our mailing list. We plan to mail the Magalog to people who have sent gifts through our website or catalog in the past or who have received such gifts, and to corporate gift givers.

OUR WEBSITE

    A key component of our eCRM solution is our website. Liquor.com was officially launched in November 1999, and we have been developing it into an online community in which visitors can encounter a host of products, content and services. The site is designed to enable our visitors to select and purchase fine wines and spirits, learn the art of mixing drinks, understand the history of products such as single malt scotch, plan parties and events, hire professional bartenders or send unique gifts. We intend to further enhance the consumer's experience by allowing consumers to view their purchase history and track the status of current orders when visiting our site.

    The following chart describes the layout of our website.

                                    [CHART]

LINKS AVAILABLE ON EVERY PAGE:

                                    [CHART]

* Under Construction

    Our website acts as a source for consumers to gain access to a wide variety of products, information, and services, or an e-commerce "portal." By using the Internet as a point of contact, commerce and service, we hope to be able to broaden our network of affiliates, products and services, thereby helping develop stronger relationships with the consumer. As our website traffic and membership increase, we expect to be able to generate increasing revenue from online advertising and marketing to these visitors. We are already selling advertising space to producers and others wishing to target our constituency.

    In addition to offering a wide selection of products, our website provides a user experience combining custom content, including:

    - "The Libation Library"--a database of drink recipes;

    - An "Ask The Bartender!" feature, which allows consumers to receive answers to questions on alcohol beverages, such as the difference between a "blended" scotch and a single malt scotch;

    - An interactive forum for real-time chat with other alcohol beverage enthusiasts; and

    - A "party planner" service called "Party Central" that provides product and serving recommendations for consumer and corporate events.

    We intend to add the following features to our website during the year:

    - Entertainment, such as celebrity profiles and live interaction, including Q & A LIVE!, to allow consumers to ask questions of celebrities and industry notables;

    - Information on offline events, such as tastings and nightclub promotions;

    - The ability to create a personalized home page which will allow consumers to receive information tailored to their specific interests; and

    - A Liquor.com membership program, under which consumers will be assigned a customer identification number which we will use to store their demographic and previous order information. We intend for Liquor.com members to be entitled to product discounts, invitations to members-only events, and primary access to limited allocations or new products.

    We intend to provide links to the websites of producers, retailers and content providers. Any of these parties could provide information on their websites which creates liability for defamation, negligence, copyright or trademark infringement. As a result of the links on our website, we could be exposed to liability for content that we do not control but that is accessible from our website.

DEVELOPMENT OF AN INTEGRATED ECRM, ECOMMERCE AND BUSINESS-TO-BUSINESS EXCHANGE COMPANY

    We intend to expand our business by providing eCRM and eCommerce services to businesses at all three levels of the alcohol beverage distribution chain. We are developing and implementing an "online exchange," which will be a network of information sharing and software solutions that incorporates our experience in facilitating the delivery of alcohol and related entertainment beverages, as well as custom products and services related to the upscale entertainment lifestyle. We intend for this network to allow users to:

    - share information;

    - improve efficiency;

    - generate revenues; and

    - build relationships.

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
This network is in the very early stages of development. We anticipate that we will be able to begin providing information-sharing services through this network in approximately one year from the date of this prospectus, and that we will be able to provide the full range of intended services in eighteen to twenty-one months.

PRODUCER SERVICES

    As our online network is deployed, we intend to link producers with wholesalers and retailers via the Internet, which we believe will offer them the opportunity to:

    - receive up-to-date industry news and product sales statistics;

    - streamline their order purchasing process by conducting such transactions online; and

    - generally operate their businesses more efficiently and effectively.

    We anticipate that the first phase of development of this network, which we intend to complete by the second quarter of 2001, will involve applications which provide producers with access to industry information. We intend to offer producers the opportunity to manage their customer relationships in a manner that we believe is rarely available within the current distribution system. We believe producers will be able to utilize this relationship to educate and inform their customers, reach new markets, and introduce new products. Once the first phase of the network development is complete, we intend to:

    - create specific intranet applications for producers within the Liquor.com website accessible through password only. These areas will provide product sales information, such as "This Week's Top 10 Selling Items," information on new products, consumer comments on products of interest and news related to the industry;

    - increase the opportunities available to producers for the direct promotion of their products beyond placing advertisements on our website and in our catalogs;

    - offer producers opportunities for "Category Exclusive" positioning on our website, sponsorship of online events, such as Q & A LIVE!, and the offering of online coupons;

    - establish Liquor.com as a calendar and special events hub which gives producers the opportunity to sponsor nightclub-based events, such as Liquor.com LIVE!, a nationwide nightclub tour, or The Bartender Olympics, a cross-country search for the world's most talented bartender;

    - provide producers with the opportunity to use existing retailer relationships for new product introductions and advertise in our various direct mail pieces;


    - become an integral marketing partner with producers, and receive marketing dollars from producers which would otherwise be allocated to other marketing campaigns; and


    - offer producers the opportunity to receive feedback directly from consumers through our website by utilizing interactive forums to forward consumer comments, such as product or drink reviews, directly to producers.

We believe offering these increased services will increase our advertising revenues and create additional sources of revenue, such as revenues from organizing offline events.

    We anticipate that the second phase of our network development, which we hope to complete in late 2001 or the first quarter of 2002, will allow producers to receive orders from wholesalers online, track the status of orders, and manage inventory. We believe that producers will use our network to decrease inventory costs and operate more efficiently. Once the second phase is completed, we expect to generate additional revenues from producers, through the sale of business-to-business advertising.

WHOLESALER SERVICES.

    We believe that our online network will benefit wholesalers by linking them with producers and retailers, improving their ability to communicate with suppliers and customers and reduce costs. Once the first phase of our network is completed, we plan to offer wholesalers access to password-protected sales and marketing information available only to participants at the wholesale tier, along with industry news. After completing the second phase, we intend to offer wholesalers the opportunity to order products and manage inventory online. We intend to receive commissions or fees from wholesalers in connection with online transactions. We have not yet determined whether the payment from wholesalers would take the form of a commission based on the dollar value of transactions or a flat fee for each transaction. We intend to study the payments charged by online exchanges both in the alcohol beverage industry and other industries in making this determination.

RETAILER SERVICES.

    Like producers and wholesalers, we believe retailers will be able to improve efficiency and communicate more effectively with business partners by using our online network. We intend to receive commissions from retailers on online transactions equal to those received from wholesalers. In addition, we believe increasing the size of our affiliate network will create the potential for buying power and product leverage as the number of affiliates increases. The retail alcohol beverage industry is highly fragmented. We believe that an opportunity exists to combine the purchasing power of these accounts into a nationally recognized buying cooperative, combining these accounts for on-site product placements and cooperative marketing. By combining our member retailers, we believe we can affect the current alcohol beverage distribution structure through bulk purchase of their products. Although this practice is commonly conducted on a market by market basis, we are not aware of anyone attempting to do this on a national basis. We intend to generate revenues by charging a fee to the retailers for this service. The amount of this fee will be based on a percentage of the discount savings we are able to achieve for our retailers through these bulk purchases.

AFFILIATE NETWORK

    Our affiliates provide customers with a resource for product information, service and direct delivery. We have agreements with over 130 alcohol beverage retailers to provide fulfillment for Liquor.com according to our specifications. We believe these retailers are among the industry's largest and most recognized stores. We intend to expand our affiliate network by adding retailers of similar size.

    We intend to provide our affiliates with online access to retail sales by offering custom links, or "eLinks," and icons on the Liquor.com website, which lead to the affiliate's websites. We are in the process of implementing an "eStore" builder that will enable retailers to create their own personalized storefronts. "eStores" will be a series of web pages, maintained on and accessed through our website, containing background information on a particular affiliate. We believe these links and storefronts will offer Liquor.com affiliates the opportunity to enhance revenues by:

    - offering our selection of custom products that may not be normally available to these affiliates;

    - offering their products to a broader geographic range of customers; and

    - providing promotional information, such as notices of sales or online coupons, to consumers.

    Additionally, because we will operate the portal and manage its technology, we believe affiliates will be able to offer a greater level of product and service to their customers with little initial capital investment. We intend for affiliates to be able to create their own "eLinks" and "eStores" in an automated, Internet-based environment, enabling new affiliates to join the network and quickly go online with links and icons. We believe many of our affiliates will take advantage of the "eStore" program, which we expect to offer as a free service. We believe this system will allow us to reduce our costs, by improving the speed and efficiency by which we communicate with retailers. In addition, we intend to process all orders placed through an "eStore" on our website.

    We believe our "eLinks" and "eStores" will allow our affiliates to use Liquor.com content to assist their patrons in planning and supporting their professional and personal entertainment lifestyle. Liquor.com's corporate and personal gift services provide our affiliates with an array of custom packaged, private label wines, champagnes and alcohol beverages, as well as an array of custom related goods.

DISTRIBUTION AND ORDER PROCESSING

    Our distribution model allows us to offer a wide selection of products without the need to maintain any inventory. We retrieve orders electronically from our server located in Hoffman Estates, Illinois which was built by PC Connection and is maintained by Wink Communications, Inc. We believe that hiring an outside company to maintain our server makes it easier for us to accommodate a larger number of customer orders without significantly increasing our work force. In connection with processing orders at our office, we plan to invest in technology designed to allow us to communicate more effectively with our retailers, which we believe will improve the method of communication between us and these retailers, while allowing us to process a higher volume of orders.


    Under our current system, we receive both catalog and online orders at our offices. We receive catalog orders by telephone, and retrieve online orders electronically from the server in Hoffman Estates, Illinois. We then transmit the orders by facsimile to our affiliated retailers. These retailers confirm acceptance of the order by telephone or facsimile. We plan to significantly improve the efficiency of this system as part of the development of our online network. By the end of 2000, we intend for our system to allow our affiliates to receive and confirm both website and catalog orders online. In twelve months, we plan to have developed an application which enables affiliates to print custom Liquor.com labels at their establishments, and allows affiliates and their customers to track the progress of orders online.



    We process both catalog and online credit card orders for retailers, but the retailers make the actual sale and delivery to the consumer. Domestic orders are generally delivered within one to three business days. International orders are typically delivered in five to seven business days. Since we do not sell directly, we believe local tax and regulatory considerations remain the responsibility of the local affiliates.


DEVELOPMENT OF OUR TECHNOLOGY

    To generate more traffic on our website, we intend to introduce additional or enhanced features to our website and ensure that the site can accommodate increased numbers of visitors and orders. If the number of orders handled by our website exceeds available capacity, we may not be able to add additional hardware and software in time to process the increased orders. If we cannot upgrade our existing technology or network infrastructure to accommodate increased traffic or to introduce new services and features, this could cause customer dissatisfaction and damage our brand. In addition, while we have estimated the amounts needed to develop our technology, Internet technology changes rapidly. Accordingly, we may have to spend more money, or spend money more quickly, than we currently anticipate.

MARKETING

    Liquor.com's marketing approach focuses on incorporating the choice of fine alcohol beverages and packaging them with other elements of the entertainment lifestyle, offering alternatives to traditional liquor-store concepts. A key part of our strategy is to solidify the relationship between alcohol beverage producers and related lifestyle product marketers, creating a broad base of related products through our affiliate network. We also believe that our online eStore and eLink models will offer opportunities for thousands of retail outlets across the U.S. and abroad to provide content to their customers.

    We plan to establish a range of services and marketing opportunities for "on-premise accounts," such as bars, nightclubs and restaurants. These services and opportunities are intended to include implementing traffic-generating, Liquor.com LIVE! events at their establishments. As our brand name gains additional recognition, we believe this will help attract more customers to our partners' establishments. We then intend to increase services we provide to our member accounts, allowing us to implement monthly fees for our on-premise accounts' continued participation. We also intend to introduce private label products to participating liquor.com retailers, nightclubs, bars, restaurants and consumers.

    To increase traffic on our website, we offer an online partnership program. This program is managed by LinkShare, an online partnership management company whose website is located at www.linkshare.com. Online partners who place a Liquor.com banner on their website receive commissions of between five and ten percent for revenues generated as a result of the banner, which provides a link to our website. We have also entered into marketing partnerships under which orders for alcohol beverages from the websites of our partners are fulfilled through our network of retail affiliates, generating additional revenue for us and for the partners.

    We intend to aggressively implement marketing programs to increase recognition of the Liquor.com name. In addition to launching our "Magalog," our marketing strategy will also target specific groups such as purchasing agents and individuals responsible for corporate gift-giving. We also intend to create specific business-to-business gift programs, such as developing gift items tailored to specific corporations and creating a business-to-business marketing staff.

    We believe we have achieved relatively broad exposure from our limited advertising efforts to date. In December 1999, we received approximately 6,700,000 "hits" on our website, with an average session length of nine minutes and ten seconds. This was accomplished with a total marketing and advertising budget of under $450,000 for 1999.


    We currently have only five full-time marketing employees, and we have not yet engaged in a broad-based marketing program. However, after this offering, we will seek to promote our brand name with extensive advertising, both in traditional media and on the Internet. Our traditional advertising will consist of print advertising, direct mail campaigns, local radio and cable television commercials, a business-to-business print campaign, television infomercials and targeted outdoor media.



    We intend for our Internet advertising efforts to include establishing partnerships with search engines, directories, and award sites; banner advertising; postings to news groups and Internet mailing lists; and gaining certification on shopping channels of major Internet portals. Our non-traditional marketing will include advertising on taxi-cab rooftops and bus stands and marketing in smaller local publications and local nightclubs. We also intend to reward consumers for registering with our site. We plan to focus our initial marketing efforts on the largest United States cities and on executives of large corporations and individuals responsible for corporate gift giving. Our future success depends significantly on the effectiveness of these advertising efforts, and if we do not greatly increase our brand recognition our revenues may not grow.


DEPENDENCE ON GROWTH OF ONLINE COMMERCE

    Our business strategy focuses heavily on generating online orders and providing online services to producers, wholesalers and retailers of alcohol beverages. The Internet and other online services may not be accepted as a viable commercial marketplace for a number of reasons, including inadequate development of enabling technologies and the lack of performance improvements. In addition, use of the Internet by consumers could decline due to delays in developing or adopting new standards required to handle increased levels of Internet activity. If technological problems or changing consumer attitudes hamper the growth of online commerce, we may not be able to achieve our intended revenue growth if we cannot attract advertisers for our website.

COMPETITION

    The business of marketing and selling alcohol beverages is highly competitive, and there are few barriers to entry in the markets in which we compete. We do not have exclusive agreements with the retailers who sell the products ordered on our website or through our catalogs. The number of e-commerce sites competing for consumers' attention and advertising dollars has increased rapidly during the past several years. We compete with other marketers of alcohol beverages who sell through various channels, including retail stores, the Internet, telephone and catalogs. We also compete with traditional "bricks and mortar" liquor and convenience stores as well as full-service grocery stores and businesses which offer non-alcohol gift items, such as flowers or candy, through catalogs or on websites.

    Many of our competitors have greater technical expertise, Internet commerce experience and more established customer bases than us. Our existing or potential competitors may be able to devote far greater resources than us to marketing campaigns, attracting traffic to their website and developing their technology. Our principal competitors are 800-Spirits, Inc., Drinks.com, Wine.com, Inc., Internet Wines & Spirits, Geerlings & Wade, Inc. and Ambrosia. In addition, many of our affiliated retailers have their own websites, so customers can make online purchases from these retailers without using our website.

    We believe that the primary competitive factors in our markets are:

    - brand recognition;

    - customer service;

    - reliability;

    - site content;

    - ease of use;

    - price; and

    - capacity to fill orders.

Our success will depend on our ability to provide value-added services to our marketing partners and a compelling shopping experience to consumers. Some of our competitors have and may continue to adopt aggressive pricing and marketing strategies. Our prices are designed to be about the same as prices at retail establishments. We intend to focus on prestige products, however, and do not intend to compete with discount sellers, whether traditional or online retailers. Increased competition may prevent us from achieving our financial goals and result in the loss of market share and a reduced value for our brand.

    In addition to competing with online and traditional retailers for customer orders, we also compete with other websites and traditional media for advertising dollars. In addition, the number of companies selling Web-based advertising and the available inventory of advertising space has increased substantially. Accordingly, the rates paid by advertisers for each advertisement on our website may decline.

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
EMPLOYEES

    As of June 1, 2000 we had 21 full-time employees, in the following areas:

    - five in positions as executive officers;

    - two in office management or support;

    - one in accounting;

    - four in customer service;

    - five in marketing; and

    - four in technology.

We also hire temporary employees, when necessary, to aid in order processing at our busiest times. None of our employees are represented by a labor union and we consider our relations with our employees to be good.

INTELLECTUAL PROPERTY

    We rely on a combination of trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in our intellectual property. We have no patented technology that would prevent or inhibit competitors from entering our market. We have federally registered trademarks and service marks and we have registered the URL "Liquor.com." We also have applied for registration of "Liquor.com" as a federally registered trademark, but, because the word "liquor" is commonly used, it is unlikely that registration will be granted. Even if registration is granted, we may be limited in the scope of services for which we may exclusively use this trademark. We enter into confidentiality agreements with our employees, consultants and partners, and we control access to, and distribution of, our proprietary information. Our intellectual property may be misappropriated or a third party may independently develop similar intellectual property. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States. Unauthorized use of any of our proprietary information could seriously harm our business.

    We could be subject to claims by others that we infringe upon their intellectual property rights. Any litigation regarding our proprietary rights could be costly and divert management's attention, result in the loss of proprietary rights we own or the payment of substantial monetary damages, require us to seek licenses from third parties or prevent us from selling our services.

GOVERNMENT REGULATION

    REGULATION OF THE ALCOHOL BEVERAGE INDUSTRY. The distribution of alcohol beverages is highly regulated by various governmental agencies. In particular, retail stores that sell alcohol beverages must obtain alcohol beverage licenses and are subject to extensive regulation. Based on an opinion from our regulatory counsel, we do not believe that we are required to obtain an alcohol beverage license in any state or are otherwise subject to laws which govern retail liquor stores, because we provide a service which connects buyers and sellers of alcohol beverages, and do not sell alcohol beverages ourselves. Based on this opinion, we also believe that we can lawfully receive orders for the products listed in our catalogs and website in thirty states and the District of Columbia without the need to obtain an alcohol beverage license. In three of these states -- Idaho, New Mexico and West Virginia -- we can receive orders for shipment into that state of wine and champagne only. Any or all of these states could change their laws to prohibit us from providing our services without an alcohol beverage license, or change the interpretation of their existing laws in a way which would require us to obtain a license to provide our services to residents of these states. If either of these changes occurred in one or more of

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
the states, it could greatly increase our costs of doing business, or prevent us from accepting orders for shipment to residents of those states.

    Our regulatory counsel has advised us that in the following six states we are currently only permitted to receive orders for non-alcohol products:
Alabama, Arkansas, Georgia, Pennsylvania, South Carolina, and Utah. Other states have "dry" areas in which delivery of alcohol beverages is not permitted. These limitations have had the effect of limiting our ability to expand our business, and if other states adopted similar systems this could greatly reduce our revenues and profitability. To date, no foreign government has imposed limitations on our ability to accept orders for shipment to a particular country. However, there is nothing to prevent foreign governments from imposing these types of limitations.

    Some states for which we accept orders have laws restricting the solicitation of orders for alcohol beverages. Based on an opinion from our regulatory counsel, we do not believe that our activities violate these laws, and these laws may be considered impermissible restraints on interstate commerce or commercial speech and therefore unenforceable. However, states could bring actions against us for violations of these solicitation laws, which, if successful, could result in our being liable for fines or being prevented from doing business in these states. In addition, the City of Chicago's ordinance governing licensed retailers has a provision which prohibits retail deliveries. Based on an opinion from our regulatory counsel, we do not believe this ordinance is enforced, or is likely to be enforced in the future, and even if it were enforced we do not believe the City of Chicago would bring an action against us, because the ordinance applies to licensed retailers and not to us. However, if the ordinance were enforced, we might not be able to transmit orders to retailers in Chicago, which would reduce our revenues.

    REGULATION OF ONLINE COMMERCE. There are currently few laws or regulations directly applicable to the Internet or online commerce on the Internet. Laws and regulations may be passed covering issues such as user privacy, pricing, taxation, content, copyrights, distribution, antitrust and quality of products and services. The growth and development of online commerce may lead to requests for more stringent consumer protection laws, both in the U.S. and abroad. We are also subject to regulations affecting direct marketers and advertisers. The adoption or modification of laws or regulations applicable to the Internet could reduce the demand for our services and products or increase our cost of doing business.

FACILITIES

    We currently own a building in Chicago, Illinois occupying approximately 5,000 square feet in which our executive offices are located. We have mortgaged this property to secure a loan. We used the proceeds of the loan to purchase and make improvements to this property. The property is in good condition and is of sufficient size to accommodate our current employees. However, if our business continues to grow, we will need to lease or buy additional space. In addition to our office space in Chicago, we may seek additional space in New York, where our Chief Executive Officer and Chief Financial Officer live and where many producers of alcohol beverages are located. We anticipate that any additional space we lease or buy will be sufficient to accommodate our computer equipment, which we do not expect to require substantial space. We have no agreements, understandings or arrangements with regard to any additional space as of the date of this prospectus.

INSURANCE

    We maintain insurance in such amounts and with such coverages and deductibles as our management believes are adequate. The primary risks that we insure against are officer's and director's liability, workers' compensation, personal injury, bodily injury, property damage and fidelity losses. We cannot assure you that our insurance will adequately protect us from potential losses and liabilities. In addition, we do not maintain business interruption insurance covering losses which could result if consumers were unable to access our website due to system failure or some other cause. We signed an agreement in connection with a $500,000 loan to us in which we agreed to obtain key man life insurance policies on Ms. Zelitzky and Mr. Olsher naming the lender as the beneficiary, and to obtain other key man life insurance policies at the discretion of our board of directors. We have key man insurance policies on Mr. Grieff, Ms. Zelitzky and Mr. Olsher.

LEGAL PROCEEDINGS

    We are involved, from time to time, in various legal proceedings arising in the ordinary course of business. On May 9, 2000, Etching Industries Spirits, Inc. and Etching Industries, Inc., two companies which provided services to us in connection with custom product orders, filed a lawsuit against us in the Circuit Court of Cook County, Illinois, seeking a total of approximately $87,000 in damages. One of these companies was to supply bottled liquor to be provided to our customers, and the other was to etch messages or logos of our customer on the bottles. In the lawsuit the companies claim that we breached contracts with them by not paying for their services. We believe that we are not liable for any further payments to these companies because of poor quality services and late deliveries, and intend to vigorously defend this action. In addition, we have filed a counterclaim against the companies seeking damages from what we believe to be breaches of contract by them. Other than the two proceedings described above, we are not a party to any other current or threatened legal proceedings that our management believes would adversely affect our business, results of operations or financial condition.

                                   MANAGEMENT


    The following table sets forth information regarding our officers, directors and key personnel as of July 31, 2000:


NAME                                  AGE      POSITION
----                                --------   --------
Barry L. Grieff...................     53      Chief Executive Officer and Director

Scott B. Clark....................     43      Chief Financial Officer and General Counsel

Gail P. Zelitzky..................     58      Chairman of the Board, Chief Sales Officer and Director

Steven Olsher.....................     30      President

Jonathan McDermott................     35      Executive Vice President, Business Development

Eric Reiner.......................     33      Chief Technology Officer

Jamie Cutburth....................     28      Vice President, Online Marketing

Michael Polisky...................     31      Vice President, Strategic Marketing

Wade Baxter.......................     29      Vice President, Sales

Barry M. Berish...................     69      Director

Bryan D. Legate...................     33      Director

Ralph J. Sorrentino...............     48      Director

John G. Vandegrift................     33      Director

    BARRY L. GRIEFF, CHIEF EXECUTIVE OFFICER Barry L. Grieff became our Chief Executive Officer in March 2000. From March 1999 to March 2000, Mr. Grieff was the Chairman and Chief Executive Officer of Dormrat LLC, which is developing interactive content and a website designed for the college market. Since May 1999, he has served on the board of directors of Volatile Media, Inc., which operates Ezcd.com, a music website, and acted as a marketing consultant. From August 1997 to March 1999, Mr. Grieff was the President of Broadway Video Entertainment, an entertainment and talent management company. From 1988 to August 1997, Mr. Grieff was the President and Chief Executive Officer of Promotional Concept Group, an affiliate of The Interpublic Group of
Companies, Inc. which creates and markets entertainment promotional packages. Mr. Grieff received a Bachelor of Arts in 1967 from the University of Rochester.

    SCOTT B. CLARK, CHIEF FINANCIAL OFFICER AND GENERAL COUNSEL. Scott B. Clark became our Chief Financial Officer and General Counsel in March 2000. From October 1999 through March 2000, Mr. Clark acted as an independent consultant with PriceWaterhouseCoopers to Internet and telecommunications companies. From October 1997 through September 1999, Mr. Clark was a partner with the accounting firm of PriceWaterhouseCoopers. Mr. Clark was Associate Tax Counsel at GTE Corporation from July 1993 through October 1997. Mr. Clark received a B.B.A. in Accounting in 1978 from George Washington University, and a J.D. from Pace University School of Law in 1984. Mr. Clark also received an L.L.M. in Taxation in 1992 from Quinnipiac University. Mr. Clark is a Certified Public Accountant.

    GAIL P. ZELITZKY, CHAIRMAN OF THE BOARD AND CHIEF SALES OFFICER. Gail P. Zelitzky became the President and Chief Operating Officer of Foremost Sales Promotions, Inc. in 1981 and in this position was directly responsible for advertising and marketing in addition to overseeing the operations of the business. She became our President and Chief Executive Officer when we were formed in 1993. As our President and Chief Executive Officer, in addition to overseeing all aspects of the business, her responsibilities included strategic planning, advertising sales and oversight of our financial operations. In December 1999, she relinquished her position as President and Chief Executive Officer and Steven

Olsher became our President. She assumed the position of Chief Sales Officer in March 2000. Since December 1999, Ms. Zelitzky has been our Chairman and Chief Sales Officer. Ms. Zelitzky received her Bachelor of Education degree with honors in 1962 from National-Louis University.

    STEVEN OLSHER, PRESIDENT. Steven Olsher started with Foremost Sales Promotions, Inc. as Vice President in 1991. He became our Vice President when we were formed in 1993 and in this position was responsible for strategic planning and the creation of our operational structure. Mr. Olsher's responsibilities included brand development, maintaining relations with our retail affiliates, business development, and the launch of liquorbywire.com in 1993. Mr. Olsher became our President in December 1999 and held this position until March 2000 when he became our Chief Operating Officer. He again assumed the title of President in June 2000. Mr. Olsher received a Bachelor of Science degree in Speech Communications in 1991 from Southern Illinois University.


    JONATHAN MCDERMOTT, EXECUTIVE VICE PRESIDENT, BUSINESS
DEVELOPMENT. Jonathan McDermott became our Executive Vice President, Business Development in February 2000. From August 1999 to January 2000, Mr. McDermott was the Managing Director and a founding partner of Corporate Capital Strategies, Inc., which provides consulting services to businesses in the areas of capital formation, mergers and acquisitions and forming strategic alliances. Corporate Capital Strategies provided services to us under the terms of a contract which was terminated in March 2000. From July 1999 to December 1999, and June 1998 to October 1998, Mr. McDermott worked as a registered representative at Security Capital Trading, Inc. From February 1998 to
June 1998, Mr. McDermott was a registered representative at Dirks &
Company, Inc., one of the representatives of this offering. From October 1998 to July 1999, Mr. McDermott was President and strategic advisor of Spotlight Entertainment Group, Inc., a start-up business in the entertainment industry. From October 1994 to February 1998, Mr. McDermott was the President of John Magee, Inc., a financial publishing company. From September 1995 to May 1997, Mr. McDermott was employed with Access Financial Group, Inc., a broker-dealer. Mr. McDermott received a Bachelor of Science degree in business in 1986 from the University of Arizona.


    BARRY M. BERISH, DIRECTOR. Barry M. Berish joined our board of directors in June 2000. Mr. Berish was Chairman and Chief Executive Officer of JBB
Worldwide, Inc., the parent company of Jim Beam Brands Co., Alberta Distillers Limited, and Fortune Brands Pty. Ltd., from its formation in February 1996 until his retirement in May 1997. From July 1993 to February 1996, Mr. Berish was the Chairman and Chief Executive Officer of Jim Beam Brands, Inc. Mr. Berish received a Bachelor of Science in Advertising and Marketing in 1954 from the University of Florida.

    BRYAN D. LEGATE, DIRECTOR. Bryan D. Legate was elected to our board of directors in March 2000 by the holders of our Series A Preferred Stock, who were granted the right to elect one director. Mr. Legate has been a Managing Director of The GEM Group, a New York and London based private equity investment firm since September 1998. Mr. Legate co-founded River Oaks Trading, L.P., a securities trading firm, in January 1997 and served as its Chairman of the Board until May 1998. Mr. Legate was an associate in the Houston law firm of Porter & Hedges, L.L.P., where he practiced corporate and securities law, from June 1992 to June 1995. From July 1995 to December 1997, Mr. Legate operated the Ku Legate Group, an intellectual property consulting firm specializing in the licensing of underutilized patents and trademarks for small and middle market companies.
Mr. Legate is a Captain in the United States Army Reserve and a member of the State Bar of Texas. He received his law degree from the University of Houston Law Center in 1994 and an undergraduate degree, with distinction, in 1989 from Princeton University.

    RALPH J. SORRENTINO, DIRECTOR. Ralph J. Sorrentino joined our board of directors in March 2000. Since May 2000, Mr. Sorrentino has been the Chief Executive Officer of Digital Creative Development Corporation, an entertainment corporation. From May 1998 to April 2000, Mr. Sorrentino was an Executive Vice President and the Chief Financial Officer of Liberty Digital Inc., a new media company with strategic holdings in Internet content and interactive television businesses, and its predecessor, TCI Music, Inc. From September 1997 to
May 1998, Mr. Sorrentino worked independently as a consultant. From 1994 to September 1997, Mr. Sorrentino was the President and Chief Operating Officer of Bohbot Entertainment & Media Inc., an independent children's television syndication and advertising company. Mr. Sorrentino received a Bachelor of Science in Accounting in 1979 from Brooklyn College. Mr. Sorrentino is a Certified Public Accountant.

    JOHN G. VANDEGRIFT, DIRECTOR. John G. Vandegrift joined our Board of Directors in March 2000. Since January 2000, Mr. Vandegrift has provided consulting services to technology companies through Whodoweknow, LLC. We previously had a contract with Whodoweknow under which it agreed to provide us consulting services. From March 1999 to January 2000, Mr. Vandegrift worked as a strategic advisor for yesmail.com, Inc. From July 1997 to March 2000,
Mr. Vandegrift served on the board of directors of yesmail.com, Inc. From January 1999 to March 1999, Mr. Vandegrift was the Interim Chief Executive Officer of Frictionless Commerce, Inc., an Internet software company. From December 1997 to December 1998, Mr. Vandegrift was Marketing Senior Executive with Compaq Computer Corp. From May 1993 to July 1998, Mr. Vandegrift was Executive Vice President of Marketing and Business Development and then President of TAC Systems, a communications company. Mr. Vandegrift received a Bachelor of Science in Engineering in 1989 from Texas A&M University and a Master of Science in Engineering in 1997 from the University of Alabama.

    In addition to our directors and executive officers, we employ the following key employees:

    JAMIE CUTBURTH, VICE PRESIDENT, ONLINE MARKETING. Jamie Cutburth became our Vice President of Marketing in January 2000. From August 1999 until joining us, Mr. Cutburth worked independently to write a book. From April 1999 to August 1999, Mr. Cutburth was a Channel Account Manager for Covad Communications. From January 1995 to March 1999, Mr. Cutburth was employed by U.S. Robotics Corporation, holding the positions of Inside Sales Representative, Senior Retail Sales Representative, Sales Program Manager, and ISP Marketing Manager.
Mr. Cutburth received a B.S. Degree in Business Administration in 1994 from the University of Kansas.

    ERIC REINER, CHIEF TECHNOLOGY OFFICER. Eric Reiner joined us as our Chief Technology Officer in February 2000. From October 1997 to February 2000,
Mr. Reiner was the Director of Product Development of Florists' Transworld Delivery. From October 1993 to October 1997, Mr. Reiner was Manager of the Client/Server Development Group and Manager of the Internet Development Group for the Chicago Board Options Exchange. Mr. Reiner received a B.S. in Computer Science in 1988 from Iowa State University.

    MICHAEL POLISKY, VICE PRESIDENT, STRATEGIC MARKETING. Michael Polisky became our Vice President of Strategic Marketing in May 2000. From April 1996 to April 2000, Mr. Polisky was employed by Jim Beam Brands Company as National Accounts Marketing Manager. From May 1991 to March 1996, Mr. Polisky was employed by Public Communications Inc., as a Senior Account Supervisor.
Mr. Polisky received a B.S. Degree in Journalism in 1991 from the University of Iowa.

    WADE BAXTER, VICE PRESIDENT, SALES. Wade Baxter became our Vice President of Sales in May 2000. From September 1997 to May 2000, Mr. Baxter was a National Sales Representative for Playboy Enterprises, Inc. From August 1996 to
September 1997, Mr. Baxter served as a sales representative for Newspapers First. From February 1994 to August 1996, Mr. Baxter worked as a Media Planner/Analyst with J. Walter Thompson-Chicago. Mr. Baxter received a B.S. in Journalism in 1993 from the University of Kansas.

DIRECTORS, EXECUTIVE OFFICERS AND KEY PERSONNEL

    Our bylaws require us to have at least two, but no more than seven, directors. We currently have a board comprised of six members. Once elected, our directors hold office until our next annual meeting of shareholders or until a successor has been elected and qualified, unless they resign at some earlier time. As a result, all of our director positions will be filled at each annual meeting. The holders of our Series A Preferred Stock currently have the right to elect one director to our board, and have chosen
Mr. Legate to serve on the board. The right of these holders to elect one director will terminate upon completion of this offering.


    In addition, we have agreed to grant to Dirks & Company, Inc., one of the representatives of the underwriters, the right for one year from completion of this offering to designate one person to attend all meetings of our board of directors. We have also agreed to reimburse the person designated by Dirks & Company for expenses incurred in attending these meetings.


    We have entered into a voting agreement with our founders, Gail Zelitzky and Steven Olsher, under which Ms. Zelitzky's and Mr. Olsher's shares of common stock are to be voted in accordance with the recommendation of the nominating committee of our board of directors in any shareholder vote on the election or removal of a director. However, in the voting agreement, we have agreed to nominate and recommend Ms. Zelitzky as a director, and not seek to remove her as a director, for the term of the agreement. The voting agreement will terminate on the earlier of June 21, 2002 or the date on which the total number of shares owned by Ms. Zelitzky and Mr. Olsher are less than 20% of our outstanding stock.

    Our executive officers are appointed by our board on an annual basis until their successors have been elected and qualified. Gail Zelitzky, our Chairman and Chief Sales Officer, is the mother of our President, Steven Olsher. Samantha McDermott, our Manager of Marketing and Creative Services, is the wife of Jonathan McDermott, our Executive Vice President, Business Development. There are no other family relationships among any of our directors, officers or key employees.

    We operated for several years without a large team of executive officers. We have recently hired several senior managers, including Barry Grieff, our Chief Executive Officer, and Scott Clark, our Chief Financial Officer and General Counsel. Since we have not previously had many executive officers, our senior executives may not assimilate themselves in our business, and we may not be able to retain these executives. Our success will depend to a significant degree on the ability of these individuals to work effectively with each other and with our founders, Mr. Olsher and Ms. Zelitzky. Although we have employment agreements with Mr. Grieff, Mr. Clark, Mr. Olsher and Ms. Zelitzky, these executives may terminate their employment with us for any reason.


    Even after we become public, Ms. Zelitzky, our Chairman, and Mr. Olsher, our President, will own over 42% of our common stock. As a result, they will have significant influence on the outcome of corporate actions requiring stockholder approval, including mergers and other changes of corporate control, going private transactions and other extraordinary transactions. This concentration of stock ownership could have the effect of delaying or preventing, and may discourage attempts to bring about, a change in control of us or the removal of existing management.


    We have entered into a contract with Redwood Partners, Ltd., an executive recruiting firm in connection with our search for executives. Under this contract, we have agreed to pay Redwood a placement fee of 25% of the first year's cash compensation paid to any employee hired as the result of Redwood's search, and 10% of the guaranteed stock options or warrants paid to the employee. We have also agreed to pay Redwood a $7,500 non-refundable retainer fee for each individual search assignment, along with an additional $7,500 fee which is payable after 60 days for each search if Redwood has presented several viable candidates for each search and we are satisfied with Redwood's services. In addition, the contract provides that we will pay Redwood a fee of $250 per month for each active search assignment to pay for Redwood's expenses. As of the date of this prospectus, we have paid Redwood $30,500. In addition, we have issued to Redwood a warrant to purchase approximately 13,750 shares of our common stock.

DIRECTOR COMPENSATION AND COMMITTEES

    We do not currently pay any compensation to our directors apart from that which they receive if they are also officers of ours, although our bylaws permit us to do so. We intend to pay our directors compensation of $1,000 per month and from time to time to grant options to our directors in the discretion of our compensation committee. We have agreed to pay a $10,000 bonus to Mr. Sorrentino upon his becoming a member of our board of directors, but do not intend to typically pay such bonuses in the future. We also intend to provide expense reimbursements to directors for attendance at board meetings or performing other business of the board of directors.

    AUDIT COMMITTEE.  Our audit committee consists of Mr. Legate,
Mr. Sorrentino and Mr. Berish. The duties of the audit committee are generally:
(a) to recommend to our board of directors the selection of the independent auditors to conduct annual audits of our books and records, (b) to review the activities and reports of our independent auditors and (c) to report the results of such review to our board of directors. The audit committee also periodically reviews the adequacy of our internal controls.

    COMPENSATION COMMITTEE. Our compensation committee consists of Mr. Legate, Mr. Vandegrift and Mr. Sorrentino. None of the members of the compensation committee is currently or has been, at any time, one of our officers or employees. None of our executive officers serves or has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee. Prior to our forming the compensation committee, all compensation decisions were made by our entire board of directors. The duties of the compensation committee are generally to review employment, development, reassignment and compensation matters involving corporate officers and other executive level associates as may be appropriate including, without limitation, issues relating to salary, bonus, stock options and other incentive arrangements.

EMPLOYMENT AGREEMENTS

    We entered into a one-year employment agreement with Barry L. Grieff, our Chief Executive Officer, that began on March 1, 2000. We amended this agreement on July 27, 2000. Under the terms of his employment agreement, as amended, Mr. Grieff has agreed to work for us full time, and will receive an annual base salary of $250,000, which will be reviewed annually by our board of directors to determine whether it should be increased, but cannot be decreased. If we terminate Mr. Grieff without cause, if he voluntarily terminates the agreement for "good reason," or if his employment term ends because we choose not to renew his agreement, he is entitled to receive both salary and bonus severance payments. The salary severance payment is equal to the salary due through the date of termination plus an additional amount equal to one year of his current base salary, and the bonus severance payment is equal to any bonus earned through the date of termination and an additional amount designed to approximate one-half of his annual performance bonus, calculated based on the actual percentage of his performance target which he had reached as of the data his employment ended or 50% of the target, whichever is greater.

    The employment agreement with Mr. Grieff requires us to pay annual performance bonuses to Mr. Grieff based on our achieving financial goals established by our board of directors. Under the agreement, Mr. Grieff is eligible to receive performance bonuses for the period from the execution of the agreement to twelve months after the completion of this offering. The performance bonuses are related to our achieving specified revenue goals over a twelve-month period and are to be paid as follows:

    - $25,000 if we reach $4 million in revenue,

    - $100,000 if we reach $5 million in revenue,

    - $10,000 for each $100,000 incremental increase in gross revenue between $5 and $5.9 million in gross revenue; and

    - $100,000 if we reach $6 million in gross revenue.


    Under his employment agreement, Mr. Grieff is also entitled to receive options to purchase up to 7% of the number of shares of our common stock, on a fully diluted basis, at an exercise price of $3.52 per share. The calculation of the number of shares which equals 7% of our shares will be made after the completion of this offering. We estimate that the option we grant to Mr. Grieff will allow him to purchase approximately 697,284 shares of our common stock. Approximately 11% of the shares which Mr. Grieff may purchase under the option vested on March 1, 2000, approximately 46% will vest in equal monthly installments over a two-year period beginning on March 1, 2000, approximately 4% will vest upon the completion of this offering, and an additional 14% will vest on March 1, 2002. The remaining 25% will vest if we meet performance goals, including approximately 11% if we reach $4 million in revenue and 14% if we reach $10 million in revenue. We have agreed to pay the insurance premiums for Mr. Grieff's current medical benefits until such time as we establish a group health plan for our executive officers. We also agreed to pay the premiums on a $1 million life insurance policy for Mr. Grieff.



    In March, 2000, we entered into an employment agreement with Scott B. Clark, our Chief Financial Officer and General Counsel. We amended this agreement on July 21, 2000. Mr. Clark's amended employment contract does not have a fixed term, but only our Chief Executive Officer or our board have the authority to terminate the contract on our behalf. If Mr. Clark is terminated without cause, he will receive a severance payment of six months salary. We have agreed to pay Mr. Clark an annual salary of $175,000, to be increased to $200,000 upon completion of this offering. We also granted Mr. Clark options to purchase 244,337 shares of our common stock at an exercise price of $3.52 per share. An option to purchase 61,084 shares vested upon Mr. Clark's starting date, 91,626 vest over the first twelve months of his agreement, 30,542 vest over the second twelve months of the agreement, 30,542 vest on the second anniversary of Mr. Clark's starting date and 30,542 vest upon completion of this offering. We agreed to provide Mr. Clark with a two-year, non-interest bearing loan to allow him to immediately exercise vested stock options on a cashless basis. Under the agreement, Mr. Clark is entitled to a bonus of $25,000 on the six-month anniversary of the employment agreement. After the first year of the agreement, Mr. Clark is to receive a bonus in an amount determined by our board of directors but not less than $50,000. Mr. Clark is also entitled to participate in any bonus plans established by our executive management. Mr. Clark's agreement also requires us to provide him with the health insurance benefits available to all of our employees, or, if thee benefits are not equivalent to the benefits he had prior to joining us, to pay the premiums on equivalent benefits.


    We have entered into a three-year employment agreement with our Chairman and Chief Sales Officer, Gail P. Zelitzky, that began on March 1, 2000. If
Ms. Zelitzky voluntarily terminates the agreement for "good reason," prior to March 1, 2002, she will receive her salary due for the entire term, and a performance bonus equal to the previous year's bonus multiplied by the number of years remaining in the agreement. If she voluntarily terminates the agreement for "good reason," after March 1, 2002, she will receive a severance payment equal to one year's salary and the prior year's performance bonus.
Ms. Zelitzky's base salary is $100,000 per year, but will increase to $150,000 upon completion of this offering. She is also entitled to receive annual performance bonuses to be established by our board of directors based on our achieving financial goals, and receives a car allowance of $500 per month.

    We originally entered into an employment agreement with our President, Steven Olsher, that began on March 1, 2000. In June 2000 we amended this agreement. The amended agreement has a term of one year, beginning June 21, 2000. Under the amended agreement, Mr. Olsher has the title of President but does not have the actual authority or duties customarily associated with the title of

President, and only has limited authority and supervisory responsibilities. Under the amended agreement we can also terminate Mr. Olsher at any time for "special cause," which includes his exceeding his limited authority, failing to perform assigned duties, making disparaging remarks about executive officers or directors of ours or engaging in insubordinate behavior. Our Chief Executive Officer, after consultation with our board of directors, has the sole and exclusive authority to determine whether "special cause" for termination exists.

    If Mr. Olsher voluntarily terminates his employment agreement for "good reason," or we terminate him without "cause" or "special cause," he will receive the greater of his salary for the remainder of the initial one-year term of the agreement or six months severance and a bonus equal to the previous year's performance bonus prorated for the number of days worked in the year of termination. If we terminate Mr. Olsher's agreement for special cause, he is entitled to receive a severance payment equal to the lesser of six months salary or his base salary through the end of the original one-year term of the amended agreement. Mr. Olsher's base salary is $100,000 per year, but is to be increased to $150,000 on the completion of this offering or a similar large financing transaction, and he is also entitled to annual performance bonuses to be established by our Chief Executive Officer based on our achieving financial goals. Mr. Olsher also receives a car allowance of $500 per month.

    We have entered into an employment agreement with Jonathan McDermott, our Executive Vice President, Business Development, which began on March 1, 2000 and may be terminated by us at any time. If we terminate Mr. McDermott without cause and he signs a separation agreement containing a general release and reaffirms a confidentiality agreement he has previously signed, we will make a severance payment to him equal to six months salary. Mr. McDermott's base salary is $150,000 per year, and he is also entitled to receive annual performance bonuses to be established by our board of directors based on our achieving financial goals. We have issued options to Mr. McDermott to purchase 50,000 shares of our common stock at an exercise price of $3.52 per share. An option to purchase 20,000 shares vested when we signed the agreement, and the remainder of the option shares will vest at a rate of 2,000 per month.

    The employment agreements of Mr. Grieff, Ms. Zelitzky and Mr. Olsher provide that, following the end of their original term, they will automatically renew for one-year terms, unless terminated by either party before the end of the term with prior written notice, or if terminated as allowed under the agreements. The agreements of Mr. Clark and Mr. McDermott do not have defined terms. All of the agreements with our executive officers allow us to terminate the officers for cause. "Cause" is specifically defined in the agreements to include the following:

    - engaging in conduct amounting to fraud, embezzlement or willful or illegal misconduct in connection with the officer's duties under the agreement;

    - being indicted, convicted, or confessing to a crime which either caused significant harm to us or is a felony;

    - materially breaching a confidentiality agreement the officer entered into with us; or

    - substantially and continually failing to perform duties reasonably assigned to the officer by our board of directors or, in the case of Mr. Olsher, our Chief Executive Officer.

    The agreements of Mr. Grieff, Ms. Zelitzky and Mr. Olsher allow each of these executive officers to terminate his or her agreement at any time on five days' notice for "good reason," which includes, among other things, our materially breaching the agreement. In addition, Mr. Grieff's agreement defines "good reason" to include our requiring Mr. Grieff to have his principal office outside the greater metropolitan area of New York. Ms. Zelitzky's agreement also defines "good reason" to include our taking any action designed to remove her from our board of directors.

    The employment agreements of Mr. Grieff, Mr. Clark, Ms. Zelitzky and
Mr. Olsher provide for the following bonuses upon completion of this offering:

    - $50,000 to Mr. Grieff;

    - $25,000 to Mr. Clark;

    - $50,000 to Ms. Zelitzky; and

    - $50,000 to Mr. Olsher.

    All of the employment agreements with our executive officers allow them to participate in any stock, option, health or employee benefit plan established specifically for our executive officers. We do not currently have any of these types of plans.

EXECUTIVE COMPENSATION

    The following table sets forth information with respect to the compensation of our most highly compensated executive officers for services in their capacities to us for fiscal years 1997, 1998 and 1999.

                           SUMMARY COMPENSATION TABLE

                                                                     ANNUAL COMPENSATION
                                                            -------------------------------------
                                                                                     OTHER ANNUAL    ALL OTHER
NAME AND CURRENT                               YEAR ENDED                            COMPENSATION   COMPENSATION
PRINCIPAL POSITION                              DEC. 31,    SALARY ($)   BONUS ($)     (1) ($)          ($)
------------------                             ----------   ----------   ---------   ------------   ------------
Gail P. Zelitzky.............................     1999        $48,100        0          $20,062           0
  Chairman                                        1998        $37,600        0          $28,931           0
                                                  1997        $34,750        0          $26,256           0

------------------------

(1) For the years 1997 through 1999, Ms. Zelitzky received a commission equal to 7.5% of our total advertising revenues. Ms. Zelitzky's current employment contract does not provide for the payment of any commissions to her.

    The total compensation we paid to all persons who served as directors and executive officers of ours in 1999, two persons, was $136,324.

2000 STOCK PLAN


    We have adopted the 2000 stock plan which we will use to attract, reward and retain our key employees, directors and consultants. The maximum number of shares of common stock reserved for issuance under the plan is 1,750,000 shares, subject to adjustment for anti-dilution provisions. As of June 15, 2000, we had granted options to purchase 1,386,121 shares of our common stock under the 2000 plan, with an average exercise price of $3.52 per share.


    Awards under the 2000 stock plan may be in the form of incentive stock options, or "ISOs," or non-qualified stock options; or stock purchase rights. Awards may be paid in shares, cash or a combination thereof.

    ADMINISTRATION. The plan is administered by the compensation committee, which has the authority to select the participants to be granted awards under the plan, determine the size and terms of an award, and determine the time when grants of awards will be made. The committee is authorized to, among other powers, interpret the plan, and establish, amend and rescind any rules and regulations relating to the plan.

    OPTIONS. An option may be granted as an ISO, as defined in the Internal Revenue Code of 1986, as amended, or as a non-qualified stock option. The exercise price per share of common stock is determined by the committee but cannot be less than 110% of the fair market value of the shares on the date of grant for any employee owning 10% or more of our voting stock, or 100% of the fair market value of the shares on the date of grant for all other employees. Options granted under the plan are exercisable at the time and upon the terms determined by the committee, but in no event will an option be exercisable more than ten years after the date it is granted.

    STOCK PURCHASE RIGHTS. The committee may also grant a stock purchase right independent of an option or in connection with an option or other award granted under the plan.

    EXERCISE OF OPTIONS. Except as otherwise provided in the stock plan or in an applicable award agreement, an award may be exercised for all, or any part, of the shares of common stock for which it is then exercisable. The purchase price for the shares of common stock as to which an award is exercised shall be paid to us in full at the time of exercise:

    - in cash;

    - by issuing a promissory note to us;

    - in shares of common stock having a fair market value equal to the aggregate option price for the shares of common stock being purchased and satisfying such other requirements as may be imposed by the compensation committee; or

    - some combination of the above forms of payment.

    TRANSFERABILITY. Except to the extent provided by the committee, each option and stock purchase right granted under the plan is non-transferable during the lifetime of the participant, except in limited circumstances.

    TERMINATION, AMENDMENT AND TERM. The plan will terminate on January 9, 2010 unless terminated earlier by our board of directors. Our board of directors may suspend, amend or terminate the plan, in whole or in part. However, no amendment, suspension or termination of the plan may, without the consent of a participant, impair any of the rights or obligations existing under any award previously granted to any participant under the plan.

    ADJUSTMENTS. In the event of any change in the outstanding shares of our common stock by reason of any dividend, split, or merger, the committee, in its sole discretion, may make such substitution or adjustment as it deems to be equitable to the number or kind of shares or securities issued or reserved under the plan or to any affected terms of the awards.

    CHANGE OF CONTROL. If we merge into another company or sell all or substantially all of our assets, all of our outstanding options are to be exchanged for options to purchase shares of the company which acquires us or our assets. If the acquiring company does not provide options for its stock in exchange for our outstanding options, all of our outstanding options would become exercisable immediately, even if under their original terms they would not yet have been exercisable.

OPTION GRANTS

    We did not grant any stock options or stock appreciation rights in 1999 or any previous year.

LIMITATION ON LIABILITY OF AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our certificate of incorporation provides for a limit on the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

    - any breach of their duty of loyalty to the corporation or its stockholders;


    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and


    - unlawful payments of dividends or unlawful stock repurchases or redemptions; or any transaction from which the director derived an improper personal benefit.

    The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in their capacity as an officer, director, employee or other agent, regardless of whether the bylaws would permit indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ours, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws, prior to the completion of this offering. These agreements, among other things, will provide for indemnification for judgments, fines, settlement amounts and expenses, including attorneys' fees incurred by the director, executive officer or controller in any action or proceeding, including any action by or in our right, arising out of the person's services as a director, executive officer or controller of us, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                              CERTAIN TRANSACTIONS

    Other than the employment agreements described under "Management" and the transactions described below, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000, and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of these people had or will have a direct or indirect material interest.

GUARANTEES BY EXECUTIVE OFFICERS

    Steven Olsher, our President, and Gail Zelitzky, our Chairman and Chief Sales Officer, have each guaranteed our obligations under two loans. The first guaranty applies to draws on a line of credit with LaSalle Bank, FSB, which has an interest rate of 9.75% per year and is payable on demand. As of March 31, 2000 we had an outstanding balance of $25,000 on this line of credit. The second guaranty relates to a $192,000 promissory note that we issued in March 1999 to Bank One Illinois, N.A., which has an interest rate of 7.75% and a maturity date of September 19, 2004. We used the proceeds of this loan to purchase, and to make improvements to, the building in which our offices are located. As of May 31, 2000, we owed approximately $189,500 on this loan.

OTHER TRANSACTIONS

    On August 31, 1999, we entered into an agreement, entitled "Founder's Service Agreement, Acknowledgment and Receipt" with Corporate Capital Strategies, Inc. Jonathan McDermott, who is now our Executive Vice President, Business Development, was a founding partner of Corporate Capital Strategies and was its Managing Director from August 1999 to January 2000. Mr. McDermott formerly worked as a registered representative at Dirks & Company, Inc., one of the representatives of the underwriters, from February 1998 to June 1998.
Mr. McDermott is no longer an officer or shareholder of Corporate Capital Strategies. Under the agreement with Corporate Capital Strategies it agreed to:

    - assist us in preparing our business plan;

    - identify possible strategic partners or sources of capital;

    - assist us in developing our financial and business models; and

    - consult with us on the composition of our board of directors, website development and other matters.


    We paid Corporate Capital Strategies a total of $16,000 under the agreement, and issued to Corporate Capital Strategies 13 1/3 of our shares, which later converted into 300,000 shares when we conducted a stock split. Corporate Capital Strategies later distributed all of these shares to its owners, including 118,000 to Mr. McDermott, and other individuals. We terminated this agreement in April 2000, and in connection with the termination issued to Corporate Capital Strategies an additional 21,428 shares of our common stock and agreed to pay it $50,000 upon completion of a financing event raising at least $20 million.


    On December 7, 1999, we entered into a consulting agreement with e-Consulting, Inc. which is owned by Mr. McDermott. The term of the agreement began on January 1, 2000 and was to terminate on the later of six months after its execution or the date of an initial public offering of our securities. Under this agreement we agreed to pay e-Consulting compensation of $10,000 per month, and to reimburse Mr. McDermott or e-Consulting for reasonable business expenses. e-Consulting agreed to provide us with business development, financial and investment banking consulting services. This agreement terminated on February 29, 2000, when Mr. McDermott joined us as a full-time employee. We paid e-Consulting a total of $20,000 under the agreement.

    Samantha McDermott, who is now our Manager of Marketing and Creative Services and the wife of Mr. McDermott, previously provided website and graphic design services as a consultant. We did not have a contract with Ms. McDermott. From September 1999 to December 1999, we paid her a total of approximately $3,800 for her services.

    In March 2000, we entered into a consulting agreement with Ron Bloom and Whodoweknow, LLC under which Mr. Bloom and Whodoweknow agreed to provide us with consulting services, including assisting us with investor relations and further developing our business plan and providing advice on our capital structure. John
G. Vandegrift, one of our directors, owns approximately 20% of the outstanding membership interests of Whodoweknow. Under the agreement, we agreed to grant to Mr. Bloom and Whodoweknow warrants exercisable for 5 years, to purchase our common stock at a price of $3.52 per share, to be divided among Mr. Bloom and Whodoweknow in any manner they choose, on the following terms:

    - a warrant to purchase 80,000 shares upon execution of the agreement;

    - a warrant to purchase 5,000 shares for each of the six months beginning with April 2000; and

    - on October 1, 2000, in the discretion of our Chief Executive Officer, a warrant to purchase an additional 30,000 shares.

Under the agreement with Mr. Bloom and Whodoweknow we have also agreed to grant "piggyback" and demand registration rights to Mr. Bloom and Whodoweknow.

    The agreement between us and Mr. Bloom and Whodoweknow was terminated on June 22, 2000. Under the termination agreement, we reduced the total compensation payable to Mr. Bloom and Whodoweknow by amending a warrant previously issued under the agreement. As amended, the warrant entitles
Mr. Bloom to purchase 25,000 of our shares at a price of $3.52 per share, and Whodoweknow to purchase 7,500 of our shares at a price of $3.52 per share. The termination agreement eliminated all rights of Mr. Bloom and Whodoweknow under the consulting agreement except their piggyback registration rights, which they retain.

    We believe that the transactions described above were fair and reasonable and on terms at least as favorable as we would expect to negotiate with an unaffiliated third party. In the future, we intend to present all proposed transactions between us and our officers, directors or 5% shareholders, and affiliates, to our board of directors for consideration and approval. Any such transaction will require approval by a majority of the directors and such transactions will be on terms no less favorable than those available to disinterested third parties.

OPTIONS GRANTS TO EXECUTIVE OFFICERS AND DIRECTORS

    Since January 1, 2000, we have granted options to the following executive officers or directors to purchase the indicated number of shares. All of the options have an exercise price of $3.52 per share.


DATE OF ISSUANCE                              EMPLOYEE       NUMBER OF SHARES
----------------                         ------------------  ----------------
March 2000.............................  Barry L. Grieff         697,284
March 2000.............................  Scott B. Clark          244,337
March 2000.............................  Jonathan McDermott       50,000
March 2000.............................  John G. Vandegrift       50,000
                                         Ralph J.
March 2000.............................  Sorrentino               50,000
June 2000..............................  Barry M. Berish          50,000
June 2000..............................  Bryan D. Legate          50,000


    In addition, we have issued options to purchase a total of 194,500 shares of our common stock, also at an exercise price of $3.52 per share, to non-executive employees.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information, as of the date of this prospectus, regarding the beneficial ownership of our common stock by:

    - our directors;

    - each of our named executive officers;

    - each person known by us to beneficially own more than 5% of the outstanding shares of our common stock; and

    - each of our directors, director nominees and executive officers, as a group.

    Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.


    A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person, but not those held by any other person, and which are exercisable within 60 days from the date of this prospectus, have been exercised. Unless otherwise indicated, we believe that all persons named in this table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Common stock beneficially owned is based on 3,347,246 shares outstanding on June 1, 2000 and 6,053,558 shares outstanding after the offering.


    Unless otherwise indicated, the address of each person listed below is 4205 West Irving Park Road, Chicago, Illinois, 60641.


                                             BENEFICIAL OWNERSHIP
                                              PRIOR TO OFFERING
                                      ----------------------------------
                                                       SHARES ISSUABLE                   PERCENT
                                       NUMBER OF     PURSUANT TO OPTIONS           BENEFICIALLY OWNED
                                         SHARES         AND WARRANTS       -----------------------------------
                                      BENEFICIALLY   EXERCISABLE WITHIN         BEFORE             AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER     OWNED           60 DAYS OF            OFFERING           OFFERING
------------------------------------  ------------   -------------------   ----------------   ----------------
Steven Olsher...................       1,282,500                  0             38.32%             21.19%
Gail P. Zelitzky................       1,282,500                  0             38.32%             21.19%
Barry L. Grieff.................               0            207,488              5.84%              3.31%
Jonathan McDermott..............         118,000(1)          34,000              4.50%              2.50%
Scott B. Clark..................               0            145,075              4.15%              2.34%
Ralph J. Sorrentino(2)..........               0            135,284              3.88%              2.19%
John G. Vandegrift..............           3,000             89,517(3)           2.69%              1.51%
Bryan D. Legate.................          42,222(4)          23,750              1.96%              1.09%
Barry M. Berish.................               0             23,750                 *                  *
All directors, director nominees and
  executive officers, as a group
  (8 persons)..................        2,728,222            658,864             84.55%             50.46%


------------------------

*   Less than 1% of our outstanding shares.

(1) Includes 30,000 shares held by a trust, the beneficiary of which is Samantha
    L. McDermott, Mr. McDermott's wife.


(2) Mr. Sorrentino's address is 67 Irving Place North, 4th Floor, New York,
    NY 10003. Includes an option to purchase 28,750 of our shares of common stock held by Mr. Sorrentino, 71,023 shares to be issued upon conversion of a convertible promissory note held by Digital Creative Development

    Corporation, of which Mr. Sorrentino is Chief Executive Officer, and a warrant to purchase 35,511 shares which is held by Digital Creative Development. Mr. Sorrentino disclaims beneficial ownership of the 106,534 shares attributable to the convertible promissory note and warrant owned by Digital Creative Development.



(3) Includes an option to purchase 28,750 shares of our common stock held by Mr. Vandegrift, 35,511 shares of our common stock to be issued to Mr. Vandegrift upon the conversion of a promissory note held by him when this offering is completed, a warrant to purchase 17,756 shares of our common stock issued to Mr. Vandegrift in connection with his purchase of the convertible promissory note, and warrants to purchase 7,500 shares of our common stock which could be granted to Whodoweknow, LLC, a company in which Mr. Vandegrift has an ownership interest, under a consulting agreement with us. Mr. Vandegrift's address is 1545 S. State St., Suite 503, Chicago, IL 60605.



(4) Consists of 42,222 shares of our Series A Preferred Stock owned by Tazmanic Corporation, for which Mr. Legate has voting power, and which will automatically convert into shares of our common stock upon completion of this offering. Mr. Legate's address is 712 Fifth Avenue, 7th Floor, New York, NY 10019.

                           DESCRIPTION OF SECURITIES

GENERAL


    We are authorized to issue 50,000,000 shares of common stock, par value $.00001 per share, of which 3,347,246 shares were issued and outstanding on July 31, 2000 and 10,000,000 shares of preferred stock, par value $.00001 per share, the rights and preferences of which may be established from time to time by our board of directors. As of the date of this prospectus, 422,222 shares of Series A Preferred Stock were issued and outstanding. These 422,222 shares of preferred stock will be converted to common stock upon completing this offering. Except as otherwise expressly stated, all references in this prospectus to us or our capital stock, including the common stock, are to such after completion of the offering. Immediately following this offering, we will have 6,053,558 shares of common stock outstanding, or 6,503,558 if the underwriters' over-allotment options is exercised in full and no shares of preferred stock outstanding. This amount excludes:



    - 1,386,121 shares issuable upon the exercise of options which have been granted pursuant to our 2000 stock plan;



    - 363,879 shares of common stock available for future issuance under our incentive plans; and



    - A total of 2,400,000 shares issuable upon the exercise of the redeemable warrants offered by this prospectus, the warrants issued to Dirks & Company, Inc., Hornblower & Weeks, Inc., Kashner Davidson Securities Corporation and Nolan Securities Corporation, the representatives of the underwriters, and the common stock purchase warrants issuable upon exercise of the representatives' warrants.


    The following description of our capital stock and related matters is qualified in its entirety by reference to our certificate of incorporation and our bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

    Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are also entitled to receive dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available, after payment of dividends required to be paid on outstanding preferred stock. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock. The shares of common stock have no preemptive or conversion rights and are not subject to our further calls or assessment. There are no redemption or sinking fund provisions applicable to the common stock. All of our currently issued and outstanding common stock is, and the common stock we are selling in this offering will be when sold to the underwriters in the manner described in this prospectus, duly authorized, validly issued, fully paid and non-assessable.

    Our certificate of incorporation does not provide for cumulative voting. Therefore, our shareholders do not have the right to aggregate their votes for the election of directors and, accordingly, the shareholders of more than 50% of all of our outstanding shares can elect all of the directors and approve significant corporate transactions.

PREFERRED STOCK

    Our board of directors is authorized, without further stockholder approval, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us even if an acquisition would benefit our shareholders. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of our common stock. At present, we have no plans to issue any additional shares of our preferred stock.

SERIES A PREFERRED STOCK

    ISSUANCE OF SERIES A PREFERRED STOCK. All 422,222 shares of our Series A Preferred Stock were issued in January 2000 in connection with a bridge loan we received from a third party. The lender agreed to loan us $500,000, to be paid out of the proceeds of this offering. In exchange for the bridge loan, we issued a promissory note which does not bear interest, and also issued the 422,222 shares of Series A Preferred Stock.

    LIQUIDATION PREFERENCE OVER COMMON STOCK. The holders our Series A Preferred Stock have the right to receive payments from any assets or funds of ours before the holders of common stock in the event we are subject to a liquidation, dissolution or winding up. The liquidation preference of each holder is equal to approximately $3.55 per share if the promissory note held by the holders of Series A Preferred Stock has been repaid at the time of liquidation, dissolution or winding up, and approximately $4.74 per share if the note has been paid off at this time. In addition, the amount of this liquidation preference will be increased by the amount of any unpaid dividends on the Series A Preferred Stock. If we do not have enough assets to make the liquidation payments to which the holders of the Series A Preferred Stock and any other classes of stock with priority over the common stock are entitled, then the holders of the Series A Preferred Stock will receive a portion of the available assets in proportion to their ownership interests.

    DIVIDENDS. If we declare a dividend, the holders of our Series A Preferred Stock will share equally with the holders of our common stock in the dividend. The share of the dividend to which the holders of the Series A Preferred Stock will be entitled will be calculated based on the number of shares of common stock to be received upon conversion of the Series A Preferred Stock.


    CONVERSION. The holders of the Series A Preferred Stock have the right to convert their shares into shares of our common stock at any time. The shares of Series A Preferred Stock will convert into shares of our common stock upon completion of this offering. The number of shares of common stock which the holders of the Series A Preferred Stock are entitled to receive for each share of Series A Preferred Stock is calculated by dividing the original issue price of the Series A Preferred Stock of approximately $1.18 per share by a conversion price which is subject to adjustment. The initial conversion price was equal to the issue price of the Series A Preferred Stock of approximately $1.18 per share, so the initial conversion rate was one share of common stock for each share of Series A Preferred Stock. The conversion price will be adjusted for the following:


    - specified issuances of shares at a price less than the conversion price for the Series A Preferred Stock at the time of the issuance;

    - specified issuances of options with an exercise price of less than the conversion price of the Series A Preferred Stock; and

    - stock splits, dividends or combinations.

    VOTING RIGHTS. On each matter submitted to our stockholders for a vote, the holders of the Series A Preferred Stock are entitled to the number of votes to which they would be entitled if their shares were converted to shares of common stock.

    SPECIAL VOTING RIGHTS. The holders of the Series A Preferred Stock have the option to elect a Series A Director to our board of directors. If they choose to exercise this right, the Series A Director will be elected by holders of a majority of the shares of Series A Preferred Stock or by a written consent of the holders of Series A Preferred Stock. The holders of the Series A Preferred Stock have exercised their right to elect Mr. Legate to our board of directors. We are required to obtain the approval of either 66 2/3% of outstanding shares of Series A Preferred Stock, or a representative of the holders of Series A Preferred Stock unanimously designated in writing by these holders, to take the following actions:

    - selling all or substantially all of our assets or engaging in a merger in which we are not the surviving company;

    - paying dividends on our common stock;

    - making any loans or advances to our officers, directors, employees or consultants other than in the ordinary course of business or for the purchase of stock in exchange for a secured promissory note;

    - making any guarantees outside of the ordinary course of business;

    - creating a security interest in any of our property in an amount over $100,000, unless unanimously approved by our board of directors;

    - owning the securities of another corporation, partnership or similar entity unless we own the entire entity;

    - creating a new class of securities which are convertible into common stock and which have rights with regard to voting, dividends or liquidation which are equal or superior to the rights of the Series A Preferred Stock;

    - make any changes to our certificate of incorporation or bylaws which would change the rights, preferences or privileges of the Series A Preferred Stock;

    - enter into a business other than the development, marketing and support of a website related to the sale of alcoholic beverages on the Internet and related activities;

    - increase or decrease the authorized number of shares of our common stock, preferred stock, or Series A Preferred Stock;

    - increase the number of shares available to be issued under our stock option plan or a similar plan to greater than 750,000;

    - increase the size of our board of directors to more than five members; or

    - repay any money we owe to any shareholder of ours.

    PREEMPTIVE RIGHTS. If we offer any equity securities for sale before conducting a public offering at a price of at least four times the initial issue price of the Series A Preferred Stock, as adjusted for any stock dividends, splits or similar transactions, the holders of the Series A Preferred Stock have the right, with some exceptions, to purchase a number of the equity securities option which allows them to maintain their percentage of ownership in us. The preemptive rights of the holders of the Series A Preferred Stock will no longer exist once the Series A Preferred Stock is converted into shares of our Common Stock upon completion of this offering.

REDEEMABLE COMMON STOCK PURCHASE WARRANTS

    GENERALLY. Upon completing this offering, the redeemable common stock purchase warrants will be freely tradeable and will be tradeable separately from our common stock. Each redeemable common stock purchase warrant entitles the registered holder to purchase, at any time commencing twelve months after the date of this prospectus until 60 months after the date of this prospectus, one share of our common stock at a price equal to 120% of the initial public offering price of the common stock.


    REDEMPTION PROVISIONS. Commencing eighteen months after the date of this prospectus, we may redeem these warrants in whole but not in part, at $.10 per warrant on 30 days' prior written notice. The warrants may only be redeemed if the average closing sale price of our common stock as reported on the Nasdaq SmallCap Market equals or exceeds 250% of the initial public offering price per share of the common stock for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of notice of redemption. If we decide to redeem the warrants, holders will lose their rights to purchase the underlying shares of common stock unless the warrant is exercised before we redeem.


    EXERCISE. The holder of any redeemable warrant may exercise the warrant by surrendering the certificate representing the warrant and paying the exercise price. No fractional shares will be issued upon the exercise of the warrants. The exercise price of the redeemable warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered in this offering.

    The redeemable warrants are not exercisable unless, at the time of the exercise, we have a current prospectus covering the shares of common stock issuable upon exercise of the redeemable warrants, and such shares have been registered, qualified or deemed to be exempt under the securities or blue sky laws of the state of residence of the exercising holders of the redeemable warrants. Although we have undertaken to use our best efforts to have all of the shares of common stock issuable upon exercise of the redeemable warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the redeemable warrants, we do not know if we will be able to do so, and if we cannot, the value of the warrants may decline.

    ADJUSTMENTS. The exercise price of the redeemable warrants and the number of shares of common stock issuable upon exercise are subject to adjustment for specified events, including stock dividends, stock splits, combinations or reclassifications of the common stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of common stock, consolidation or merger of us with or into another corporation, other than a consolidation or merger in which we are the surviving corporation, or sale of all or substantially all of our assets, in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of common stock that might otherwise have been purchased upon the exercise of the redeemable warrant.

    TRANSFER, EXCHANGE AND EXERCISE. The redeemable warrants are in registered form and may be presented to the warrant agent for transfer, exchange or exercise at any time on or prior to their expiration date, at which time they will be void and have no value. The redeemable warrants may not be exercised until 12 months after the date of this prospectus. If a market for the redeemable warrants develops, the holder may sell the redeemable warrants instead of exercising them. However, we do not know if a market for the redeemable warrants will develop or, if developed, will continue.

    MODIFICATION OF REDEEMABLE WARRANTS. We and the warrant agent may make such modifications to the redeemable warrants as we deem necessary and desirable that do not adversely affect the interests of the redeemable warrant holders. We may, in our sole discretion, lower the exercise price of the redeemable warrants for a period of no less than 30 days on not less than 30 days' prior written notice to the warrant holders and the representatives of the underwriters. Modification of the number of securities purchasable upon the exercise of any redeemable warrant, the exercise price, other than as provided in the preceding sentence, and the expiration date with respect to any redeemable warrant requires the consent of at least two-thirds of the redeemable warrant holders.

    Although the securities will not knowingly be sold to purchasers in jurisdictions in which the securities are not registered or otherwise qualified for sale, investors in those jurisdictions may purchase redeemable warrants in the secondary market or investors may move to jurisdictions in which the shares underlying the redeemable warrants are so registered or qualified during the period that the warrants are exercisable. If this happens, we would be unable to issue shares to those persons desiring to exercise their warrants, and holders of redeemable warrants would have no choice but to attempt to sell the warrants in jurisdictions where such sale is permissible or allow them to expire unexercised.

REPRESENTATIVES' WARRANTS


    At the closing of this offering, we will issue and sell to the representatives of the underwriters, or persons designated by the representative, five-year warrants at a price of $.0001 per warrant. The representatives' warrants will entitle the holder to purchase up to 200,000 shares of our common stock at a price per share equal to 165% of the initial public offering price for the shares of common stock offered by this prospectus and up to 200,000 warrants at a price per warrant equal to 165% of the initial public offering price for the redeemable warrants offered by this prospectus. The representatives' warrants are exercisable at any time for four years commencing on the one-year anniversary from the date of issuance. The shares of common stock, redeemable warrants and the shares of common stock underlying the redeemable warrants issuable upon exercise of the representatives' warrants are identical to those offered to the public and the securities underlying the representatives' warrants are being registered in this offering. The representatives' warrants contain anti-dilution provisions providing for adjustment of the number of securities issuable upon exercise of the representatives' warrants under specific circumstances, including (a) stock dividends, (b) stock splits, (c) mergers, (d) recapitalizations and
(e) acquisitions.


WARRANTS

    With respect to $900,000 in convertible notes purchased in a private placement, in March 2000 we issued five-year warrants to purchase a total of 127,843 shares of our common stock at a price of $2.64 per share. In addition, in June 2000 we issued to the holders of our Series A Preferred Stock five-year Warrants to purchase a total of 14,205 shares of our common stock in connection with the exercise by the preferred holders, in April 2000, of their preemptive rights in connection with the convertible note offering. In March 2000, under a consulting agreement, we issued to Ronald Bloom and Whodoweknow, LLC five-year warrants to purchase a total of 80,000 shares. John G. Vandegrift, one of our directors, has an ownership interest in Whodoweknow. We later terminated the consulting agreement and amended the warrant to grant to Mr. Bloom the right to purchase 25,000 shares of our common stock at a price of $3.52 per share and to grant to Whodoweknow the right to purchase 7,500 of our shares at a price of $3.52 per share. The warrants issued to the noteholders and the consultants are each exercisable only upon payment in cash. The warrants include features for adjustment in the event of a common stock split, stock dividend, reverse common stock split, merger, consolidation or other change in our capital structure. Holders of the warrants have no voting rights until such time as our underlying common stock is issued to the holder. Upon the issuance of our common stock to the holders of the warrants, the holders shall have the same rights as any other stockholder owning our common stock.

CONVERTIBLE NOTES


    We have issued a total of eleven convertible notes. Each convertible note bears interest at the prime rate, as published in The Wall Street Journal, plus two percent. The interest on each note accrues until conversion or maturity, whichever is earlier. The interest rate on each note will be adjusted each month based on changes in the prime rate. Each note has a maturity date of December 31, 2002, but the principal and accrued interest on each note automatically convert into shares of our common stock at a conversion price of $3.52 per share upon completion of this offering, but may be converted earlier, at the same conversion price, at the option of the holder.


REGISTRATION RIGHTS

    We have agreed to provide the holders of the warrants granted to the representatives with "piggyback" registration rights for a period of seven years. Under the terms of the piggyback registration rights, if we intend to register additional securities for sale to the public, we will notify all registered holders of the representatives' warrants and/or the securities underlying the representatives' warrants. If requested by the holders of the representatives' warrants, we will provide, at our expense, material to permit a public offering of the securities underlying the representatives' warrants. Additionally, we have agreed to provide the holders of the representatives' warrants with "demand" registration rights for a period of five years from closing. Under the terms of the demand registration rights, a majority of the holders of the representatives' warrants may, on one occasion, make a demand for registration which obligates us to promptly register the underlying securities at our own expense.

    We have also granted piggyback and demand registration rights to purchasers of our Series A Preferred Stock. The piggyback registration rights allow these purchasers to include the shares of common stock received on conversion of the Series A Preferred Stock in a registration statement which we file. The demand registration rights allow holders of a majority of the Series A Preferred Stock, or common stock into which it is converted, on one occasion, to have us file a registration statement registering their shares of common stock at our own expense. In addition, we have agreed to use our best efforts to qualify for the use of Form S-3 under the Securities Act, and have granted the holders of the Series A Preferred Stock the right to request two registrations on Form S-3. The holders of the Series A Preferred Stock have exercised their registration rights in connection with the registration statement of which this prospectus forms a part. If these holders do not sell all of their shares of common stock while this registration statement remains effective, their registration rights will continue, subject to the termination provisions of the agreement we entered into with them. Under these provisions the piggyback and demand registration rights of a particular holder of the Series A Preferred Stock will terminate if an active public trading market exists for our stock and the holder can sell all of his securities within a ninety-day period under Rule 144 under the Securities Act. In addition, the demand registration rights expire in January 2002.

    We have granted piggyback registration rights to Ronald Bloom and Whodoweknow, LLC with respect to shares of common stock issuable upon exercise of warrants granted under an agreement with Mr. Bloom and Whodoweknow. The total number of shares which may be issued to Mr. Bloom and Whodoweknow, LLC for which they have registration rights is 32,500. Mr. Bloom and Whodoweknow have waived their registration rights in connection with this offering.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

    Some provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage some types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

    We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless, with some exceptions, the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, either owns, or owned within the previous three years, 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

    Our bylaws provide that our board of directors shall not have more than seven members. This provision may have the effect of deterring hostile takeovers or delaying changes in control or management of us. In addition, we must obtain the approval of the holders of 66 2/3% of the outstanding shares of our Series A Preferred Stock before taking specified actions, including engaging in a merger or increasing the size of our board to more than five members. These voting rights may also have the effect of deterring takeovers or delaying changes in control.

TRANSFER AND WARRANT AGENT

    Our transfer and warrant agent is Continental Stock Transfer and Trust Company.

                        SHARES AVAILABLE FOR FUTURE SALE

    Prior to this offering, there was no market for any of our securities and we do not know if significant public market will develop for any of our securities following completion of this offering. We cannot predict the effect, if any, that sales of shares of our common stock will have on the market price of our common stock. However, sales of substantial amounts of such shares in the public market could cause the market price of our common stock to decline or impair our ability to raise money through an offering of our equity securities.


    Upon completion of this offering, we will have 6,053,558 shares of common stock outstanding, and 2,000,000 warrants to purchase common stock, in each case assuming that the underwriters do not exercise their over-allotment option to purchase additional shares or warrants. The 2,000,000 shares of common stock sold in this offering and the 2,000,000 warrants to purchase a like number of common stock also sold in this offering will be freely tradeable without restriction or further registration under the Securities Act; provided, however, that none of the shares or warrants are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act, their sales of shares would be subject to limitations and restrictions described below.


    The remaining 4,053,558 shares of common stock which will be outstanding upon completion of the offering were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act and can be categorized as follows:

    - 3,347,246 shares of common stock issued and outstanding as of the date of this prospectus;

    - 422,222 shares of Series A preferred stock which will be converted into common stock upon completion of this offering; and

    - 284,090 shares of common stock which will be issued upon completion of this offering upon the conversion of convertible notes.


In addition, we had warrants to purchase 218,798 shares outstanding prior to this offering. Before this offering there were 37 holders of our common stock and 15 holders of our warrants. All 4,272,356 shares owned by our existing stockholders or underlying warrants currently outstanding will be subject to "lock-up" agreements described below on the effective date of this offering. On the effective date of this offering, shares not subject to the lock-up will not be eligible for sale under Rule 144(h). All of our officers and directors have also entered into lock-up agreements with the underwriters that provide that the shares set forth in the table below will become eligible for sale on the dates set forth in the table below, subject in most cases to the limitations of Rule
144. In addition, holders of stock options could exercise these options and sell shares issued on exercise as described below.


    Sales of a substantial number of the shares listed below, or the perception that these sales could occur, could cause our stock price to fall or impair our ability to raise capital through an offering of equity securities.


                                               APPROXIMATE
                                           SHARES ELIGIBLE FOR
             RELEVANT DATES                    FUTURE SALE                        COMMENT
             --------------                -------------------                    -------
On effective date(1).....................       2,000,000        Shares sold in this offering
90 days after effective date(2)..........              --        Shares tradeable under Rules 144 and 701.
180 days after effective date(2).........       4,272,356        All shares subject to lock-up released;
                                                                 shares tradeable under Rule 144 and 701.


------------------------

(1) Assumes no exercise of the underwriter's over-allotment option to purchase additional shares in the offering.

(2) The effective date is                 .

    We have agreed not to offer or sell any of our securities for a period of thirteen months from the date of this prospectus without the consent of Dirks & Company, Inc., one of the representatives of the underwriters, except that we may conduct a secondary public offering of our securities in an amount of at least $30,000,000 if Dirks & Company, Inc. is given the opportunity to participate in the secondary offering. Our officers and directors and all of our current stockholders have agreed not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any of our securities for a period of six months following the date of this prospectus, without the prior written consent of Dirks & Company, Inc.

RULE 144

    In general, under Rule 144, as currently in effect, beginning 90 days after completion of this offering, a person or persons, including an affiliate, whose shares are aggregated and who has satisfied a one-year holding period including the period of any prior owner who is not an affiliate of ours, may sell within any three-month period a number of shares which does not exceed the greater of:

    - 1% of the then outstanding shares of our common stock; or

    - the average weekly trading volume during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and to the availability of current public information about us.

RULE 144(K)

    Rule 144(k) also permits the sale of shares, without any volume limitation or manner of sale or public information requirements, by a person who is not an affiliate of ours and who has not been an affiliate of ours for at least the three months preceding the sale, and who has satisfied a two-year holding period.

RULE 701

    In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell these shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with certain restrictions, including the holding period, contained in Rule 144.

    The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, even if the exercise occurs after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates", as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one year minimum holding period requirement.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement, the form of which is filed as an exhibit to the registration statement filed with the Commission of which this prospectus is a part, the underwriters named below, have agreed through Dirks & Company, Inc., Hornblower & Weeks, Inc., Kashner Davidson Securities Corporation and Nolan Securities Corporation, as the representatives of the underwriters, to purchase from us, and we have agreed to sell to the underwriters, the aggregate number of units set forth opposite their respective names:


UNDERWRITERS                                                  NUMBER OF UNITS
------------                                                  ---------------
Dirks & Company, Inc........................................
Hornblower & Weeks, Inc.....................................
Kashner Davidson Securities Corporation.....................
Nolan Securities Corp.......................................

                                                                 ---------

  Total.....................................................     2,000,000
                                                                 =========


    The underwriting agreement provides that the obligations of the several underwriters under that agreement depend on various conditions, including:

    - the absence of any material adverse change in our business;

    - the absence of any event that has materially disrupted or in the representatives' opinion will in the immediate future materially adversely disrupt the financial markets;

    - the absence of our default under any of our agreements or contracts;

    - the continued truth of the statements made in this prospectus;


    - the absence of any event that in the representatives' opinion that would make it inadvisable to proceed with this offering;


    - the continued employment of some of our officers and directors; and

    - the receipt of certificates, opinions and letters from us, our counsel and our independent public accountants.

    This section contains the material conditions upon which the underwriting agreement depends, although we direct you to the underwriting agreement, the form of which is filed in an exhibit to the registration statement, of which this prospectus forms a part, for a complete list of the conditions of the underwriters' obligations.

    The underwriters are committed to take and to pay for all of the units offered by this prospectus, if any are purchased. In the event of a default by any of the underwriters, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

    The underwriters will offer the units to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may allow
some dealers concessions of not more than $      per unit. The underwriters also
may allow, and those dealers may re-allow, a concession of not more than
$            per unit to some other dealers. The public offering price, concessions and re-allowances may be changed after the completion of this offering.

    We have agreed to indemnify the underwriters and their controlling persons against some liabilities, as more fully set forth in the underwriting agreement, including liabilities under the

Securities Act, and to contribute to payments the underwriters and their controlling persons may be required to make.


    We have granted the underwriters an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to 300,000 additional units at the public offering price less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of such option that the number of units to be purchased by it in the above table bears to 2,000,000, and we will be obligated under the option to sell such units to the underwriters. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the securities offered in this offering. If purchased, the underwriters will offer such additional units on the same terms as those on which the 2,000,000 units are being offered.


    We have also agreed to pay to the representatives a non-accountable expense allowance equal to two and one half percent of the gross proceeds of this offering, less $25,000 which has been paid to a prior underwriter.

    We have also agreed to pay all expenses in connection with qualifying the securities under the laws of those states that the representatives may designate, including fees and expenses of counsel retained for these purposes by the representatives, and the costs and expenses in connection with qualifying the offering with the National Association of Securities Dealers, Inc.

    The representatives of the underwriters have informed us that the underwriters do not expect sales of the units offered by this prospectus to be made to discretionary accounts to exceed five percent of the total number of units offered.

    We have agreed not to offer or sell any of our securities for a period of thirteen months from the date of this prospectus without the consent of Dirks & Company, Inc., except that we may conduct a secondary public offering of our securities in an amount of at least $30,000,000 if Dirks & Company, Inc. is given the opportunity to participate in the secondary offering. Our officers and directors and all of our current stockholders have agreed that, for a period of six months from the completion of this offering, we and they will not, without the prior written consent of Dirks & Company, Inc.:

    - offer;

    - pledge;

    - sell;

    - contract to sell;

    - sell any option or contract to purchase;

    - purchase any option or contract to sell;

    - grant any option, right or warrant to purchase; or

    - otherwise transfer or dispose of, directly or indirectly,

any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock.


    We have agreed to issue and sell to the representatives of the underwriters or their designees, for nominal consideration, warrants to purchase 200,000 shares of our common stock and 200,000 redeemable common stock purchase warrants. The representatives' warrants are exercisable for a period of four years commencing one year after the date of issuance at a price per share equal to 165% of the initial public offering price of each share and $0.165 per redeemable common stock purchase warrant. The representatives' warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares issuable upon exercise, upon the occurrence of specific events, including (a) stock dividends, (b) stock splits and (c) recapitalizations. The representatives' warrants contain demand and piggyback registration rights relating to the shares of common stock issuable upon exercise of these warrants. For the life of the representatives' warrants, the representatives will have the opportunity to profit from a rise in the market price of our shares of common stock. The representatives' warrants are restricted from sale, transfer, assignment or hypothecation for the one-year period from the date of this prospectus, except to officers or partners of the underwriters and members of the selling group and/or their officers or partners.


    We have agreed to grant Dirks & Company, Inc. the right, for one year from the date of this prospectus, to designate one person to attend all meetings of our board of directors. Dirks & Company, Inc. has not yet exercised its right to designate this person. We have agreed to reimburse the Dirks & Company, Inc. designee for all out-of-pocket expenses incurred in connection with the designee's attendance at meetings of our board of directors. As a results of our agreements with Dirks & Company, Inc., the Dirks & Company, Inc. will continue to have influence over us following the completion of this offering.

    Prior to this offering, there has been no public market for any of our securities. The initial public offering price of the units and the underlying securities offered by this prospectus will be determined by negotiations between the representatives and us. Among the factors considered in determining the price include:

    - prevailing market conditions;

    - the history of and the prospects for the industry in which we compete;

    - an assessment of our management;

    - our prospects; and

    - our capital structure.

    The offering price does not necessarily bear any relationship to our assets, results of operations or net worth. There can be no assurance that an active trading market will develop for any of the securities offered by this prospectus, or that such securities will trade in the public market at or above the initial public offering price.

    The representatives, on behalf of the underwriters, may engage in:

    - over-allotments;

    - stabilizing transactions;

    - syndicate covering transactions; and

    - penalty bids.


    An over-allotment involves syndicate sales in excess of this offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the shares of common stock and warrants being offered so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of common stock and warrants originally sold by the syndicate member are purchased in a syndicate covering transaction and penalty bids may cause the price of the shares of common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq SmallCap Market or otherwise, and if commenced, may be discontinued at any time. In addition, the underwriters may engage in passive market making transaction in our securities on the Nasdaq SmallCap Market in accordance with Rule 103 of Regulation M. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities offered by this prospectus.

                                 LEGAL MATTERS

    Certain legal matters in connection with the offering, including the validity of the shares of common stock and the redeemable common stock purchase warrants offered hereby, and the shares of common stock underlying the warrants offered hereby, will be passed on for us by Shefsky & Froelich, Ltd., Chicago, Illinois. Some of the shareholders of Shefsky & Froelich, Ltd. own a total of 20,044 shares of our common stock. Certain legal matters relating to regulation of the alcohol beverage industry will be passed on for us by Webster Carlson Christopoulos & Wilcox, P.C., Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP, New York, New York.

                                    EXPERTS

    Our consolidated financial statements for the years ended December 31, 1997, 1998 and 1999 appearing in this prospectus and registration statement, have been audited by Blackman Kallick Bartelstein, LLP, independent auditors, Chicago, Illinois, as set forth in their reports thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

               WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

    We have filed with the Securities and Exchange Commission a registration statement, of which this prospectus is a part, on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. We have omitted certain portions of this information as allowed by the rules and regulations of the Commission. Statements contained in this prospectus as to the content of any contract or other document are not necessarily complete. To gain a complete understanding of any such contract or other documents, you should read the copies which are filed as exhibits to the registration statement.

    For further information regarding us and the securities we are offering, you may read the registration statement, including all amendments, and the exhibits and schedules which may be obtained from the Commission in Room 1024 of the Commission's main offices at 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's regional offices located at the Citicorp Center, 500 West Madison, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, 13thFloor, New York, New York 10048. You can inspect this material for free at the Commission's offices, and you can make copies of the material if you pay fees established by the Commission. The Commission's phone number is 1-800-SEC-0330 (1-800-732-0330).

    The Commission maintains a website that contains registration statements, reports, proxy material and other information regarding registrants that file electronically with the Commission. The address for the website is http://www.sec.gov.

    Upon effectiveness of the registration statement, we will be subject to the reporting requirements of the Securities Exchange Act and intend to furnish our stockholders annual reports containing financial statements audited by our independent accountants and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.


    We have applied for listing of our securities on the Nasdaq SmallCap Market and upon listing, investors can obtain information about us on its website http://www.nasdaq.com.

                                LIQUOR.COM, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS


                                                                PAGE
                                                              --------
Independent Auditor's Report................................      F-2

Balance Sheets..............................................      F-3

Statements of Operations....................................      F-4

Statements of Stockholders' Deficit.........................      F-5

Statements of Cash Flows....................................      F-6

Notes to Financial Statements...............................   F-7-18

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Liquor.com, Inc.

    We have audited the accompanying balance sheets of LIQUOR.COM, INC. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LIQUOR.COM, INC. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

    As discussed in Note 13 to the financial statements, on January 7, 2000, the Company obtained $500,000 of bridge financing. Repayment of this promissory note is highly dependent upon the success of the upcoming public offering.

                                          /s/ Blackman Kallick Bartelstein, LLP

Chicago, Illinois
February 15, 2000

                                LIQUOR.COM, INC.

                                 BALANCE SHEETS


                                                       DECEMBER 31,
                                                  ----------------------    MARCH 31     PRO FORMA AS OF
                                                    1998         1999         2000       MARCH 31, 2000
                                                  ---------   ----------   -----------   ---------------
                                                                           (UNAUDITED)     (UNAUDITED)
                                                 ASSETS
CURRENT ASSETS
  Cash..........................................  $ 461,924   $  340,786   $1,192,355      $15,118,678
  Accounts receivable, less allowance for
    doubtful accounts of $10,000 in 1999 and $0
    in 1998.....................................     74,155      520,312      210,317          210,317
  Prepaid expenses and other current assets.....     24,310       51,076      240,692          240,692
                                                  ---------   ----------   ----------      -----------
    Total Current Assets........................    560,389      912,174    1,643,364       15,569,687
PROPERTY AND EQUIPMENT (Net of accumulated
  depreciation and amortization)................     20,742      248,361      362,478          362,478
OTHER...........................................     22,246       51,775          275              275
                                                  ---------   ----------   ----------      -----------
                                                  $ 603,377   $1,212,310   $2,006,117      $15,932,440
                                                  =========   ==========   ==========      ===========

                                 LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
  Short-term borrowings--Bank...................  $   5,000   $   25,000   $   25,000      $    25,000
  Accounts payable--Trade.......................    654,100    1,074,942      612,466          612,466
  Long-term debt due within one year............         --        4,432        4,560            4,560
  Accrued expenses..............................      4,018       26,365       21,886           21,886
                                                  ---------   ----------   ----------      -----------
    Total Current Liabilities...................    663,118    1,130,739      663,912          663,912
                                                  ---------   ----------   ----------      -----------
NONCURRENT LIABILITIES
  Long-term debt (Net of portion included in
    current liabilities)........................         --      186,512      969,724          185,349
  Due to related party..........................     31,975       31,975       31,975           31,975
                                                  ---------   ----------   ----------      -----------
    Total Noncurrent Liabilities................     31,975      218,487    1,001,699          217,324
                                                  ---------   ----------   ----------      -----------
    Total Liabilities...........................    695,093    1,349,226    1,665,611          881,236
                                                  ---------   ----------   ----------      -----------
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock--$.00001 par value; authorized--
    6,000,000 shares; issued--2,700,000 shares,
    3,050,000 shares, and 3,298,236 shares as of
    December 31, 1998, 1999, and March 31, 2000,
    respectively; pro forma 6,053,558 issued and
    outstanding at March 31, 2000...............         27           31           33               61
  Additional paid-in capital....................     19,173      169,169    3,151,304       19,039,452
  Preferred stock discount......................         --           --     (106,217)
  Convertible debt with detachable warrant
    discount....................................         --           --     (106,203)
  Preferred stock--$.00001 par value;
    authorized--1,000,000 shares; issued, none,
    none and 422,222 shares as of December 31,
    1998 and 1999 and March 31, 2000,
    respectively; proforma--no shares issued and
    outstanding.................................         --           --            4               --
  Accumulated deficit...........................   (110,916)    (306,116)  (2,598,415)      (3,988,309)
                                                  ---------   ----------   ----------      -----------
    Total Stockholders' (Deficit) Equity........    (91,716)    (136,916)     340,506       15,051,204
                                                  ---------   ----------   ----------      -----------
    Total.......................................  $ 603,377   $1,212,310   $2,006,117      $15,932,440
                                                  =========   ==========   ==========      ===========


    The accompanying notes are an integral part of the financial statements.

                                LIQUOR.COM, INC.

                            STATEMENTS OF OPERATIONS


                                                                               THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                  MARCH 31,
                                     ------------------------------------   -------------------------
                                        1997         1998         1999         1999          2000
                                     ----------   ----------   ----------   -----------   -----------
                                                                            (UNAUDITED)   (UNAUDITED)
REVENUES...........................  $1,281,453   $1,818,960   $2,788,187    $ 247,985    $   612,619
COST OF REVENUES...................     704,486    1,076,197    1,946,758      167,068        553,118
                                     ----------   ----------   ----------    ---------    -----------
GROSS PROFIT.......................     576,967      742,763      841,429       80,917         59,501
                                     ----------   ----------   ----------    ---------    -----------
OPERATING EXPENSES
  Marketing........................     312,814      339,973      425,236       19,336         49,084
  General and administrative.......     310,804      360,174      592,613      123,456      1,805,777
                                     ----------   ----------   ----------    ---------    -----------
    Total Operating Expenses.......     623,618      700,147    1,017,849      142,792      1,854,861
                                     ----------   ----------   ----------    ---------    -----------
(LOSS) INCOME FROM OPERATIONS......     (46,651)      42,616     (176,420)     (61,875)    (1,795,360)
INTEREST INCOME....................          --           --           --           --          6,342
INTEREST EXPENSE...................      (7,470)      (7,053)     (18,780)        (809)      (214,227)
                                     ----------   ----------   ----------    ---------    -----------
NET (LOSS) INCOME..................     (54,121)      35,563     (195,200)     (62,684)    (2,003,245)
Preferred stock deemed dividend....          --           --           --           --       (289,054)
                                     ----------   ----------   ----------    ---------    -----------
Net loss attributable to Common
  Stockholders.....................  $   54,121   $   35,563   $  195,200    $  62,684    $(2,292,299)
                                     ==========   ==========   ==========    =========    ===========
NET (LOSS) INCOME PER SHARE:
  BASIC AND DILUTED................  $     (.02)  $      .01   $     (.06)   $    (.02)   $      (.75)
                                     ==========   ==========   ==========    =========    ===========
SHARES USED IN COMPUTING BASIC AND
  DILUTED NET (LOSS) INCOME PER
  SHARE............................   3,026,956    3,026,956    3,033,216    3,026,956      3,052,758
                                     ==========   ==========   ==========    =========    ===========
PRO FORMA NET LOSS PER SHARE:
  BASIC AND DILUTED (UNAUDITED)....                                                       $      (.63)
                                                                                          ===========
SHARES USED IN COMPUTING PRO FORMA
  NET LOSS PER SHARE
  BASIC AND DILUTED (UNAUDITED)....                                                         5,808,080
                                                                                          ===========


    The accompanying notes are an integral part of the financial statements.

                                LIQUOR.COM, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

               UNAUDITED THREE-MONTH PERIOD ENDED MARCH 31, 2000

                                                                                                      CONVERTIBLE
                                                                                                       DEBT WITH
                                    COMMON STOCK         PREFERRED STOCK     PREFERRED   ADDITIONAL   DETACHABLE
                                --------------------   -------------------     STOCK      PAID-IN      WARRANTS     ACCUMULATED
                                 SHARES      AMOUNT     SHARES     AMOUNT    DISCOUNT     CAPITAL      DISCOUNT       DEFICIT
                                ---------   --------   --------   --------   ---------   ----------   -----------   ------------
BALANCE, JANUARY 1, 1997......  2,700,000     $ 27          --      $ --     $     --    $  19,173            --    $   (92,358)
  Net loss....................         --       --          --        --           --           --            --        (54,121)
                                ---------     ----     -------      ----     ---------   ----------    ---------    -----------
BALANCE, DECEMBER 31, 1997....  2,700,000       27          --        --           --       19,173            --       (146,479)
  Net income..................         --       --          --        --           --           --            --         35,563
                                ---------     ----     -------      ----     ---------   ----------    ---------    -----------
BALANCE, DECEMBER 31, 1998....  2,700,000       27          --        --           --       19,173            --       (110,916)
  Issuance of common stock for
    professional services.....    300,000        3          --        --           --       99,997            --             --
  Issuance of common stock for
    cash......................     50,000        1          --        --           --       49,999            --             --
  Net loss....................         --       --          --        --           --           --            --       (195,200)
                                ---------     ----     -------      ----     ---------   ----------    ---------    -----------
BALANCE, DECEMBER 31, 1999....  3,050,000       31          --        --           --      169,169            --       (306,116)
  Issuance of convertible
    preferred stock on
    January 7, 2000
    (unaudited)...............         --       --     422,222         4           --      395,267            --             --
  Deemed dividend for issuance
    of convertible preferred
    stock (unaudited).........         --       --          --        --           --           --            --       (289,054)
  Discount on preferred stock
    (unaudited)...............         --       --          --        --     (106,217)          --            --             --
  Issuance of common stock
    (unaudited)...............    248,236        2          --        --           --      825,274            --             --
  Issuance of warrants with
    convertible debt
    (unaudited)...............         --       --          --        --           --      191,838            --             --
  Issuance of warrants
    (unaudited)...............         --       --          --        --           --      148,850            --             --
  Issuance of stock options
    (unaudited)...............         --       --          --        --           --    1,314,703            --             --
  Discount on convertible debt
    with detachable warrants
    (unaudited)...............         --       --          --        --           --           --      (106,203)            --
  Issuance of detachable
    warrants (unaudited)......         --       --          --        --           --      106,203            --             --
  Net loss (unaudited)........         --       --          --        --           --           --            --     (2,003,245)
                                ---------     ----     -------      ----     ---------   ----------    ---------    -----------
BALANCE, MARCH 31, 2000
  (UNAUDITED).................  3,298,236     $ 33     422,222      $  4     $(106,217)  $3,151,304    $(106,203)   $(2,598,415)
                                =========     ====     =======      ====     =========   ==========    =========    ===========


                                    TOTAL
                                STOCKHOLDERS'
                                   DEFICIT
                                -------------
BALANCE, JANUARY 1, 1997......   $   (73,158)
  Net loss....................       (54,121)
                                 -----------
BALANCE, DECEMBER 31, 1997....      (127,279)
  Net income..................        35,563
                                 -----------
BALANCE, DECEMBER 31, 1998....       (91,716)
  Issuance of common stock for
    professional services.....       100,000
  Issuance of common stock for
    cash......................        50,000
  Net loss....................      (195,200)
                                 -----------
BALANCE, DECEMBER 31, 1999....      (136,916)
  Issuance of convertible
    preferred stock on
    January 7, 2000
    (unaudited)...............       395,271
  Deemed dividend for issuance
    of convertible preferred
    stock (unaudited).........      (289,054)
  Discount on preferred stock
    (unaudited)...............      (106,217)
  Issuance of common stock
    (unaudited)...............       825,276
  Issuance of warrants with
    convertible debt
    (unaudited)...............       191,838
  Issuance of warrants
    (unaudited)...............       148,850
  Issuance of stock options
    (unaudited)...............     1,314,703
  Discount on convertible debt
    with detachable warrants
    (unaudited)...............      (106,203)
  Issuance of detachable
    warrants (unaudited)......       106,203
  Net loss (unaudited)........    (2,003,245)
                                 -----------
BALANCE, MARCH 31, 2000
  (UNAUDITED).................   $   340,506
                                 ===========


    The accompanying notes are an integral part of the financial statements.

                                LIQUOR.COM, INC.

                            STATEMENTS OF CASH FLOWS


                                                                              THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,              MARCH 31,
                                          -------------------------------   -----------------------
                                            1997       1998       1999        1999         2000
                                          --------   --------   ---------   ---------   -----------
                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) income.....................  $(54,121)  $ 35,563   $(195,200)    (62,684)  $(2,003,245)
                                          --------   --------   ---------   ---------   -----------
  Adjustments to reconcile net (loss)
    income to net cash (used in)
    provided by operating activities
    Depreciation and amortization.......     7,340     11,216      20,546       6,987         6,578
    Professional fees paid in common
      stock.............................        --         --     100,000          --            --
Issuance of stock options as
  compensation..........................        --         --          --          --     1,314,703
Professional fees paid in warrants......        --         --          --          --       148,850
Interest expense in connection with
  convertible notes payable.............        --         --          --          --       191,838
    (Increase) decrease in
      Receivables.......................    (7,259)    (5,043)   (445,218)     12,044       309,995
      Prepaid expenses and deposits.....      (713)   (22,332)    (57,234)      3,066      (138,116)
    Increase (decrease) in
      Accounts payable..................    49,480    382,799     420,842    (379,115)     (462,476)
      Accrued expenses..................    (3,026)    (1,408)     22,347         454        (4,479)
                                          --------   --------   ---------   ---------   -----------
        Total Adjustments...............    45,822    365,232      61,283    (356,564)    1,366,893
                                          --------   --------   ---------   ---------   -----------
        Net Cash (Used in) Provided by
          Operating Activities..........    (8,299)   400,795    (133,917)   (419,248)     (636,352)
                                          --------   --------   ---------   ---------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from insurance for loss of
    assets..............................    13,063         --          --          --            --
  Capital expenditures..................   (15,798)   (23,500)    (56,165)         --      (120,695)
                                          --------   --------   ---------   ---------   -----------
        Net Cash Used in Investing
          Activities....................    (2,735)   (23,500)    (56,165)         --      (120,695)
                                          --------   --------   ---------   ---------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings (repayments) under line
    of credit...........................   (24,600)   (44,695)     20,000      20,000            --
  Payment of long-term debt.............        --         --      (1,056)         --        (1,035)
  Proceeds from issuance of long-term
    debt................................        --         --          --          --       784,375
  Proceeds from issuance of common
    stock...............................        --         --      50,000          --       825,276
                                          --------   --------   ---------   ---------   -----------
        Net Cash (Used in) Provided by
          Financing Activities..........   (24,600)   (44,695)     68,944      20,000     1,608,616
                                          --------   --------   ---------   ---------   -----------
NET (DECREASE) INCREASE IN CASH.........   (35,634)   332,600    (121,138)   (399,248)      851,569
CASH, BEGINNING OF YEAR.................   164,958    129,324     461,924     461,924       340,786
                                          --------   --------   ---------   ---------   -----------
CASH, END OF YEAR.......................  $129,324   $461,924   $ 340,786   $  62,676   $ 1,192,355
                                          ========   ========   =========   =========   ===========


    The accompanying notes are an integral part of the financial statements.

                                LIQUOR.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

   (INFORMATION FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                   UNAUDITED)

NOTE 1-- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) DESCRIPTION OF BUSINESS AND RECAPITALIZATION

    Liquor.com, Inc. (the Company) provides services and information to producers, sellers and consumers of alcohol beverages over the Internet. Consumers order products via the Company's Web site or catalog. The orders are filled through the Company's network of over 130 alcohol beverage retailers worldwide as the Company does not sell directly to the consumer. Producers and sellers of alcohol beverages are provided with demographic information and product advertising through the Company's Web site and catalog. Substantially all of the Company's revenues are generated in the United States. Credit is extended to the Company's corporate customers under normal trade terms without security.

    On August 16, 1993, Liquor By Wire, Inc. was incorporated in the State of Illinois. On December 15, 1999, Liquor.com, Inc., a wholly owned subsidiary of Liquor By Wire, Inc. was incorporated in the State of Delaware. On December 22, 1999, Liquor By Wire, Inc. using the purchase method of accounting was merged into Liquor.com, Inc., with Liquor.com, Inc. being the surviving corporation. Following the merger, each outstanding share of common stock of Liquor By
Wire, Inc. was converted into 22,500 shares of the common stock of Liquor.com, Inc. so that all 133 1/3 shares outstanding of Liquor By Wire, Inc. were converted into 3,000,000 shares of Liquor.com, Inc. and all of the outstanding shares of Liquor.com, Inc. held by Liquor By Wire, Inc. were canceled. All references in the financial statements to the number of shares and to the per share amounts have been retroactively restated to reflect these changes.

(b) ACCOUNTS RECEIVABLE

    Accounts receivable consist primarily of credit card and trade receivables arising in the normal course of business. The Company has arranged with its network of alcohol beverage retailers that goods sold to customers be shipped directly from the retailer.

(c) PROPERTY AND EQUIPMENT

    The company's policy is to depreciate or amortize the original cost of the assets over the estimated useful lives of the assets by use of the straight-line method.

                                                               YEARS
                                                              --------
Building and improvements...................................     39
Furniture and fixtures......................................      7
Computer software and hardware..............................    3-5

(d) DEFERRED EXPENSES

    As of December 31, 1999 and March 31, 2000, external costs directly attributable to the planned initial public offering have been deferred. The costs will be charged against the Company's additional paid-in-capital in connection with the consummation of its initial public offering.

                                LIQUOR.COM, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

   (INFORMATION FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                   UNAUDITED)

NOTE 1-- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(e) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments, including cash, accounts receivable, accounts payable, long-term debt and miscellaneous other assets and liabilities, approximate fair value.

(f) REVENUE RECOGNITION


    Net revenues include the dollar amount of orders placed, via telephone or Web site, net of returns and allowances, and advertising revenues. The Company recognizes revenue on customer orders, net of estimated sales returns and allowances, when the products are shipped to the customer.



    The Company bears the following risks and rewards of ownership relating to sales and has experienced the following:



    - Credit risk for trade accounts receivable resulting in bad debt expense of $90, $2,504, $10,817, and $0 for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 2000, respectively



    - Credit risk for rejected credit cards and fraudulent orders for which the Company has experienced approximately $1,000 for each of the three years in the period ended December 31, 1999



    - Refunds granted for customer satisfaction for late shipments or quality issues resulting in sales returns and allowances of $10,713, $15,962, $108,528, and $18,342 for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 2000, respectively.


    The Company recognizes revenue from advertising sales ratably over the term of the advertising campaigns, which usually range from one to twelve months. To the extent that advertising customers may have paid for advertisements that have yet to be published in the Company's catalog or on the Company's Web site, the Company defers revenue recognition until such advertisements are delivered.

(g) COST OF GOODS SOLD

    The cost of goods sold includes product costs, direct costs associated with advertising revenues and shipping and handling costs paid by the Company in the fulfillment of customer orders.

(h) ADVERTISING

    The cost of advertising is expensed as incurred. For the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000 the Company incurred advertising expenses of $185,575, $210,499 and $229,143, $0 and $8,647 respectively.

(i) INCOME TAXES

    The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are

                                LIQUOR.COM, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

   (INFORMATION FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                   UNAUDITED)

NOTE 1-- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
expected to be in effect when the differences are expected to be recovered. Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. In addition, a valuation allowance has been provided for deferred tax assets when it is more likely than not that all or some portion of the deferred tax asset will not be realized. The Company has established a full valuation allowance on the aforementioned deferred tax assets due to the uncertainty of realization.

(j) COMPREHENSIVE INCOME (LOSS)

    As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income (loss) and its components in the financial statements. Components of comprehensive income
(loss) include amounts that, under SFAS No. 130, are included in the comprehensive income (loss) but are excluded from net income (loss). There were no significant differences between the Company's net loss and comprehensive loss.

(k) NEW ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants (AICPA) issued statement of Position (SOP) 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires all the costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company's adoption of SOP 98-1 on January 1, 1999 did not have a material effect on the Company's financial position or results of operations. The Company capitalizes acquired and internally developed or modified software solely to meet the Company's internal needs integral to the Company's web site. The amount of costs capitalized in 1998 and 1999 relating to internal use software in process was approximately $23,500 and $18,625, respectively.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instrument and Hedging Activities." SFAS No. 133 is effective for the fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair market value. Changes in the fair value of derivatives are recorded each period in the current earnings or other comprehensive income (loss) depending on whether a derivative is designed as part of a hedge transaction and, if so, the type of hedge transaction involved. The Company does not expect that adoption of SFAS No. 133 will have a material impact on its consolidated financial position or results of operation, as the Company does not currently hold any derivative financial instruments.

    On December 3, 1999, the SEC staff issued Staff Accounting Bulletin
No. 101, Revenue Recognition in Financial Statements. Application of this bulletin by the Company did not result in a change to the company's revenue recognition policy nor require a restatement to the financial statements for any period presented.

                                LIQUOR.COM, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

   (INFORMATION FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                   UNAUDITED)

NOTE 1-- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(l) MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(m) SEGMENT REPORTING

    In December 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The adoption of this standard requires that reportable segments be reported consistent with how management assesses segment performance. This statement requires disclosure of certain information by reportable segment, geographic area and major customer. See Note 10, "Segment Information," for further information. As a result, the Company will separately report information on the two operating segments:catalog and advertising. The Company does not calculate operating income by segment. Accordingly, gross profit is instead presented. In addition, because management does not rely on segment asset allocation, information regarding segment assets is not meaningful and therefore is not reported.

(n) CONCENTRATION RISKS

    Substantially all of the company's cash is held at one financial institution.

(o) STOCK-BASED COMPENSATION

    The Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its employee stock options rather than alternative fair value accounting allowed by SFAS No. 123, "Accounting for Stock-Based Compensation." APB No. 25 provides that the compensation expense relative to the company's employee stock options is measured based on the intrinsic value of stock options granted. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123. This method recognizes the fair value of stock options granted at the date of grant into earnings over the vesting period of the options.

    The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

(p) UNAUDITED INTERIM FINANCIAL STATEMENTS

    The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of

                                LIQUOR.COM, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

   (INFORMATION FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                   UNAUDITED)

NOTE 1-- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
management, the accompanying unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the Company's financial position at March 31, 2000 and the results of its operations and its cash flows for the three months ended
March 31, 1999 and 2000. Results for the three months ended March 31, 2000 are not necessarily indicative of future results of operations.

NOTE 2-- PROPERTY AND EQUIPMENT

                                                                      MARCH 31,
                                                  1998       1999        2000
                                                --------   --------   ----------
Land..........................................  $     --   $ 18,000    $ 18,000
Building and improvements.....................        --    202,192     226,149
Furniture and fixtures........................    10,573     19,921      85,720
Computer software and hardware................    23,500     42,125      73,063
                                                --------   --------    --------
                                                  34,073    282,238     402,932
Accumulated depreciation and amortization.....   (13,331)   (33,877)    (40,454)
                                                --------   --------    --------
                                                $ 20,742   $248,361    $362,478
                                                ========   ========    ========

NOTE 3-- SHORT-TERM BORROWINGS--BANK

    As of December 31, 1999, the Company was obligated under a line of credit with LaSalle Bank for $25,000. Borrowings under this line of credit bear interest at the prime rate plus 1.5% and are secured by substantially all of the Company's assets. Certain conditions stipulated in the borrowing agreement relating to net income must be met on an annual basis. As of December 31, 1999, the Company was in violation of this covenant. The Bank has not yet exercised its rights under the default provisions of the loan agreement. The Company obtained alternative sources of financing to meet working capital needs. See
Note 13. As of December 31, 1999, maximum additional available borrowings on this line of credit were $95,000. This agreement is payable on demand. The Company's two principal stockholders have personally guaranteed the borrowings under this line of credit.

NOTE 4-- LONG-TERM DEBT

Mortgage note payable to bank, payable in monthly
  installments of $1,590, including interest at 7.75% per
  annum, due September 2004; secured by a mortgage on the
  building and land and guaranteed by the company's two
  principal stockholders....................................  $190,944
Less current maturities.....................................    (4,432)
                                                              --------
                                                              $186,512
                                                              ========

                                LIQUOR.COM, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

   (INFORMATION FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                   UNAUDITED)

NOTE 4-- LONG-TERM DEBT (CONTINUED)
    Maturities on long-term debt are as follows as of December 31, 1999:

Year Ending December 31:
  2001......................................................  $  4,788
  2002......................................................     5,173
  2003......................................................     5,588
  2004......................................................   170,963
                                                              --------
                                                              $186,512
                                                              ========

    As of March 31, 2000, the Company was obligated under the terms of a bridge financing agreement described in the Note 13. Additionally, the Company issued convertible notes during the three months ended March 31, 2000 amounting to $284,375. In April 2000, the company issued $615,625 of convertible notes and in June 2000, the Company issued an additional $100,000 convertible note. Each note bears interest at the prime rate plus 2% and the principal including accrued and unpaid interest, is payable in one lump sum, on December 31, 2002. The notes are convertible into common stock at the option of the holder or automatically upon a Qualified Public Offering at an initial conversion price of $3.52 per share. The notes contain warrants to purchase up to one half of the number of common shares for which the note is convertible at a price of $2.64 per share.

NOTE 5-- INCOME TAXES

    The Company incurred taxable losses for federal and state purposes for the years ended December 31, 1997, 1998 and 1999. Accordingly, the Company did not incur any federal income tax expense for those periods other than the minimum required taxes for certain state and local jurisdictions.

    As of December 31, 1999, the Company has net operating loss carryforwards of approximately $220,000 related to federal and state income taxes which can be used to offset future federal and state taxable income from operations. Substantially all of these carryforwards will begin to expire in 2010.

    Significant components of the Company's deferred tax asset as of December 31, 1997, 1998 and 1999 are as follows:

                                                   1997       1998       1999
                                                 --------   --------   --------
Net operating loss carryforward................  $ 34,300   $ 19,600   $ 85,500
Other..........................................        --         --      2,000
                                                 --------   --------   --------
Gross deferred tax assets......................    34,300     19,600     87,500
Valuation allowance............................   (34,300)   (19,600)   (87,500)
                                                 --------   --------   --------
Net Deferred Income Tax Asset..................  $     --   $     --   $     --
                                                 ========   ========   ========

    Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net

                                LIQUOR.COM, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

   (INFORMATION FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                   UNAUDITED)

NOTE 5-- INCOME TAXES (CONTINUED)
operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50.0% over a three-year period. The impact of any limitations that may be imposed for future issuances of equity securities, including issuances with respect to acquisitions, has not been determined.

NOTE 5-- INCOME TAXES

    The differences between the U.S. Federal statutory tax rate and the Company's effective tax rate are as follows:

                                                              1997          1998          1999
                                                            --------      --------      --------
U.S. Federal statutory rate...............................     35%           35%           35%
Change in valuation allowance.............................    (35)          (35)          (35)
                                                              ---           ---           ---
                                                               --%           --%           --%
                                                              ===           ===           ===

NOTE 6-- STOCKHOLDERS' EQUITY

    As of December 31, 1998, 6,000,000 shares of $.00001 par value common stock of the Company were authorized, 2,700,000 of which were issued and outstanding. As of December 31, 1999, 6,000,000 shares of $.00001 par value common stock were authorized, of which 3,050,000 shares were issued and outstanding; and 1,000,000 shares of $.00001 par value Series A convertible preferred stock were authorized, but none were issued until January 7, 2000. See Notes 1 and 13.

    Each share of preferred stock is convertible into common stock as determined by dividing the original issue price by the conversion price at the time in effect for a share of Series A convertible preferred stock. The preferred stock is automatically convertible upon the consummation of a corporate transaction that meets certain minimum conditions in a qualified public offering as defined, or at the option of the preferred stockholders upon the completion of a public offering which does not meet the minimum conditions.


    On August 31, 1999, the company issued 300,000 shares of common stock at its fair market value of $.33 per share in exchange for $100,000 of business consulting services rendered by an outside consulting firm. On December 31, 1999, the company issued 50,000 shares of common stock at its fair market value of $1 per share for $50,000 in cash to a previously unrelated party.


    During the three months ended March 31, 2000, the Company issued 248,236 shares of common stock at an average price of $3.32 per shares for a total of $825,276 in cash to previously unrelated parties.

NOTE 7-- OTHER CASH FLOW INFORMATION

    Cash payments for interest were $9,181, $7,053 and $18,780 in 1997, 1998 and 1999, respectively.

                                LIQUOR.COM, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

   (INFORMATION FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                   UNAUDITED)

NOTE 7-- OTHER CASH FLOW INFORMATION (CONTINUED)

    During 1999, the Company financed the purchase of its office building and land for $192,000. In addition, the Company deemed a dividend in the amount of $116,000 for the issuance of common stock for cash.


NOTE 8-- EARNINGS (LOSS) PER SHARE

    The Company computes net loss per share under the provisions of SFAS No. 128, "Earnings per Share" (SFAS 128), and SEC Staff Accounting Bulletin No. 98 (SAB 98).

    Under the provisions of SFAS 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net (loss) income available to common stockholders for the period by the weighted-average number of shares of common stock outstanding during the period. The calculation of diluted net (loss) income per share excludes potential common shares if the effect is antidilutive. Basic earnings per share is computed by dividing income or loss applicable to common stockholders by the weighted-average number of shares of common stock outstanding during this period.

    Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and assuming conversion of the Company's preferred stock. In addition, income or loss would be adjusted for dividends and other transactions relating to preferred shares for which conversion is assumed. The weighted average number of shares utilized in arriving at diluted earnings per share for all periods presented reflect an adjustment for the 350,000 shares of common stock issued as described in Note 6 above which were issued for consideration below the proposed initial public offering price. As the Company had a net loss, the impact of the assumed preferred stock conversion is anti-dilutive and as such, these amounts have been excluded from the calculation of diluted earnings per share.

NOTE 9-- UNAUDITED PRO FORMA FINANCIAL INFORMATION


    On April 11, 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the company to sell shares of the Company's stock in connection with a proposed initial public offering ("IPO"). If the IPO is consummated under the terms presently anticipated, upon the closing of the IPO, all of the then outstanding shares of the Company's preferred stock will convert into shares of common stock on a 1-for-1 basis, subject to antidilution provisions, including stock splits, stock dividends and recapitalizations. In addition, all convertible debt outstanding prior to the closing will automatically convert into shares of common stock.


    The unaudited pro forma balance sheet presented assumes the successful completion of the IPO under the terms presently anticipated and the conversion of the preferred stock and convertible debt outstanding into shares of common stock.

    Unaudited pro forma net loss per share is computed by dividing net loss by the weighted number of shares of common stock outstanding, including the shares to be issued upon the successful completion of the IPO and the shares to be issued upon conversion of the preferred stock and

                                LIQUOR.COM, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

   (INFORMATION FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                   UNAUDITED)

NOTE 9-- UNAUDITED PRO FORMA FINANCIAL INFORMATION (CONTINUED) convertible debt into common shares as if these events had occurred on March 31, 2000. In addition the unaudited pro forma net loss per share includes all shares of common stock issued subsequent to December 31, 1999 through June 23, 2000.

    The unaudited pro forma net loss per share assumes the conversion of the preferred stock to common stock on a 1-for-1 basis and the conversion of the convertible notes payable to common stock at a conversion price of $3.52 as if converted at March 31, 2000, even though the result is antidilutive.

    The following tables presents the calculation of unaudited pro forma net loss per share for the three-month period ended March 31, 2000:


                                                          DENOMINATOR
                                           NUMERATOR      (WEIGHTED-
                                          (NET LOSS)    AVERAGE SHARES)   PER SHARE
                                          -----------   ---------------   ---------
Basic and diluted net loss per common
  share for the three month period ended
  March 31, 2000--unaudited.............  $(2,292,299)     3,052,758       $ (.75)
Assumed conversion of shares of
  preferred stock into 422,222 shares of
  common stock at March 31,
  2000--unaudited.......................     (106,217)       422,222
Issuance and assumed conversion of
  convertible debt into 284,090 shares
  of common stock March 31,
  2000--unaudited.......................     (856,218)        28,400
Issuance of 21,428 shares of common
  stock--unaudited......................     (173,567)        21,428
Issuance of 27,582 shares of common
  stock--unaudited......................           --            307
Issuance of 2,000,000 shares for initial
  public offering at March 31,
  2000--unaudited.......................           --      2,000,000
Automatic vesting of stock options......     (253,892)            --
                                          -----------     ----------
Pro forma basic and diluted net loss per
  common shares for the three month
  period ended March 31,
  2000--unaudited.......................  $(3,682,193)     5,808,080       $ (.63)
                                          ===========     ==========       ======



    The unaudited pro forma equity presented in the balance sheet assumes the issuance of: (a) convertible promissory notes having a total principal amount of $715,625, (b) 27,582 shares of common stock to private investors for total consideration of $91,698, (c) 21,428 shares of common stock to a related party. Further reflected is, upon completion of the public offering: (a) the repayment of a promissory note with a principal value of $500,000, (b) the conversion of all 422,222 shares of the Company's Series A preferred stock into a total of 422,222 shares of common stock, (c) the conversion of eleven convertible notes into 284,090 shares of common stock, (d) compensation expense of $253,892 resulting from the automatic vesting of stock options, and (e) the receipt of $13,119,000 in net proceeds from the sale of the 2,000,000 units at an assumed initial

                                LIQUOR.COM, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

   (INFORMATION FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                   UNAUDITED)

NOTE 9-- UNAUDITED PRO FORMA FINANCIAL INFORMATION (CONTINUED)

public offering price of $7.60 per unit, representing the mid point of the filing range, after deducting underwriting discounts and commissions and estimated offering expenses.


    The weighted average shares is presented as though all pro forma shares were outstanding for the entire three-month period ended March 31, 2000.

NOTE 10-- SEGMENT INFORMATION


                                                                              THREE MONTHS ENDED
                                                                                  MARCH 31,
                                                                            ----------------------
                                        1997         1998         1999        1999        2000
                                     ----------   ----------   ----------   --------   -----------
                                                                                 (UNAUDITED)
Revenues
  Catalog and website..............  $  970,475   $1,452,079   $2,435,118   $247,460   $   612,619
  Advertising......................     310,978      366,881      353,069        525            --
                                     ----------   ----------   ----------   --------   -----------
    Total revenues.................   1,281,453    1,818,960    2,788,187    247,985       612,619
                                     ----------   ----------   ----------   --------   -----------
Gross Profit
  Catalog and website..............     273,551      375,882      488,360     80,392        59,501
  Advertising......................     303,416      366,881      353,069        525            --
                                     ----------   ----------   ----------   --------   -----------
    Total Gross Profit.............     576,967      742,763      841,429     80,917        59,501
                                     ----------   ----------   ----------   --------   -----------
Less:  Marketing expenses..........     312,814      339,973      425,236     19,336        49,084
      General and administrative
        expenses...................     310,804      360,174      592,613    123,456     1,805,777
      Interest income..............          --           --           --         --        (6,342)
      Interest expense.............       7,470        7,053       18,780        809       214,227
                                     ----------   ----------   ----------   --------   -----------
Net (Loss) Income..................  $  (54,121)  $   35,563   $ (195,200)  $(62,684)  $(2,003,245)
                                     ==========   ==========   ==========   ========   ===========


    All amounts have been stated in accordance with the provisions of SFAS
No. 131. There were no sales to any individual customer during any of the years in the three-year period ended December 31, 1999 or the three month period ended March 31, 1999 and 2000 that represented 10% or more of net sales. The Company has no long-lived assets located in foreign countries. The Company attributes net sales to an individual country based upon the location of the customer. The majority of the customers are located in the United States.

NOTE 11-- RELATED PARTY

    Demand notes payable to a stockholder of the Company amounted to $31,975 as of December 31, 1998 and 1999. The note is non-interest bearing and is classified as long-term as the stockholder has committed to not demanding payment prior to December 31, 2000.

                                LIQUOR.COM, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

   (INFORMATION FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                   UNAUDITED)

NOTE 12-- COMMITMENTS AND CONTINGENCIES

    On October 11, 1999, the Company entered into an agreement with a business consulting firm and a minority stockholder to pay a finder's fee in cash equal to 2% of the equity capital or other financing raised. The agreement was terminated on April 1, 2000. Under the termination agreement, the Company issued 21,428 shares of stock to the consulting firm.

    The Company has also entered into an agreement with this stockholder whereby, if a successful public offering does not occur on or before September 1, 2000, the stockholder will return all stock issued to the Company or its designee. This agreement was subsequently terminated.

    On December 7, 1999, the Company entered into a consulting agreement with a minority stockholder to provide business development and financial and investment banking consulting services from January 1, 2000 to February 29, 2000. The agreement calls for monthly compensation of $10,000 plus reasonable expenses. The agreement was terminated on February 29, 2000. The Company paid the minority stockholder's company a total of $20,000 under the agreement.

NOTE 13-- SUBSEQUENT EVENTS

    On January 7, 2000, in consideration for $500,000 in bridge financing, the Company issued to Gem Global Yield Fund Limited a non-interest bearing promissory note in the principal amount of $500,000 and 422,222 shares of Series A Preferred Stock. The promissory note is due on or before the earlier of a qualified public offering, upon demand or December 31, 2001. If demand is made, it shall be repaid in two equal annual installments, each covering one-half the principal sum of the note, the first to be made within 60 days of the demand for payment and the second payment to be made one year after the due date of the first payment or a qualified public offering. Repayment of this note is highly dependent upon the success of the upcoming public offering.

    In January 2000, the Company implemented a stock option plan which reserves 1,000,000 shares of common stock. Nonstatutory Stock Options and Stock Purchase Rights may be granted to service providers at a price determined by the administrator. Incentive Stock Options may be granted only to employees. The per share exercise price of the incentive stock options is 110% of the fair market value of the shares on the date of the grant for employees owning more than 10% of the voting stock of the Company and 100% of the fair market value for employees owning less than 10% of the voting stock. The term of each option shall be stated in the option agreement; however, that term shall be no more than 10 years from the date of the grant. No options or purchase rights have been granted as of February 15, 2000. See also Notes 4 and 6 for unaudited quarterly subsequent event disclosures.

NOTE 14-- STOCK OPTION PLAN


    In March 2000, the Company amended the stock option plan to reserve 1,500,000 shares of common stock and granted 1,286,121 options at an exercise price of $3.52 per share. In July 2000, the Company amended the Plan to reserve 1,750,000 shares of common stock. The weighted average fair value of these options was determined to be $8.10 per share. No options were exercised or cancelled during the quarter ended March 31, 2000. Approximately 21% of the options vested at the grant date with approximately 50% vesting evenly on a per month basis over the next twenty-four month period. The remaining options, primarily belonging to certain officers of the Company, vest upon successful

                                LIQUOR.COM, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

   (INFORMATION FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                   UNAUDITED)

NOTE 14-- STOCK OPTION PLAN (CONTINUED)

completion of the IPO or the attainment of certain future revenue thresholds. The options expire on March 1, 2010. On the grant date approximately $1,315,000 of compensation expense was recorded for the difference between the exercise price per share granted and the fair market value price per share multiplied by the number of options vesting during the quarter.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION OR REPRESENT ANYTHING THAT IS NOT CONTAINED IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE UNITS, AND COMPONENTS THEREOF, OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO.

                            ------------------------


                                          PAGE
                                        --------
Prospectus Summary....................      1
Risk Factors..........................      4
Cautionary Note Regarding Forward-
  Looking Statements..................      9
Use of Proceeds.......................     10
Dividend Policy.......................     10
Capitalization........................     11
Dilution..............................     13
Selected Financial Data...............     14
Management's Discussion And Analysis
  of Financial Condition And Results
  of Operations.......................     15
Business..............................     22
Management............................     35
Certain Transactions..................     45
Principal Stockholders................     47
Description of Securities.............     49
Shares Available For Future Sale......     56
Underwriting..........................     58
Legal Matters.........................     61
Experts...............................     61
Where You Can Find Additional
  Information About us................     61
Index to Consolidated Financial
  Statements..........................    F-1


                            ------------------------

    Until            , 2000 (25 days after the date of this prospectus), all
dealers that buy, sell or trade the units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.


                         2,000,000 UNITS CONSISTING OF
                           ONE SHARE OF COMMON STOCK
                           AND ONE REDEEMABLE COMMON
                             STOCK PURCHASE WARRANT


                                     [LOGO]

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                             DIRKS & COMPANY, INC.
                            HORNBLOWER & WEEKS, INC.
                    KASHNER DAVIDSON SECURITIES CORPORATION
                          NOLAN SECURITIES CORPORATION

                                          , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                ALTERNATE PAGE OF SELLING SHAREHOLDER PROSPECTUS
                  SUBJECT TO COMPLETION, DATED         , 2000
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                     [LOGO]

                         422,222 SHARES OF COMMON STOCK

                            ------------------------

    This prospectus relates to 422,222 shares of our common stock that may be sold from time to time by certain of our security holders.

    There is no public market for our common stock at the present time. We have applied to list the common stock under the symbol "LIQR" on the Nasdaq National Market.

    FOR INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this prospectus is             , 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1

Risk Factors................................................      4

Cautionary Note Regarding Forward-Looking Statements........      9

Dividend Policy.............................................     10

Capitalization..............................................     11

Selected Financial Data.....................................     13

Management's Discussion And Analysis of Financial Condition
  And Results of Operations.................................     14

Business....................................................     20

Management..................................................     32

Certain Transactions........................................     41

Principal Stockholders......................................     43

Description of Securities...................................     44

Selling Shareholders and Plan of Distribution...............     51

Shares Available For Future Sale............................     51

Legal Matters...............................................     55

Experts.....................................................     55

Where You Can Find Additional Information About Us..........     56

Index to Consolidated Financial Statements..................    F-1

THE OFFERING

Securities offered...................................  This prospectus relates to the offering of
                                                       422,222 shares of common stock which are being
                                                       offered for sale by selling shareholders. See
                                                       "Resales by Selling Shareholders."

Nature of sales......................................  The selling shareholders may sell shares of our common stock:

                                                           - through the Nasdaq National Market, in
                                                           the over-the-counter market, in privately
                                                             negotiated transactions or otherwise;

                                                           - directly to purchasers or through
                                                           agents, brokers, dealers or underwriters;
                                                             and

                                                           - at market prices prevailing at the time
                                                           of sale, at prices related to such
                                                             prevailing market prices, or at
                                                             negotiated prices.

Common stock outstanding.............................  7,053,558 shares, assuming that the shares of common stock registered under the after
                                                       offering concurrent underwritten public
                                                       offering have been sold by Liquor.com;
                                                       excludes outstanding options, underwriter's
                                                       over-allotment option and warrants from the
                                                       concurrent offering.

Proceeds.............................................  We will not receive any of the proceeds from the sale of shares by the selling
                                                       shareholders.

Risk factors.........................................  You should read the "Risk Factors" section as well as the other cautionary statements
                                                       throughout the entire prospectus, so that you
                                                       understand the risks associated with an
                                                       investment in our securities.

Proposed Nasdaq National Market Symbol for common
stock................................................  LIQR

                 SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

    The registration statement, of which this prospectus forms a part, also relates to the registration by us, for the account of selling shareholders, of an aggregate of 422,222 shares of our common stock to be issued upon conversion of all of our shares of Series A Preferred Stock. The selling shareholders' shares are not being underwritten by the underwriters in connection with this offering. The selling shareholders have agreed not to directly or indirectly offer, sell, transfer or otherwise encumber or dispose of any of their shares of common stock for a period of six months after the date of this prospectus. The sale of the selling shareholders' shares may be conducted from time to time in transactions, which may include block transactions by or for the account of the selling shareholders, in the over-the-counter market or in negotiated transactions, or through the writing of options on the selling shareholders' shares, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The selling shareholders may conduct such transactions by selling their shares directly to purchasers, through broker-dealers acting as agents for the selling shareholders, or to broker-dealers who may purchase shares as principals and afterwards sell their shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. These broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchaser for whom which broker-dealers may act as agents or to whom they may sell as principals, or both. The selling shareholders and broker-dealers, if any, acting in connection with such sales, might be deemed to be 'underwriters' within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit upon the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act. Sales of any shares of common stock by the selling shareholders may depress the price of the common stock in any market that may develop for the stock.

                                                                                             SHARES OWNED
                                                                         COMMON STOCK      AFTER OFFERING(2)
                                                     SHARES OWNED         OFFERED BY      -------------------
NAME OF SELLING SHAREHOLDER                       BEFORE OFFERING(1)   BENEFICIAL OWNER    NUMBER    PERCENT
------------------------------------------------  ------------------   ----------------   --------   --------
GEM Global Group Yield Fund Limited(3)..........       168,890              168,890          0          0%
Global Strategic Holdings Limited...............        84,444               84,444          0          0%
Ocean Strategic Holdings Limited................        84,444               84,444          0          0%
Tazmanic Corporation (4)........................        42,222               42,222          0          0%
W.R. Timken Trust fbo Alexander C. Timken.......        42,222               42,222          0          0%

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person, but not those held by any other person, and which are exercisable within 60 days from the date of this prospectus, have been exercised. Unless otherwise indicated, we believe that all persons named in this table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2) Assumes the sale of all of the shares registered in the registration statement of which this prospectus forms a part.

(3) Consists of shares of our Series A Preferred Stock which will automatically convert into shares of our common stock upon completion of this offering.

(4) Bryan D. Legate, one of our directors, is also considered to beneficially own these shares because he has the power to vote the shares.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION OR REPRESENT ANYTHING THAT IS NOT CONTAINED IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE UNITS, AND COMPONENTS THEREOF, OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO.

                            ------------------------

                                          PAGE
                                        --------
Prospectus Summary....................      1
Risk Factors..........................      4
Cautionary Note Regarding Forward-
  Looking Statements..................      9
Dividend Policy.......................     10
Capitalization........................     11
Selected Financial Data...............     13
Management's Discussion And Analysis
  of Financial Condition And Results
  of Operations.......................     14
Business..............................     20
Management............................     32
Certain Transactions..................     41
Principal Stockholders................     43
Description of Securities.............     44
Selling Shareholders and Plan of
  Distribution........................     51
Shares Available For Future Sale......     51
Legal Matters.........................     55
Experts...............................     55
Where You Can Find Additional
  Information About us................     56
Index to Consolidated Financial
  Statements..........................    F-1

                               422,222 SHARES OF
                                  COMMON STOCK

                                     [LOGO]

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 2000

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our Certificate of Incorporation limits the liability of our directors and officers to us or our stockholders to the fullest extent permitted by the Delaware statute. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even thought such an action, if successful, might otherwise have benefitted us and our stockholders. The Employment Agreements of some of our directors and officers contain a provision similar to the provisions of the Certificate of Incorporation.

    We intend to obtain directors' and officers' insurance providing indemnification for certain of our directors, officers and employees against certain liabilities, prior to the completion of this offering.

    Reference is also made to the underwriting agreement filed as Exhibit 1.1 to the Registration Statement for information concerning the underwriters' obligation to indemnify us and our officers and directors in specified circumstances, and our obligation to indemnify the underwriters. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is a schedule of the estimated expenses to be incurred by us in connection with the issuance and sale of the securities being registered hereby:.

Registration Fee............................................  $ 23,153.65
Nasdaq Listing Fee..........................................  $ 72,875.00
NASD Filing Fee.............................................  $  8,297.72
Blue Sky Fees and Expenses..................................  $ 15,000.00*
Accounting Fees and Expenses................................  $ 90,000.00*
Legal Fees and Expenses.....................................  $140,000.00*
Printing Expenses...........................................  $125,000.00*
Transfer Agent and Registrar Fees...........................  $  2,500.00
Miscellaneous...............................................  $  8,173.63
                                                              -----------
    Total...................................................  $485,000.00
                                                              ===========

*   Estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

    During the past three years, we have sold unregistered securities as described below. Unless otherwise indicated, there were no underwriters involved in the transactions and there was no underwriting discounts or commissions paid in connection with the transactions. Unless otherwise indicated, the issuances of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder. The purchasers of the securities in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the certificates for the securities. The purchasers of the securities received adequate information about us or had access, through employment or other relationships, to such information.

    1. In August 1999 we issued 13 1/3 shares of common stock, which represented ten percent of our shares, on a fully diluted basis, at the time of issuance, to Corporate Capital Strategies, Inc. in exchange for business planning and business development services to be rendered pursuant to a Founders Service Agreement dated August 31, 1999. The 13 1/3 shares were later converted into 300,000 shares of our shares pursuant to a merger, and were later transferred to certain persons affiliated with Corporate Capital Strategies, Inc., including 118,000 shares to Jonathan McDermott, our Senior Vice President, Business Development. Under this agreement, as amended, we also are obligated to issue 21,428 shares to Corporate Capital Strategies upon completion of this offering. We relied on the exemption from registration contained in
Section 4(2) of the Securities Act in connection with this offering. One of the principals of Corporate Capital Strategies was a financially sophisticated individual who had a business relationship with us dating back to 1996. In addition, all of the persons who received shares from Corporate Capital Strategies were financially sophisticated individuals, who had access to information about our business plan and financial condition through this individual and had the opportunity to ask questions of our management.

    2. In December 1999 we sold a total of 50,000 shares of our common stock at $1.00 per share to four individuals affiliated with Wink Communications, Inc., which maintains our website. We relied on the exemption from registration contained in Section 4(2) of the Securities Act in connection with this offering. All of the purchasers of shares were financially sophisticated investors, who had access to information about our business plan and financial condition through one of the purchasers, who had a prior business relationship with us, and had the opportunity to ask questions of our management.

    3. In January 2000 we sold a promissory note in the principal amount of $500,000 and 422,222 shares of Series A Preferred Stock to GEM Global Group Yield Fund Limited, Global Strategic Holdings Limited, Ocean Strategic Holdings Limited, Tazmanic Corporation, and W.R. Timken Trust FBO Alexander C. Timken for a total of $500,000. We relied on the exemption from registration contained in
Section 4(2) of the Securities Act and Rule 506 promulgated thereunder in connection with this offering. All of the purchasers of shares were accredited investors.

    4. From January through March 2000, we sold a total of 248,236 shares of common stock to accredited investors for total consideration of $825,276. The first 42,194 shares sold in this offering were sold at a price of $2.37 per share, and the remainder were sold at a price of $3.52 per share. In addition, in March 2000 the holders of our Series A Preferred Stock, in exercise of their preemptive rights with regard to these sales, committed to purchase an additional 4,688 shares at a price of $2.37 per share for total consideration of $11,111, and an additional 22,894 shares at a price of $3.52 for total consideration of $80,587. These shares were issued in June 2000. We relied on the exemption from registration contained in Section 4(2) of the Securities Act and Rule 506 promulgated thereunder in connection with this offering. All of the purchasers of shares were accredited investors.

    5. In March 2000 we issued ten units, each consisting of one convertible promissory note and one warrant to purchase shares of our common stock, to ten purchasers for total consideration of $900,000. Each convertible note bears interest at the prime rate plus two percent. Each note automatically converts into shares of our common stock at a conversion price of $3.52 per share upon completion of this offering, but may be converted earlier, at the same conversion price, at the option of the holder. Each warrant allows the holder, for a period of five years from the date of issuance, to purchase a number of shares equal to the number issuable upon conversion of the convertible note, at a price of $2.64 per share. In addition, the holders of our Series A have made a committment to purchase one unit for total consideration of $100,000 by exercising their preemptive rights with regard to this offering. We relied on the exemption from registration contained in Section 4(2) of the Securities Act and Rule 506 promulgated thereunder in connection with this offering. All of the purchasers of units were accredited investors.

    6. Between March and June 2000 we issued warrants to purchase 76,750 shares of our common stock to various consultants and advisors in consideration for services rendered. We relied on the exemption from registration contained in
Section 4(2) of the Securities Act in connection with this offering. All of the purchasers of shares were financially sophisticated investors, who had access to information about us by virtue of their provision of services to us.

ITEM 27.  EXHIBIT INDEX


    EXHIBIT NO.             DESCRIPTION
    -----------             -----------
             *1.1           Form of Underwriting Agreement

             *1.2           Form of Representative's Warrant Agreement, including Form of Representative's Warrant

             *3.1           Articles of Incorporation of Liquor by Wire, Inc. as filed with the Illinois Secretary of State on August 16, 1993

             *3.2           Certificate of Incorporation of Liquor.com, Inc. as filed
                              with the Delaware Secretary of State on December 15, 1999

             *3.3           Articles of Merger of Liquor.com, Inc. as filed with the
                              Illinois Secretary of State on December 22, 1999

             *3.4           Certificate of Ownership and Merger Merging Liquor by Wire,
                              Inc. into Liquor.com, Inc. as filed with the Delaware
                              Secretary of State on December 22, 1999

             *3.5           Certificate of Designation of Series A Preferred Stock of
                              Liquor.com, Inc. as filed with the Delaware Secretary of
                              State on January 7, 2000

             *3.6           Bylaws of the Liquor.com, Inc.

             *4.1           Specimen Common Stock Certificate

             *4.2           Form of Warrant Agreement

             *4.3           Specimen Warrant Certificate

             *5             Opinion of Shefsky & Froelich Ltd. Regarding Legality of
                              Shares

            *10.1           Master Merchant-Partner Agreement for The LinkShare Network

            *10.2           Network Membership Agreement between LinkShare Corporation and Liquor by Wire, Inc.

            *10.3           Founder's Services Agreement, Acknowledgment and Receipt
                              between Liquor by Wire, Inc. and Corporate Capital
                              Strategies, Inc.

            *10.4           Termination of Founder's Services Agreement

            *10.5           Consulting Agreement between Liquor by Wire, Inc. and
                              e-consulting, Inc.

            *10.6           Termination of e-consulting agreement

    EXHIBIT NO.             DESCRIPTION
    -----------             -----------
            *10.7           Investors' Rights Agreement between Liquor.com, Inc. and
                              holders of shares of Liquor.com Inc.'s Series A Preferred
                              Stock

            *10.8           [DELETED]

            *10.9           Marketing Agreement between Damark International, Inc. and
                              Liquor by Wire, Inc.

            *10.10          Merchant Agreement between Camdens and Liquor.com, Inc.

            *10.11          Advertising Agreement between Liquor.com, Inc. and Seagram
                              Americas

            *10.12          Consulting Agreement between Liquor.com, Inc., Whodowekrow,
                              LLC and Ronald Bloom

            *10.13          Liquor.com, Inc. 2000 Stock Option Plan and Agreement

            *10.14          Employment Agreement between Liquor.com, Inc. and Gail P.
                              Zelitzky

            *10.15          Employment Agreement between Liquor.com, Inc. and Barry L.
                              Grieff

            *10.16          Employment Agreement between Liquor.com, Inc. and Steven
                              Olsher

           **10.17          Employment Agreement between Liquor.com, Inc. and Scott
                              Clark

            *10.18          Employment Agreement between Liquor.com, Inc. and Jonathan
                              McDermott

            *10.19          Form of Indemnification Agreement with Officers and
                              Directors

             23.1           Consent of Blackman Kallick Bartelstein LLP

            *23.2           Consent of Shefsky & Froelich Ltd. (incorporated into
                              Exhibit 5)

             23.3           Consent of Webster Carlson Christopoulos & Wilcox, P.C.

            *24             Power of Attorney (see signature page to this registration statement)

            *27             Financial Data Schedule.

           **27.1           Financial Data Schedule.


------------------------

  * Previously filed.

 ** Amended copy of previously filed exhibit.

ITEM 28.  UNDERTAKINGS

(a) The undersigned Registrant in all instances will provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the undersigned Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective;

    (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (1) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

    (2) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (for the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

    (3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(d) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized the this registration statement to be signed on its behalf by the undersigned, in the City of Chicago, State of Illinois, on August 9, 2000.


                                                       LIQUOR.COM, INC.
                                                       (Registrant)

                                                       By:             /s/ BARRY L. GRIEFF
                                                            -----------------------------------------
                                                             Barry L. Grieff, CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

    In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities indicated.


                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                 /s/ BARRY L. GRIEFF                   Chief Executive Officer and      August 9, 2000
     -------------------------------------------         Director (Principal Executive
                   Barry L. Grieff                       Officer)

                 /s/ SCOTT B. CLARK                    Chief Financial Officer          August 9, 2000
     -------------------------------------------         (Principal Financial and
                   Scott B. Clark                        Accounting Officer)

                          *                                                             August 9, 2000
     -------------------------------------------                  Director
                  Gail P. Zelitzky

                          *                                                             August 9, 2000
     -------------------------------------------                  Director
                 John G. Vandegrift

                          *                                                             August 9, 2000
     -------------------------------------------                  Director
                 Ralph J. Sorrentino

                          *                                                             August 9, 2000
     -------------------------------------------                  Director
                   Bryan D. Legate


                 /s/ SCOTT B. CLARK
     -------------------------------------------
                  * Scott B. Clark
                as Power of Attorney